Exhibit 10.4

Execution Copy

HASI SYB TRUST 2015-1

INDENTURE

By and Among

HASI SYB TRUST 2015-1,

as Issuer,

THE BANK OF NEW YORK MELLON,

as Indenture Trustee and as Backup Servicer,

and

HANNON ARMSTRONG CAPITAL, LLC,

as Servicer

Dated as of September 30, 2015

i

Schedules & Exhibits

Schedule 1	Land Lease Entities
Schedule 2	Standard Lease Transactions
Schedule 3	Hybrid Lease Transactions
Schedule 4	Class A Scheduled Outstanding Bond Balance
Schedule 5	Class A Target Balance Supplemental Principal Payment
Schedule 6	Membership Interests
Exhibit A	Form of Bonds
Exhibit B	Form of Authentication Order
Exhibit C-1	Form of Transfer Certificate
Exhibit C-2	Forms of ERISA Certificate for Transfer of Bonds
Exhibit D	Form of Certificate of Non-Foreign Status
Exhibit E	Form of Quarterly Servicer Report

v

This INDENTURE, dated as of September 30, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Indenture”), is entered into by and among HASI SYB TRUST 2015-1, a Delaware statutory trust (the “Issuer”), THE BANK OF NEW YORK MELLON, a New York banking corporation, as indenture trustee (in such capacity, the “Indenture Trustee”) and as backup servicer (in such capacity, the “Backup Servicer”), and HANNON ARMSTRONG CAPITAL, LLC, a Maryland limited liability company, as servicer (in such capacity, the “Servicer”).

PRELIMINARY STATEMENTS

A The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of $100,500,000.00 aggregate principal amount of its 4.283% Hannon Armstrong Sustainable Yield Bonds 2015-1A Class A Bonds (the “Class A Bonds”) and $18,112,000.00 aggregate principal amount of its 5.00% Hannon Armstrong Sustainable Yield Bonds 2015-1B Class B Bonds (the “Class B Bonds” and, together with the Class A Bonds, the “Bonds”).

B. The Bonds are secured by, among other property and rights, the Land Lease Assets (defined below).

C. The Servicer desires to service the Land Lease Assets and the Backup Servicer desires to act as backup servicer with respect to the Land Lease Assets, in each case on the terms and conditions set forth in this Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Bonds.

GRANTING CLAUSE

The Issuer hereby Grants as of the date hereof to the Indenture Trustee for the benefit of the holders of the Bonds, to secure the performance of the obligations of the Issuer hereunder and under the other Transaction Documents to which the Issuer is a party and the Issuer’s compliance with the covenants hereof and thereof, the Issuer’s right, title and interest in, to and under the Trust Estate (hereinafter defined), whether now existing or hereafter arising or acquired. The foregoing Grant is made in trust (i) to secure the payment of principal of and interest on, and any other amounts owing in respect of, the Bonds, equally and ratably without prejudice, priority or distinction, except as hereinafter described, and (ii) to secure compliance with this Indenture and such other Transaction Documents.

The Indenture Trustee, on behalf of the holders of the Bonds, acknowledges such Grant and accepts the trusts under this Indenture in accordance with this Indenture and agrees to perform its duties required in this Indenture to the best of its ability to the end that the interests of the holders of the Bonds under this Indenture may be adequately and effectively protected.

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01. Definitions. For all purposes of this Indenture, the following terms shall have the meanings set forth below:

“25% Limitation” has the meaning specified in Section 3.04(g).

“Account” means the Collection Account, the Class A Liquidity Reserve Account, the Voluntary Prepayment Account and the Defeasance Account.

“Account Control Agreement” means the Blocked Account Agreement, dated as of September 30, 2015, by and among, the Servicer, the Indenture Trustee and Citizens Bank relating to the Servicer Account.

“Accounting Firm” means Ernst & Young LLP or any other firm of Independent certified public accountants of national reputation in the United States of America appointed by the Issuer with the approval of the Required Bondholders.

“Action” means, collectively and individually, any action, suit or proceeding, at law or in equity, before or by any court, government agency, public board or body, or Governmental Authority.

“Administration Agreement” means the Administration Agreement, dated as of September 30, 2015, among the Issuer, the Administrator and the Indenture Trustee, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Administrator” means HA Capital, in its capacity as administrator under the Administration Agreement, and its successors and permitted assigns in such capacity.

“Affected Bank” means a “bank” for purposes of Section 881 of the Code or an entity affiliated with such a bank that is neither (i) a U.S. person nor (ii) entitled to the benefits of an income tax treaty with the United States under which withholding taxes on interest payments made by Obligors resident in the United States to such bank are reduced to 0% nor (iii) a corporation all of whose income on its Bonds is treated as effectively connected with a United States trade or business within the meaning of Section 864 of the Code.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and “controlled” have meanings correlative to the foregoing.

“Aggregate Outstanding Bond Balance” means the sum of the Outstanding Bond Balances of all Classes of Bonds.

“Anticipated Repayment Date” means the October 2034 Payment Date.

“Asset Level Expenses” means (i) with respect to any Land Lease Asset, all real property taxes, ground rents and royalties required to be paid by the related Land Lease Entity pursuant to the applicable Land Lease Asset Documents, (ii) all expenses required to be paid by the applicable Land Lease Entity in order to preserve its legal existence and to maintain its qualification to do business in any jurisdiction where such qualification is required by applicable law, and (iii) servicing fees and expenses and LLE Servicer Advances pursuant to the LLE Servicing Agreement as in effect on the date hereof.

“Asset Value” means, for any Land Lease Asset as of any date of determination, the sum of the present values of all remaining Scheduled Lease Payments for such Land Lease Asset, discounted monthly at an annual rate of 6.00%, assuming that (i) such Scheduled Lease Payments are paid through the earlier of the Lease Expiration Date or the Rated Final Maturity Date (with no renewals and net of any related Asset Level Expenses) and (ii) any Variable Lease Payments are variable or generation-based payments, based on p50 output production expectations for the applicable wind project.

“Authentication Order” means the order in the form set forth as Exhibit B and delivered by the Issuer to the Indenture Trustee on the Closing Date.

“Authorized Denomination” means, with respect to any Class of Bonds, $250,000 and integral multiples of $1,000 in excess thereof; provided, however, that one Bond of each Class of Bonds may be issued in an amount equal to $250,000 plus any remaining portion of the Initial Outstanding Bond Balance of such Class of Bonds.

“Authorized Officer” means, with respect to any Person, any Person who is authorized to act for and on behalf of such Person in matters relating to this Indenture and whose action is binding upon such Person, including (i) with respect to the Issuer, any officer of the Owner Trustee who is identified on the list of Authorized Officers delivered on the Closing Date (as such list may be modified or supplemented from time to time thereafter) and, for so long as the Administration Agreement is in effect, any officer of the Administrator who is authorized to act for the Administrator in matters relating to the Issuer (to the extent that such matters are to be acted upon by the Administrator pursuant to the Administration Agreement) and who is identified on the list of Authorized Officers delivered on the Closing Date (as such list may be modified or supplemented from time to time thereafter), (ii) with respect to the Indenture Trustee, any officer of the Indenture Trustee who is identified on the list of Authorized Officers delivered on the Closing Date (as such list may be modified or supplemented from time to time thereafter) and (iii) with respect to the Servicer, any officer of the Servicer who is identified on the list of Authorized Officers delivered on the Closing Date (as such list may be modified or supplemented from time to time thereafter).

“Available Funds” means, with respect to any Payment Date, (i) all amounts received with respect to the Land Lease Assets during the related Collection Period, including all Scheduled Lease Payments and all Unscheduled Bond Principal Payments (including all Unscheduled Project Payments, the principal portion of all Repurchase Payments and all Indemnity Payments), (ii) all amounts withdrawn from the Defeasance Account and deposited into the Collection Account with respect to such Payment Date pursuant to Section 5.05, (iii) all amounts withdrawn from the Class A Liquidity Reserve Account and deposited into the

Collection Account with respect to such Payment Date pursuant to Section 5.04, and (iv) all interest and other income (net of losses and investment expenses) on amounts on deposit in the Collection Account. For the avoidance of doubt, the Available Funds for the initial Payment Date shall include the Initial Collection Account Deposit Amount.

“AWCC Capital” means AWCC Capital, LLC, a Delaware limited liability company.

“Backup Servicer” means The Bank of New York Mellon, a New York banking corporation, in its capacity as Backup Servicer under this Indenture, and its successors and permitted assigns in such capacity.

“Backup Servicer Fee” means, for any Payment Date, the fee payable to the Backup Servicer for performing its obligations under the Transaction Documents during the related Collection Period, as set forth in a separate written agreement delivered to the Indenture Trustee on the Closing Date.

“Bankruptcy Code” means the Federal Bankruptcy Code, as amended from time to time (codified as Title 11 of the United States Code).

“Beneficiary” has the meaning specified in the Trust Agreement.

“Benefit Plan Investors” means (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), subject to Title I of ERISA, (ii) any “plan” described in Section 4975(e)(1) of the Code to which Section 4975 of the Code applies, or (iii) any entity whose underlying assets could be deemed to include “plan assets” by reason of an employee benefit plan’s or a plan’s investment in the entity within the meaning of the Plan Asset Regulation or otherwise. Such an entity is considered to hold plan assets only to the extent of the percentage of its equity interests held by Benefit Plan Investors.

“Bond” means a Class A Bond or a Class B Bond, as applicable.

“Bond Purchase Agreement” means each of (i) the Bond Purchase Agreement, dated as of September 30, 2015, among the Issuer, the Depositor and the Purchasers identified therein relating to the Class A Bonds, as such agreement may be amended, supplemented, restated or otherwise modified from time to time and (ii) the Bond Purchase Agreement, dated as of September 30, 2015, among the Issuer, the Depositor and the Purchasers identified therein relating to the Class B Bonds, as such agreement may be amended, supplemented, restated or otherwise modified from time to time.

“Bond Rate” means the Class A Bond Rate or the Class B Bond Rate, as the context may require.

“Bond Register” has the meaning specified in Section 3.04(a).

“Bond Registrar” has the meaning specified in Section 3.04(a).

“Bondholder” or “Holder” means the Person in whose name a Bond is registered in the Bond Register, to the extent described in Section 3.06.

“Business Day” means any day that is not (i) a Saturday or Sunday or (ii) a day on which commercial banking institutions in New York, New York, the city in which the principal corporate trust office of the Indenture Trustee is located (which, as of the Closing Date, is New York, New York) or the city in which the principal place of business of the Servicer is located (which, as of the Closing Date, is Annapolis, Maryland) are authorized or obligated by law or executive order to be closed.

“Citizens Bank” means Citizens Bank, N.A., a national banking association, and its successors and assigns.

“Class” means a class of Bonds, which may be the Class A Bonds or the Class B Bonds, as the context may require.

“Class A Bond Interest” means, for any Payment Date, an amount equal to the sum of (i) interest accrued during the related Interest Accrual Period at the Class A Bond Rate on the Outstanding Bond Balance of the Class A Bonds immediately prior to such Payment Date and (ii) the amount of unpaid Class A Bond Interest from prior Payment Dates. For the avoidance of doubt, Class A Bond Interest does not include Post-ARD Additional Bond Interest.

“Class A Bond Rate” means 4.283% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months).

“Class A Bondholders” means, as of any date, the Holders of the Class A Bonds as of such date.

“Class A Bonds” has the meaning specified in the preliminary statements to this Indenture.

“Class A Liquidity Reserve Account” has the meaning specified in Section 5.02.

“Class A Liquidity Reserve Account Release Date” means the earliest of (i) the Rated Final Maturity Date, (ii) the date on which the Bonds are accelerated following an Event of Default, and (iii) the Payment Date on which (A) the sum of the Available Funds for such Payment Date and the amount on deposit in the Class A Liquidity Reserve Account immediately prior to such Payment Date is equal to or greater than (B) the sum of the amount necessary to make the applications described for such Payment Date in clauses (b)(i) through (b)(v) of Section 3.07 and the Aggregate Outstanding Bond Balance immediately prior to such Payment Date.

“Class A Liquidity Reserve Account Required Balance” means (i) for the Closing Date, $4,176,440, and (ii) for any Payment Date, the amount necessary to pay the Class A Bond Interest and the Scheduled Bond Principal Payments for the Class A Bonds projected to be due on the two Payment Dates immediately following such Payment Date; provided, however, that the Class A Liquidity Reserve Account Required Balance on and after the Class A Liquidity Reserve Account Release Date shall be zero.

“Class A Target Balance Supplemental Principal Payment” means, for any Payment Date, the amount set forth for such Payment Date on Schedule 5.

“Class B Bond Interest” means (i) for any Payment Date occurring during a Non-Class B Interest Deferral Period, an amount equal to the sum of (A) interest accrued during the related Interest Accrual Period at the Class B Bond Rate on the Outstanding Bond Balance of the Class B Bonds immediately prior to such Payment Date and (B) the amount of unpaid Class B Bond Interest from prior Payment Dates, and (ii) for any Payment Date occurring during a Class B Interest Deferral Period, an amount equal to zero. For the avoidance of doubt, Class B Bond Interest does not include Class B Deferred Interest or Post-ARD Additional Bond Interest.

“Class B Bond Rate” means 5.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months).

“Class B Bondholders” means, as of any date, the Holders of the Class B Bonds as of such date.

“Class B Bonds” has the meaning specified in the preliminary statements to this Indenture.

“Class B Deferred Interest” means, for any Payment Date, an amount equal to the sum of (i) if such Payment Date occurs during a Class B Interest Deferral Period, interest accrued during the related Interest Accrual Period at the related Bond Rate on the Outstanding Bond Balance of the Class B Bonds immediately prior to such Payment Date and (ii) the amount of unpaid Class B Deferred Interest from prior Payment Dates. For the avoidance of doubt, Class B Deferred Interest will not bear interest.

“Class B Interest Deferral Period” means each period:

(i) commencing on (A) any Determination Date on which an Event of Default has occurred and is continuing, (B) the Anticipated Repayment Date (but only if the Outstanding Bond Balance of the Class A Bonds has not been reduced to zero on or before the Anticipated Repayment Date), (C) the date on which a Partial Early Amortization Period or an Early Amortization Period commences, or (D) any Reporting Date on which it is determined that the amount on deposit in the Collection Account on such Reporting Date (after giving effect to all deposits to be made into the Collection Account on such Reporting Date, including any amount to be withdrawn from the Defeasance Account on such Reporting Date) and available to be applied on the following Payment Date is less than or equal to the amount necessary to make the payments described for such following Payment Date in clauses (b)(i) through (b)(v) of Section 3.07. For the avoidance of doubt, the calculation of the amount on deposit in the Collection Account on any Reporting Date pursuant to clause (D) above shall not include any amount withdrawn from the Class A Liquidity Reserve Account and deposited into the Collection Account with respect to such Reporting Date pursuant to Section 5.04(b).

(ii) ending on (A) in the case of a Class B Interest Deferral Period caused by an event described in clause (i)(A) above, the date on which all Events of Default shall have been cured or waived in accordance with this Indenture, (B) in the case of a Class B Interest Deferral Period caused by an event described in clause (i)(B) above, the date on which the Outstanding

Bond Balance of the Class A Bonds has been reduced to zero, (C) in the case of a Class B Interest Deferral Period caused by an event described in clause (i)(C) above, the date on which the related Partial Early Amortization Period or Early Amortization Period ends in accordance with this Indenture, and (D) in the case of a Class B Interest Deferral Period caused by an event described in clause (i)(D) above, the day immediately preceding the following Reporting Date.

“Class of Bonds” means a Class of Bonds, which may be the Class A Bonds or the Class B Bonds as the context may require.

“Closing Date” means September 30, 2015.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Collection Account” has the meaning specified in Section 5.02.

“Collection Period” means (i) with respect to any Payment Date, the calendar quarter immediately preceding the calendar month in which such Payment Date occurs (or, in the case of the first Payment Date, the period from and including July 1, 2015 to and including September 30, 2015) and (ii) with respect to any Determination Date, the calendar quarter in which such Determination Date occurs (or, in the case of the first Determination Date, the period from and including July 1, 2015 to and including September 30, 2015).

“Consolidated Net Worth” means, as of any date, the Total Equity of HASI as reported in the most recent condensed balance sheet of HASI and its consolidated subsidiaries filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K.

“Control” has the meaning specified in Section 8-106 of the UCC.

“Controlling Class” means (i) until the Outstanding Bond Balance of the Class A Bonds has been reduced to zero, the Class A Bonds, and (ii) after the Outstanding Bond Balance of the Class A Bonds has been reduced to zero, the Class B Bonds.

“Controlling Entity” means any Person other than the Issuer (i) which beneficially owns, directly or indirectly, 10% or more of the outstanding Beneficial Interests (as defined in the Trust Agreement) of the Issuer, (ii) of which 10% or more of the outstanding voting securities are beneficially owned, directly or indirectly, by any Person described in clause (i) above, or (iii) which otherwise controls or otherwise is controlled by or otherwise is under common control with any Person described in clause (i) above; provided, however, for purposes of this definition, the terms “control,” “controlled by” and “under common control with” shall have the meanings assigned to them in Rule 405 under the Securities Act.

“Controlling Persons” has the meaning specified in Section 3.04(g).

“Custodial Property” has the meaning specified in Section 4.03(b).

“Debtor Relief Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency,

reorganization, suspension of payments, readjustment of debt, marshalling of assets or similar debtor relief laws of the United States or any state from time to time in effect, affecting the rights of creditors generally.

“Defeasance Account” has the meaning set forth in Section 5.02.

“Defeasance Amount” means, with respect to any Partial Defeasance, the sum of (i) the amount referred to in Section 8.05(iv)(A) with respect to such Partial Defeasance and (ii) any costs and expenses incurred or to be incurred in connection with the purchase of the U.S. Obligations described in Section 8.05(iv)(A) with respect to such Partial Defeasance (including any fees and expenses incurred in connection therewith by accountants, attorneys and any Rating Agency then providing a rating for any Bond).

“Defeasance Date” means, with respect to any Partial Defeasance, the Business Date designated by the Servicer as the date on which such Partial Defeasance shall occur.

“Defeasance Event” means any of the following events: (i) the Depositor is obligated to repurchase a Membership Interest pursuant to the Sale Agreement and has elected to satisfy such repurchase obligation by defeasing such Membership Interest, (ii) any Lessee has notified the related Land Lease Entity in writing that such Lessee desires to prepay the remaining Scheduled Lease Payments with respect to the related Land Lease Asset and terminate the related Land Lease Asset Documents, or (iii) any Lessee has defaulted (or the Servicer has determined in its good faith business judgment that any Lessee will default) in the payment of one or more Scheduled Lease Payments with respect to the related Land Lease Asset.

“Defeasance Notice” means a notice executed and delivered by an Authorized Officer of the Servicer (i) certifying with respect to any Land Lease Asset that (A) the Depositor is obligated to repurchase the related Membership Interest pursuant to the Sale Agreement and has elected to satisfy such repurchase obligation by defeasing such Membership Interest, (B) the related Lessee has notified the related Land Lease Entity in writing that such Lessee desires to prepay the remaining Scheduled Lease Payments with respect to such Land Lease Asset and terminate the related Land Lease Asset Documents, or (C) the related Lessee has defaulted (or the Servicer has determined in its good faith business judgment that such Lessee will default) in the payment of one or more Scheduled Lease Payments with respect to such Land Lease Asset, (ii) specifying the Defeasance Date, and (iii) directing the Issuer to defease the related Membership Interest (or the related equity interest in any new special purpose company formed pursuant to Section 8.06) and transfer the related Membership Interest (or such equity interest) to the Depositor pursuant to Section 8.06 on the Defeasance Date specified in such notice.

“Deferred Post-ARD Additional Bond Interest” means, for any Class of Bonds as of any Payment Date following the Anticipated Repayment Date, the amount of Post-ARD Additional Bond Interest for such Class of Bonds accrued but not paid on prior Payment Dates. For the avoidance of doubt, Deferred Post-ARD Additional Bond Interest will not bear interest.

“Delinquent” means, with respect to any Scheduled Lease Payment for any Land Lease Asset, that such Scheduled Lease Payment is not made on or prior to the date such payment is first due and owing. A Scheduled Lease Payment is “sixty (60) days Delinquent” if such payment has not been received on or prior to the date that is sixty (60) days next following the date such payment is first due and owing. For the avoidance of doubt, the failure of a Variable Lease Payment to equal or exceed the amount of such payment set forth in the Model (as defined in the Sale Agreement) shall not constitute a breach hereunder.

“Depositor” means HA Land Lease Holdings LLC, a Delaware limited liability company, and its successors and permitted assigns.

“Determination Date” means (i) the last Business Day of each calendar quarter and (ii) with respect to any Payment Date, the last Business Day of the calendar quarter immediately preceding the calendar month in which such Payment Date occurs.

“Direction Letters” means the letters and/or notices sent to each Lessee by the Depositor pursuant to Section 4.02 of the Sale Agreement.

“DSCR” means, for any Determination Date, an amount equal to:

(i) all Scheduled Lease Payments, in each case collected and deposited into the Collection Account during the related Collection Period, less all Trustee Fees, Backup Servicer Fees and Servicer Fees scheduled to be paid on the Payment Date following such Determination Date, divided by;

(ii) the Total Debt Service for the Payment Date following such Determination Date;

provided, however, that any Scheduled Lease Payment collected and so deposited within ten days after a Determination Date shall, for purposes of calculating the DSCR on such Determination Date, be deemed to have been collected during the related Collection Period (and not during any other Collection Period) if such payment or amount was due during such Collection Period and any Scheduled Lease Payment collected and so deposited within ten days prior to a Determination Date shall, for purposes of calculating the DSCR on such Determination Date, be deemed to have been collected during the next Collection Period (and not during any other Collection Period) if such payment or amount was due during the next Collection Period (i.e. an early payment).

“Early Amortization Period” means each period:

(i) commencing on any Determination Date on which (A) the DSCR is less than or equal to 1.15 (but only if the DSCR was also less than or equal to 1.15 on the immediately preceding Determination Date), (B) the aggregate Asset Value of the Non-Performing Land Lease Assets exceeds 10% of the Total Asset Value, (C) an Insolvency Event shall have occurred and be continuing with respect to the Servicer, (D) an Event of Default shall have occurred and be continuing, or (E) if such Determination Date is on or after the Anticipated Repayment Date, the Outstanding Bond Balance of the Class A Bonds has not been reduced to zero or (F) the Consolidated Net Worth of HASI as of the end of any fiscal quarter shall be less than $100,000,000 plus 65% of the increase in the Consolidated Net Worth of HASI since the Closing Date, as reflected in the most recent financial statements required to be delivered pursuant Section 3.15 of the HASI Indemnity Agreement;; and

(ii) ending on the Determination Date on which no event described in clause (i) exists (but only if no such event existed on any of the three immediately preceding Determination Dates).

“Eligible Account” means either (i) a segregated deposit account or securities account over which the Indenture Trustee has sole signature authority, maintained with an Eligible Institution meeting the requirements of clause (i) of the definition of the term “Eligible Institution” or (ii) a segregated trust account maintained with the trust department of an Eligible Institution meeting the requirements of clause (ii) of the definition of the term “Eligible Institution”, in each case bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Bondholders.

“Eligible Institution” means (i) the corporate trust department of the Indenture Trustee or the Owner Trustee or (ii) the corporate trust department of any other depository institution organized under the laws of the United States or any State or incorporated under the laws of a foreign jurisdiction with a branch or agency located in the United States or any State qualified to take deposits and subject to supervision and examination by federal or state banking authorities (A) which at all times has either (1) a long-term unsecured debt rating of at least “BBB+” from Standard & Poor’s or (2) a long-term unsecured debt rating, a short-term unsecured debt rating or a certificate of deposit rating otherwise acceptable to each Rating Agency other than Standard & Poor’s and (B) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Eligible Investments” means, at any time, any one or more of the following obligations, instruments, investments and securities:

(i) direct obligations of, and obligations fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States; and

(ii) investments in money market funds having a rating from Standard & Poor’s of at least “AAA-m” or “AAAm-G” or from Moody’s of at least “Aaa-mf” (including funds for which the Indenture Trustee is investment manager or advisor);

and, provided further, that each of the foregoing investments shall mature no later than the Reporting Date immediately following the calendar quarter in which such investment was made, and shall be required to be held to such maturity. Each of the Eligible Investments may be purchased by the Indenture Trustee or through an Affiliate of the Indenture Trustee.

Notwithstanding anything to the contrary contained in this definition, no Eligible Investment may be purchased at a premium, and no obligation or security shall be an “Eligible Investment” unless (x) the Indenture Trustee has Control over such obligation or security and (y) at the time the Indenture Trustee first obtained Control or the Indenture Trustee first became the Entitlement Holder with respect to such obligation or security, the Indenture Trustee did not have notice of any adverse claim with respect thereto within the meaning of Section 8-102 of the UCC.

For purposes of this definition, any reference to the “highest available” credit rating of an obligation means the highest available credit rating for such type of obligation.

“Eligible Servicer” means (i) the Backup Servicer and (ii) any other Person which is legally qualified and has the capacity to service the Land Lease Assets at the time of its appointment as Servicer and is approved, in writing, by the Required Bondholders.

“Entitlement Holder” has the meaning specified in Section 8-102 of the UCC.

“Entitlement Order” has the meaning specified in Section 8-102 of the UCC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning specified in Section 7.01.

“FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such Sections, regulations and interpretations), any agreements entered into pursuant to Section 1471(b)(1) of the Code, and including any amendments made to FATCA after the date of this Indenture.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, consistently applied.

“GAAS” means generally accepted auditing standards in the United States of America in effect from time to time, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grant” means to mortgage, pledge, assign, create and grant a Lien upon and a security interest in and right of set-off against, deposit, set over and confirm pursuant to this Indenture, and other forms of the verb “to Grant” shall have correlative meanings. A Grant of the Trust Estate or of any other agreement or instrument shall include all rights, powers and options (but none of the obligations) of the Granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for payments in respect of the Trust Estate and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the Granting party or otherwise and generally to do and receive anything that the Granting party is or may be entitled to do or receive thereunder or with respect thereto.

“HA Capital” means Hannon Armstrong Capital, LLC, a Maryland limited liability company, and its successors and permitted assigns.

“HASI” means Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation, and its successors and permitted assigns.

“HASI Indemnity Agreement” means the Indemnity Agreement, dated as of September 30, 2015, made by HASI in favor of the Indenture Trustee for the benefit of the Bondholders, as such agreement may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Required Bondholders.

“Hybrid Lease Transaction” means a transaction where a Land Lease Entity does not own fee title to the Project Property upon which a Project has been developed or is being developed (except, in most cases, a nominal tenancy-in-common in such Project Property), but instead holds a leasehold, easement, royalty or other interest in a Project Property, and the correlative payment rights deriving directly or indirectly from the related Operator, which transactions are identified on Schedule 3.

“Indebtedness” means, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person and (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indemnity Payment” means any payment made by HASI pursuant to the HASI Indemnity Agreement.

“Indenture” means this Indenture, as it may be amended, supplemented, restated or otherwise modified from time to time, and including the Exhibits and Schedules hereto.

“Indenture Trustee” means The Bank of New York Mellon, a New York banking corporation, and its successors in trust permitted hereunder.

“Independent” means, with respect to any Person, that such Person (i) is in fact independent of each Land Lease Entity, the Depositor, the Administrator, the Servicer and any of their respective Affiliates, (ii) does not have any direct financial interest in or any material indirect financial interest in any Land Lease Entity, the Depositor, the Administrator, the Servicer or any of their respective Affiliates, and (iii) is not connected with any Land Lease Entity, the Depositor, the Administrator, the Servicer or any of their respective Affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of any Land Lease Entity, the Depositor, the Administrator, the Servicer or any of their respective Affiliates solely because such Person is the beneficial owner of 1.00% or less of any class of securities issued by any such Person.

“Initial Collection Account Deposit Amount” means $1,637,304.55.

“Initial Outstanding Bond Balance” means (i) with respect to the Class A Bonds, $100,500,000.00, and (ii) with respect to the Class B Bonds, $18,112,000.00.

“Insolvency Event” means, with respect to any Person, that (i) such Person shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or (ii) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs and, if instituted against such Person, any such proceeding shall continue undismissed or unstayed and in effect, for a period of ninety (90) consecutive days, or any of the actions sought in such proceeding shall occur; or (iii) such Person shall commence a voluntary case under any Debtor Relief Law, or such Person shall consent to the entry of an order for relief in an involuntary case under any Debtor Relief Law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or to any general assignment for the benefit of creditors; or (iv) such Person shall take any corporate action in furtherance of any of the actions set forth in the preceding clause (i), (ii) or (iii).

“Institutional Accredited Investor” has the meaning specified in Section 3.04(e).

“Interest Accrual Period” means, for any Payment Date, the period from but excluding the second Determination Date next preceding such Payment Date to and including the first Determination Date next preceding such Payment Date and, in each case, will be deemed to be a period of ninety (90) days; provided, however, that the Interest Accrual Period for the initial Payment Date shall be the actual number of days from and including the Closing Date to and including the first Determination Date next preceding such Payment Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Issuer” means HASI SYB Trust 2015-1, a statutory trust organized under the laws of the State of Delaware.

“KBRA” means Kroll Bond Rating Agency, Inc.

“Land Lease Asset” means any fee, easement, leasehold or other real property interest and all related Land Lease Asset Documents and all rents, revenues, royalties and proceeds derived therefrom, owned or held by a Land Lease Entity.

“Land Lease Asset Documents” means, with respect to any Land Lease Asset, (i) with respect to any Standard Lease Transaction, the ground lease entered into between the related Lessee and the related Land Lease Entity that is the Lessor thereunder in connection with such transaction and (ii) with respect to any Hybrid Lease Transaction, the royalty agreement, lease assignment agreement or other related agreements entered into between the related Lessee and the related Land Lease Entity that is the Lessor thereunder in connection with such transaction.

“Land Lease Entity” means each Person identified on Schedule 1.

“Lease Expiration Date” means, with respect to any Land Lease Asset, the expiration date for the related Standard Lease Transaction or the related Hybrid Lease Transaction as set forth on Schedule 2 or Schedule 3, as applicable.

“Lessee” means, with respect to any Land Lease Asset, the lessee, the grantee or, in certain limited cases, the Operator under the applicable Land Lease Asset Documents.

“Lessor” means, with respect to any Land Lease Asset, the lessor, the grantor or, in certain limited cases, the royalty assignee or other payee under the applicable Land Lease Asset Documents, each of which is a Land Lease Entity.

“Lien” means any security interest, lien, charge, pledge, equity or encumbrance of any kind.

“LLE Collateral Assignment” means the Collateral Assignment of Rights, dated as of September 30, 2015, made by each Land Lease Entity identified on Schedule 1 as a collateral assignor in favor of the Indenture Trustee, as such assignment may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Required Bondholders.

“LLE Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of a Land Lease Entity, dated as of the Closing Date.

“LLE Servicer” means HA Capital, in its capacity as servicer under the LLE Servicing Agreement.

“LLE Servicer Advance” has the meaning set forth in the LLE Servicing Agreement.

“LLE Servicing Agreement” means the Servicing Agreement, dated as of September 30, 2015, by and among the Land Lease Entities, HA Capital, as LLE Servicer, and HA Capital, as Servicer.

“Losses” has the meaning specified in Section 6.06.

“Make Whole Amount” means, with respect to any Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond over the amount of such Called Principal; provided, however, that the Make Whole Amount may in no event be less than zero. For the purposes of determining the Make Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Bond, the principal of such Bond that is to be prepaid pursuant to Section 8.01 or such Bond’s pro-rata share of any Repurchase Payment, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Bond, fifty basis points over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Bond, fifty basis points over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided, however, that if such Settlement Date is not a date on which interest payments are due to be made under the Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.01.

“Settlement Date” means, with respect to the Called Principal of any Bond, the date on which such Called Principal is to be prepaid pursuant to Section 8.01 or the date on which a Make Whole Amount is to be paid with respect to such Called Principal pursuant to Section 8.07, as applicable.

“Make Whole Determination Date” means the May 2034 Payment Date.

“Material Modification” means (i) a material change in any Land Lease Asset Document or (ii) a sale, transfer or assignment of, or creation of a Lien on, any Land Lease Asset, except, in each case, as may be required or expressly permitted (such as, without limitation, Permitted Liens) pursuant to the terms of the applicable Land Lease Asset Document.

“Membership Interests” means 100% of the outstanding membership interests of each Land Lease Entity, which membership interests are described on Schedule 6, and includes (i) all present and future rights of the owner of such Membership Interests to receive any payment of money or other distribution or payment arising out of or in connection with the Membership Interest in any Land Lease Entity and its rights under the related LLE Operating Agreement; (ii) all of such owner’s capital or ownership interest or other interest in each Land Lease Entity, including capital accounts derived from the Membership Interests; (iii) all of such owner’s voting rights in or rights to control or direct the affairs of each Land Lease Entity derived from the Membership Interests; (iv) all other rights, title and interest in or to each Land Lease Entity derived from the Membership Interests; (v) any other claim that such owner now has or may in the future acquire in its capacity as a member of any Land Lease Entity against such Land Lease Entity and its property; (vi) all securities, certificates and other instruments representing or evidencing any of the foregoing rights and interests or the ownership thereof and all warrants, rights or options issued thereon or with respect thereto; and (vii) to the extent not otherwise included in clauses (i) through (vi) above, all Proceeds, products, accessions, dividends, distributions, interest and return of capital of any and all of the foregoing, including whatever is received upon any collection, exchange, sale or other disposition of any of the Membership Interests, and any property into which any of the Membership Interests is converted, whether cash or noncash proceeds, and any and all other amounts paid or payable under or in connection with any of the Membership Interests.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Class B Interest Deferral Period” means any period in which a Class B Interest Deferral Period is not in effect.

“Non-Performing Land Lease Asset” means, as of any Determination Date, a Land Lease Asset as to which (i) an Insolvency Event has occurred and is continuing as of such Determination Date with respect to the related Lessee, (ii) a Material Modification has occurred on or before such Determination Date and such Material Modification has not been approved by the Required Bondholders, or (iii) any related Scheduled Lease Payment is Delinquent in excess of sixty (60) days as of such Determination Date.

“Non-Permitted Holder” has the meaning specified in Section 3.09(b).

“Non-Permitted ERISA Holder” has the meaning specified in Section 3.09(b).

“Officer’s Certificate” means, with respect to any Person, a certificate signed by any Authorized Officer of such Person.

“Operator” means the owner/operator of a Project related to a Hybrid Lease Transaction.

“Opinion of Counsel” means one or more written opinions of counsel (who may, except as otherwise expressly provided in the Transaction Documents, be Independent counsel to the Servicer or its Affiliates), which counsel and opinion shall be satisfactory to the Required Bondholders, and which opinion(s), if provided pursuant to this Indenture, shall be addressed to the Indenture Trustee as Indenture Trustee and the Bondholders, shall comply with any applicable requirements of this Indenture and shall be in form and substance satisfactory to the Indenture Trustee and the Required Bondholders.

“Outstanding” means, with respect to all Bonds as of any date of determination, all such Bonds theretofore executed and delivered hereunder except:

(i) Bonds theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(ii) Bonds or portions thereof for which full and final payment of money in the necessary amount has been theretofore deposited with the Indenture Trustee in trust for the Holders of such Bonds as provided for in ARTICLE IX;

(iii) Bonds in exchange for or in lieu of which other Bonds have been executed and delivered pursuant to this Indenture, unless proof satisfactory to the Indenture Trustee is presented that any such Bonds are held by a bona fide purchaser; and

(iv) Bonds alleged to have been destroyed, lost or stolen for which replacement Bonds have been issued as provided for in Section 3.05;

provided, however, that for the purpose of determining whether or not the requisite percentage of Bondholders shall have cast their vote with respect to any matters arising hereunder, Bonds known by a Responsible Officer to be held by the Servicer or any of its Affiliates shall be deemed not Outstanding.

“Outstanding Bond Balance” means, for any Class of Bonds as of any date of determination, the Initial Outstanding Bond Balance of such Class of Bonds less the sum of all scheduled and unscheduled Bond principal payments actually distributed to the Holders of such Class of Bonds on or before such date.

“Owner Trustee” means BNY Mellon Trust of Delaware, a Delaware banking corporation, as Owner Trustee with respect to the Issuer, and its successors in trust permitted hereunder.

“Partial Defeasance” means any defeasance of any Membership Interest pursuant to Section 8.04.

“Partial Early Amortization Period” means each period:

(i) commencing on any Determination Date on which the DSCR is less than or equal to 1.25 (but only if the DSCR was also less than or equal to 1.25 on the immediately preceding Determination Date); and

(ii) ending on the earlier of (A) the Determination Date on which the DSCR is greater than 1.25 (but only if the DSCR was also greater than 1.25 on each of the three immediately preceding Determination Dates) and (B) the commencement of an Early Amortization Period;

provided, however, that a Partial Early Amortization Period shall not commence on any Determination Date if an Early Amortization Period is in effect on such Determination Date.

“Payment Date” means the 20th day of each January, April, July and October (or, if such day is not a Business Day, the next succeeding Business Day), commencing on October 20, 2015.

“Permitted Lien” has the meaning set forth in the Sale Agreement.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan Asset Regulation” means U.S. Department of Labor regulation, 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA).

“Post-ARD Additional Bond Interest” means, for any Class of Bonds as of any Payment Date following the Anticipated Repayment Date, an amount equal to the interest accrued during the related Interest Accrual Period at the related Post-ARD Additional Interest Rate on the Outstanding Bond Balance of such Class of Bonds immediately prior to such Payment Date.

“Post-ARD Additional Interest Rate” means, for any Class of Bonds, an annual rate equal to the greater of (i) 5.00% and (ii) the amount, if any, by which the sum of the following exceeds the related Bond Rate: (A) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association) on the Anticipated Repayment Date of the U.S. Treasury security having a term closest to ten years, (B) 5.00% and (C) the related Post-ARD Spread.

“Post-ARD Spread” means (i) for the Class A Bonds, 2.00%, and (ii) for the Class B Bonds, 2.72%.

“Private Placement Memorandum” means the Private Placement Memorandum, dated September 30, 2015, relating to the Bonds, including the Appendices thereto.

“Pro Rata Interest” means, with respect to any Bond of any Class as of any date, a fraction, expressed as a percentage, the numerator of which is the unpaid principal balance of such Bond and the denominator of which is the aggregate unpaid principal balance of the Bonds of such Class.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Proceeds” has the meaning specified under the UCC.

“Professional Services Agreement” means the Professional Services Agreement, dated as of May 28, 2014, between HA Capital and AWCC Capital, relating to the servicing of certain of the Land Lease Assets.

“Project” means a solar or wind energy generation facility.

“Project Property” means the real property upon which a Project has been or is being constructed and is or will be operated pursuant to the terms of the applicable Land Lease Asset Documents.

“PSA Collateral Assignment” means a collateral assignment, in form and substance reasonably satisfactory to the Required Bondholders, between HA Capital, as assignor, and the Indenture Trustee, as secured party, pursuant to which the Servicer collaterally assigns to the Indenture Trustee, as security for the performance of its obligations under this Indenture, all of its rights related to servicing under the Professional Services Agreement.

“Qualified Purchaser” has the meaning specified in Section 3.04(e).

“Quarterly Servicer Report” has the meaning specified in Section 6.11.

“Rated Final Maturity Date” means the October 2045 Payment Date.

“Rating Agency” means each of KBRA, Moody’s and Standard & Poor’s; provided, however, that if any such Rating Agency ceases to exist, Rating Agency shall mean any nationally recognized statistical rating organization or other comparable Person designated by the Issuer to replace such Rating Agency, written notice of which designation shall have been given to the Issuer, the Servicer and the Indenture Trustee.

“Rating Agency Condition” means, with respect to any action, that each Rating Agency then providing a rating for any Bond shall have been given ten days’ (or such shorter period as is acceptable to such Rating Agency) prior notice thereof and that such Rating Agency shall have notified the Issuer, the Servicer and the Indenture Trustee in writing that such action will not result in a qualification, reduction or withdrawal of any of its then-current ratings assigned to any Class of Bonds.

“Record Date” means, with respect to any Payment Date or Voluntary Prepayment Date, the last Business Day of the calendar month immediately preceding the calendar month in which such Payment Date or Voluntary Prepayment Date occurs.

“Regular Amortization Period” means any period in which none of a Partial Early Amortization Period, an Early Amortization Period or a Class B Interest Deferral Period is in effect.

“Reporting Date” means (i) each date that is three (3) Business Days prior to a Payment Date, commencing on October 17, 2015, and (ii) with respect to any Payment Date, the Reporting Date (as defined in clause (i) of this definition) immediately preceding such Payment Date.

“Repurchase Payment” means any payment made by the Depositor (or by HASI on behalf of the Depositor pursuant to the HASI Indemnity Agreement) to the Issuer in connection with the repurchase of any Membership Interest pursuant to the Sale Agreement.

“Required Bondholders” means (i) until the Outstanding Bond Balance of the Class A Bonds has been reduced to zero, any two or more Holders of Class A Bonds representing more than 50% of the then Outstanding Bond Balance of the Class A Bonds, and (ii) after the Outstanding Bond Balance of the Class A Bonds has been reduced to zero, the Holder(s) of Class B Bonds representing more than 50% of the then Outstanding Bond Balance of the Class B Bonds.

“Responsible Officer” means any officer within the corporate trust department of the Indenture Trustee, including any vice president, assistant vice president, secretary, assistant secretary, treasurer, assistant treasurer, trust officer or any other officer of the Indenture Trustee who customarily performs functions similar to those performed by the Persons (i) who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of the familiarity with the particular subject and (ii) who shall have direct responsibility for the administration of this Indenture.

“Sale Agreement” means the Contribution and Sale Agreement, dated as of September 30, 2015, between the Depositor and the Issuer, as such agreement may be amended, supplemented, restated or otherwise modified from time to time with the prior written consent of the Required Bondholders.

“Scheduled Bond Principal Payment” means, for any Class of Bonds as of any Payment Date, an amount equal to the sum of:

(i) any accrued but unpaid portion of the Scheduled Bond Principal Payment for such Class of Bonds for the prior Payment Date, and

(ii) the product of:

(a) (1) the Scheduled Outstanding Bond Balance of such Class of Bonds for the prior Payment Date less (2) the Scheduled Outstanding Bond Balance of such Class of Bonds for such Payment Date; and

(b) a fraction (1) the numerator of which is equal to the Outstanding Bond Balance of such Class of Bonds immediately prior to such Payment Date minus any unpaid portion of the Scheduled Bond Principal Payment for such Class of Bonds for the prior Payment Date and (2) the denominator of which is the Scheduled Outstanding Bond Balance of such Class of Bonds for the prior Payment Date.

“Scheduled Lease Payments” means, on any date of determination for any Land Lease Asset, the fixed payments of rents and royalties and Variable Lease Payments to be paid by the related Lessee or any other Person to the related Land Lease Entity under the terms of the related Land Lease Asset Documents.

“Scheduled Outstanding Bond Balance” means, for any Class of Bonds as of any Payment Date, the “Scheduled Outstanding Bond Balance” set forth for such Class of Bonds as of such Payment Date on Schedule 4.

“Securities Act” means the Securities Act of 1933, as amended.

“Servicer” means HA Capital, and any other Person (including the Backup Servicer) which shall become the Servicer hereunder in accordance with the terms hereof.

“Servicer Account” means that certain deposit account #             maintained by HA Capital, for the benefit of the Issuer and the Indenture Trustee, with Citizens Bank, and all replacements or substitutions for such account, including any account resulting from a renumbering or other administrative re-identification of such account.

“Servicer Advances” has the meaning specified in Section 6.12(c).

“Servicer Default” means any event which, due to the passage of time or giving of notice or both, would become a Servicer Event of Default if not cured.

“Servicer Event of Default” has the meaning specified in Section 6.13(a).

“Servicer Fee” means, with respect to any Payment Date, an amount equal to (x) (i) the product of (i) 1/4, (ii) 0.25% and (iii) the Aggregate Outstanding Bond Balance as of the first day of the related Collection Period minus (y) $500.00.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Standard Lease Transaction” means a transaction in which a Land Lease Entity owns fee title to the real property on which a project has been developed or is being developed and leases the project property to a tenant pursuant to a long-term ground lease, which transactions are identified on Schedule 2.

“Substitute Collateral” has the meaning specified in Section 8.05(iv)(A).

“Total Asset Value” means, as of any date of determination, the aggregate Asset Value of the Land Lease Assets as of such date.

“Total Debt Service” means, for any Payment Date, the sum of (i) the Class A Bond Interest and the Class B Bond Interest for such Payment Date (in all cases, assuming a Non-Class B Interest Deferral Period for such Payment Date) and (ii) the Scheduled Bond Principal Payment for such Payment Date.

“Transaction Documents” means the Trust Agreement, the Sale Agreement, the HASI Indemnity Agreement, the PSA Collateral Assignment (if obtained), the LLE Collateral Assignment, the Administration Agreement, this Indenture, each Bond Purchase Agreement, each Direction Letter, the LLE Servicing Agreement, the Account Control Agreement, the Class A Bonds and the Class B Bonds.

“Transaction Parties” means the Indenture Trustee, the Depositor, the Administrator, the Issuer, the Land Lease Entities, HASI and HA Capital, collectively.

“Transfer” means any direct or indirect sale, transfer, assignment, participation, pledge or other disposition, including any issuance of Bonds by the Issuer.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of September 30, 2015, between HA Land Lease Holdings LLC, as depositor and as initial beneficiary, BNY Mellon Trust of Delaware, as owner trustee, and HA Capital, as sole member of the depositor and as servicer, with respect to the Issuer.

“Trust Estate” means collectively and without duplication, the property of the Issuer, which shall consist of the Issuer’s entire right, title, interest and estate, whether now owned or hereafter acquired, in and to all accounts, contract rights, general intangibles, payment intangibles, chattel paper, instruments, documents, money, certificates of deposit, goods, letters of credit, advices of credit, certificated securities and uncertificated securities consisting of, arising from, or relating to:

(i) the Membership Interests;

(ii) all Scheduled Lease Payments or Unscheduled Project Payments received or held by the Issuer or the LLE Servicer (other than any amounts withdrawn from the Servicer Account pursuant to Section 3.07(a));

(iii) all Substitute Collateral and all related payments of the Defeasance Amount;

(iv) each Account and all monies, securities, instruments and other property (together with all earnings, dividends, distributions, income, issues, and profits relating thereto) from time to time held in or credited to any Account;

(v) the HASI Indemnity Agreement, including all payments made or received pursuant to the HASI Indemnity Agreement;

(vi) the LLE Collateral Assignment;

(vii) the PSA Collateral Assignment (if obtained);

(viii) all Unscheduled Bond Principal Payments; (ix) all rights and remedies of the Issuer under the Transaction Documents to which it is a party; and

(x) all income, revenues, issues, products, revisions, substitutions, replacements, profit and proceeds of and from all of the foregoing.

“Trustee Expenses” means any and all reasonable expenses, disbursements or advances incurred or made by the Owner Trustee or the Indenture Trustee in accordance with the Transaction Documents, in each case to the extent not previously paid to the Owner Trustee or the Indenture Trustee.

“Trustee Fees” means, for any Payment Date, the fees, expenses and indemnification amounts payable to each of the Owner Trustee and the Indenture Trustee for performing their respective obligations under the Transaction Documents during the related Collection Period, in each case as set forth in a separate written agreement.

“UCC” means the Uniform Commercial Code (or any comparable law) in effect in any relevant jurisdiction the laws of which govern the perfection of security interests rendered hereunder.

“Unscheduled Bond Principal Payment” means, for any Payment Date, an amount equal to the sum of:

(i) the principal portion of all Unscheduled Project Payments received during the related Collection Period;

(ii) the net proceeds received during the related Collection Period from the sale of any Land Lease Asset to a third party;

(iii) the principal portion of all Repurchase Payments received during the related Collection Period;

(iv) the principal portion of all Voluntary Prepayments deposited into the Collection Account on the related Reporting Date;

(v) the principal portion of all Indemnity Payments received during the related Collection Period; and

(vi) any unpaid portion of Unscheduled Bond Principal Payments from prior Payment Dates received or held during the related Collection Period.

“Unscheduled Project Payments” means all payments, including insurance proceeds, condemnation awards, and any other non-recurring payments with respect to any Land Lease Asset, made by or on behalf of the related Lessee to the related Land Lease Entity under the terms of the applicable Land Lease Asset Documents, other than Scheduled Lease Payments,

“Variable Lease Payments” means, on any date of determination for any Land Lease Asset, the aggregate remaining variable or generation-based payments based upon P50 output production expectations to be paid by the related Lessee to the related Land Lease Entity under the terms of the related Land Lease Asset Documents.

“Voluntary Prepayment” has the meaning specified in Section 8.01(a).

“Voluntary Prepayment Account” has the meaning specified in Section 5.02.

“Voluntary Prepayment Amount” means, with respect to any Voluntary Prepayment, the sum of (i) the Outstanding Bond Balance of the Bonds to be prepaid immediately prior to the related Voluntary Prepayment Date, (ii) all accrued but unpaid interest thereon as of such Voluntary Prepayment Date, (iii) if such Voluntary Prepayment Date occurs prior to the Make Whole Determination Date, the Make Whole Amount due in connection with such Voluntary Prepayment and (iv) all amounts owed to the Owner Trustee, the Indenture Trustee, the Backup Servicer or the Servicer on the related Voluntary Prepayment Date.

“Voluntary Prepayment Date” has the meaning specified in Section 8.01(a).

Section 1.02. Other Definitional Provisions.

(a) All terms defined in this Indenture shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) As used in this Indenture and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in this Indenture or in any such certificate or other document, and accounting terms partly defined in this Indenture or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definitions of accounting terms in this Indenture or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Indenture or in any such certificate or other document shall control.

(c) The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Indenture shall refer to this Indenture as a whole and not to any particular provision of this Indenture; Article, Section, subsection, Exhibit and Schedule references contained in this Indenture are references to Articles, Sections, subsections, Exhibits and Schedules in or to this Indenture unless otherwise specified; the term “including” means “including without limitation;” and the term “or” is not exclusive.

(d) The definitions contained in this Indenture are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

Section 1.03. Captions; Table of Contents. The captions or headings in this Indenture and the Table of Contents are for convenience only and in no way define, limit or describe the scope and intent of any provisions of this Indenture.

ARTICLE II

ISSUANCE AND SALE OF BONDS

Section 2.01. General; Authentication Order. Subject to the provisions of this ARTICLE II, on the Closing Date, upon the Indenture Trustee’s receipt from the Issuer of an executed Authentication Order, the Indenture Trustee shall execute, authenticate and deliver the Class A Bonds and the Class B Bonds on behalf of the Issuer in accordance with the directions set forth in such Authentication Order.

Section 2.02. Issuance and Sale of Bonds. Subject to the satisfaction, or waiver by the Required Bondholders, of all conditions precedent to the contribution and sale of the Membership Interests to the Issuer pursuant to the Sale Agreement and the sale of the Class A Bonds and the Class B Bonds on the Closing Date, including the conditions set forth in the Sale Agreement and each Bond Purchase Agreement, on the Closing Date, the Depositor will contribute and sell the Membership Interests to the Issuer, and the Issuer will, in accordance with the terms and provisions of each Bond Purchase Agreement, deliver or cause to be delivered the Class A Bonds to the Class A Bondholders and the Class B Bonds to the Class B Bondholders, in each case registered on the Bond Register in the name of the related Holder, against payment of the purchase price therefor by wire transfer of immediately available funds to the Indenture Trustee for deposit in HASI SYB Tr 2015-1 Collection Account              for application as described in this Section 2.02. Upon its receipt of the proceeds of the sale of the Class A Bonds and the Class B Bonds, the Indenture Trustee shall, from such proceeds and in the following order: (a) deposit an amount equal to the Initial Collection Account Deposit Amount into the Collection Account, (b) deposit an amount equal to the Class A Liquidity Reserve Account Required Balance for the Closing Date into the Class A Liquidity Reserve Account, (c) pay the fees and expenses required to be paid as of such time by the Issuer under each Bond Purchase Agreement, (d) pay any other fees and expenses identified by the Issuer, if any, and (e) pay the balance to or at the direction of the Depositor pursuant to the Sale Agreement.

ARTICLE III

BONDS AND TRANSFER OF INTERESTS

Section 3.01. Terms.

(a) The Bonds are limited recourse obligations of the Issuer subject to the Grant of the Lien on the Trust Estate contained herein. Each Bond entitles the Holder thereof to receive on each Payment Date, in the order of priority specified in Section 3.07, a specified portion of certain payments made with respect to the Trust Estate, in each case pro rata in accordance with such Bondholder’s Pro Rata Interest.

(b) No Bondholder shall be required to surrender any Bond in order to receive any distribution (except as provided in Section 3.07 for the final distribution) thereon. Any Bond as to which the Indenture Trustee has made the final distribution thereon shall be deemed canceled and shall no longer be Outstanding for any purpose of this Indenture.

Section 3.02. Forms. The Bonds shall be substantially in the forms attached as Exhibit A, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any applicable securities laws or as may, consistently herewith, be determined by the Authorized Officer of the Issuer executing such Bonds, as evidenced by his execution thereof.

Section 3.03. Execution, Authentication and Delivery.

(a) Each Bond shall be executed on behalf of the Issuer, by the manual signature of one of the Issuer’s Authorized Officers and shall be authenticated by the manual signature of one of the Indenture Trustee’s Authorized Officers.

(b) Bonds bearing the manual signature of individuals who were at any time Authorized Officers of the Issuer shall, upon proper authentication by the Indenture Trustee, bind the Issuer, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the delivery of such Bonds or did not hold such offices at the date of authentication of such Bonds.

(c) The Bonds shall be dated as of the Closing Date and delivered on the Closing Date to the parties specified in Section 2.02.

(d) No Bond shall be valid until executed and authenticated as set forth above.

Section 3.04. Registration and Transfer; Exchange; Negotiability.

(a) Each Bond shall be transferable only upon a register (the “Bond Register”), which shall be kept for that purpose at the office of the Person acting as registrar (the “Bond Registrar”). The Indenture Trustee is hereby designated as the initial Bond Registrar. Subject to the provisions of this Section 3.04, the Transfer of any Bond shall be effected on the Bond Register by the Bondholder thereof in person or by its attorney duly authorized in writing, upon surrender thereof together with a written instrument of transfer substantially in the form attached as Exhibit G duly executed by the Bondholder or its duly authorized attorney. Any purported Transfer of a Bond except as expressly permitted pursuant to, and in compliance with, the provisions of this Section 3.04 shall not be registered by the Bond Registrar on the Bond Register and in any event shall be deemed void for all purposes of this Indenture. Upon the Transfer of any such Bond, the Issuer shall execute, and the Indenture Trustee shall authenticate and deliver, in the name of the transferee a new Bond or Bonds in the same aggregate principal amount as the surrendered Bond or Bonds.

(b) At the option of the Bondholder, Bonds may be exchanged for other Bonds of any Authorized Denomination, and of a like aggregate principal amount, upon surrender of the Bonds to be exchanged at such office or agency of the Indenture Trustee designated for such purpose. Whenever any Bonds are so surrendered for exchange, the Issuer shall execute, and the Indenture Trustee shall authenticate and deliver, the Bonds which the Bondholder making the exchange is entitled to receive.

(c) All Bonds issued upon any registration of Transfer or exchange of Bonds shall represent valid obligations of the Issuer, to the same extent as the Bonds surrendered upon such registration of Transfer or exchange.

(d) The Indenture Trustee shall ensure that no register of Transfer of any Bond (including by the initial sale of such Bond upon the issuance thereof) to any Person shall be effected unless such Person delivers to the Indenture Trustee (i) completed certificates substantially in the forms attached as Exhibit C-1 and Exhibit C-2 and (ii) a completed certificate substantially in the form attached as Exhibit D, if applicable, with a completed Internal Revenue Service Form W-9 (or successor form) or, if Exhibit D is not applicable, a completed Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY, as applicable (or successor forms), and such additional information as may be requested by the Indenture Trustee for purposes of determining withholding status as to such Person; provided that (and for the avoidance of doubt) purchasers of Bonds on the Closing Date will only be required to make the representations and agreements set forth in the applicable Bond Purchase Agreement (and will not be required to deliver completed certificates in the Forms of Exhibit C-1 and Exhibit C-2).

(e) No Bond may be Transferred (including by pledge or hypothecation) unless such Transfer is exempt from the registration requirements of the Securities Act and all applicable state securities laws and will not cause the Issuer to become subject to the requirement that it register as an investment company under the Investment Company Act. None of the Issuer, the Indenture Trustee, the Servicer or the Bond Registrar is obligated to register the Bonds under the Securities Act or any other securities law. The Bonds purchased on the Closing Date were offered in a transaction not involving a public offering in reliance on Section 4(a)(2) of the Securities Act, Rule 506(b) promulgated under the Securities Act and/or Rule 506(c) promulgated under the Securities Act, to “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (“Institutional Accredited Investor”) that are also “qualified purchasers” as defined in Section 2(a)(51) of the Investment Company Act of 1940 (“Qualified Purchaser”). Each transferee purchaser (including subsequent transferees) of Bonds will be required to make the representations and agreements in the Transfer Certificate and ERISA Certificate attached as Exhibit C-1 and Exhibit C-2.

(f) In all cases in which the right to exchange or transfer Bonds is exercised, the Issuer shall execute, and the Indenture Trustee shall authenticate and deliver, Bonds in accordance with the provisions of this Indenture. For every such exchange or registration of transfer of Bonds, the Bondholder shall be responsible for any tax or other governmental charge required to be paid with respect to such exchange or registration of transfer, but the Indenture Trustee will not charge any fee.

(g) No transfer of any Bond shall be effective if it would result in 25% or more of the value of any Class of Bonds being held by Benefit Plan Investors (the “25% Limitation”). For purposes of this determination, the value of equity interests held by a person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any “affiliate” of such a person (as defined in the Plan Asset Regulation)) is disregarded (any such person with respect to the Issuer (a “Controlling Person”), HA Capital and its affiliates shall be disregarded and not treated as being Outstanding). In addition, if any Holder of Bonds (i) informs the Indenture Trustee that as a result of a proposed transfer of interests in, or securities issued by, such Holder, all or a specified portion of the Bonds owned by such Holder would be deemed to be held by a Benefit Plan Investor and (ii) requests the Indenture Trustee to determine and notify such Holder whether the 25% Limitation would be exceeded after giving effect to such transfer, then the Indenture Trustee shall make such determination, subject to the last sentence of this Section 3.04(g), and notify such Holder accordingly. Each Holder of Bonds shall be required to covenant that it will inform the Indenture Trustee of any such transfer, will not permit any such transfer that would cause the 25% Limitation to be exceeded to become effective, and will notify the Indenture Trustee of the effectiveness of any transfer that is not prohibited by this paragraph. After it is notified of the effectiveness of any transfer pursuant to the foregoing sentence, the Indenture Trustee shall regard the Bonds held by such Holder (or specified portion thereof) as being held by a Benefit Plan Investor in future calculations of the 25% Limitation made pursuant to this Indenture unless subsequently notified by such Holder that such Bonds (or specified portion thereof) would no longer be deemed to be held by Benefit Plan Investors. The Indenture Trustee shall be entitled to rely exclusively upon the information set forth in the face of the Transfer Certificates received pursuant to the terms of this Section 3.04 and only Bonds that a trust officer of the Indenture Trustee actually knows to be so held shall be so disregarded.

(h) The Indenture Trustee shall not be responsible for ascertaining whether any transfer complies with, or for otherwise monitoring or determining compliance with, the requirements or terms of the Securities Act, applicable state securities laws, ERISA, the Code or the Investment Company Act; except that if a certificate is specifically required by the terms of this Section 3.04 to be provided to the Indenture Trustee by a prospective transferor or transferee, the Indenture Trustee shall be under a duty to receive and examine the same to determine whether it conforms substantially on its face to the applicable requirements of this Section 3.04; provided, however, that the Indenture Trustee shall not be required to obtain any certificate specifically required by the terms of this Section 3.04 if the Indenture Trustee is not notified of or in a position to know of any transfer requiring such a certificate to be presented by the proposed transferor or transferee.

(i) So long as a Bond remains Outstanding, transfers and exchanges of a Bond, in whole or in part, shall only be made in accordance with Section 3.02, Section 3.03, and this Section 3.04(i).

(i) Transfer of Bonds. If a Holder of an interest in a Bond wishes at any time to transfer its interest in such Bond to a Person who wishes to take delivery thereof in the form of one or more Bonds of the same Class, such Holder may transfer or cause the transfer of such interest for an equivalent interest in one or more such Bonds of the same Class as provided below. Upon receipt by the Issuer and the Bond Registrar of:

(A) such Holder’s Bond properly endorsed for assignment to the transferee, and

(B) a Transfer Certificate given by the transferee of such beneficial interest, then the Bond Registrar shall cancel such Bond in accordance with Section 3.08, record the transfer in the Bond Register in accordance with this Section 3.04 and shall notify the Issuer, who shall execute one or more Bonds and the Indenture Trustee shall authenticate and deliver Bonds bearing the same designation as the Bond of the appropriate Class endorsed for transfer, registered in the names specified in the Transfer Certificate, in principal amounts designated by the transferee (the Class and the aggregate of such amounts being the same as the interest in the Bond surrendered by the transferor), and in an authorized denomination. Any purported transfer in violation of the foregoing requirements shall be null and void ab initio and of no force and effect.

(ii) Exchange of Bonds. If a Holder of an interest in one or more Bonds wishes at any time to exchange such Bonds for one or more such Bonds in the same Class, such Holder may exchange or cause the exchange of such interest for an equivalent interest in the Bonds of the same Class bearing the same designation as the Bonds endorsed for exchange as provided below. Upon receipt by the Bond Registrar of:

(A) such Holder’s Bonds properly endorsed for such exchange and

(B) written instructions from such Holder designating the number and principal amounts of the applicable Bonds to be issued (the Class and the aggregate principal amounts of such Bonds to be issued being the same as the Bonds surrendered for exchange), then the Bond Registrar shall cancel such Bonds in accordance with Section 3.08, record the exchange in the Bond Register in accordance with this Section 3.04 and shall notify the Issuer, who shall execute the Bonds and the Indenture Trustee shall authenticate and deliver one or more Bonds of the same Class bearing the same designation as the Bonds endorsed for exchange, registered in the same names as the Bonds surrendered by such Holder or such different names as are specified in the endorsement described in clause (A) above, in different principal amounts designated by such Holder (the Class and the aggregate principal amounts of such Bonds to be issued being the same as the Bonds surrendered for exchange), and in an authorized denomination.

(j) If Bonds are issued upon the transfer, exchange or replacement of Bonds bearing the applicable legends set forth in the applicable part of Exhibit A, and if a request is made to remove such applicable legend on such Bonds, the Bonds so issued shall bear such applicable legend, or such applicable legend shall not be removed, as the case may be, unless there is delivered to the Indenture Trustee and the Issuer such satisfactory evidence, which may include an Opinion of Counsel acceptable to them, as may be reasonably required by the Issuer (and which shall by its terms permit reliance by the Indenture Trustee), to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of the Securities Act, the Investment Company Act, ERISA and the Code. Upon provision of such satisfactory evidence, the Indenture Trustee, at the written direction of the Issuer shall, after due execution by the Issuer authenticate and deliver Bonds that do not bear such applicable legend.

(k) To the fullest extent permitted by applicable law, the Bonds (or any interest therein) may not be Transferred to any Person; provided, however, that a Transfer of a Bond shall be permitted if (i) such Transfer is a transfer of record ownership that would be recorded in the Bond Register and, upon registration, there would be registered in the Bond Register and the Beneficial Interest Register (as defined in the Trust Agreement) not more than 95 Bondholders and Beneficiaries, (ii) the Indenture Trustee shall have received written certification from the transferee that it is the beneficial owner of the issued Bond for federal income tax purposes, and (iii) the Indenture Trustee shall have received (A) written certification from the transferee that it is and will remain a “domestic corporation” and not an S corporation for such purposes or, if the Servicer in its sole discretion consents and (B)(I) written certification from the transferee that, for purposes of U.S. Treasury Regulations Section 1.7704-1(h)(3), less than 50% of such transferee’s assets, by value, will consist at the time of Transfer and at all times thereafter of the transferee’s direct and indirect interest in Bonds and (II) a completed certificate substantially in the form attached as Exhibit D, if applicable, with a completed Internal Revenue Service Form W-9 (or successor form) or, if Exhibit D is not applicable, a completed Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY, as applicable (or successor forms), and such additional information as may be requested by the Indenture Trustee for purposes of determining withholding status as to such Person, and (III) if requested by the Servicer, an Opinion of Counsel, reasonably satisfactory to the Servicer, that states that, for purposes of U.S. Treasury Regulations Section 1.7704-1(h)(2), the Transfer would not have been required to be registered under the Securities Act if the transferor had been offered a Bond on the Closing Date within the United States; provided further that any Transfer except as expressly permitted pursuant to, and in compliance with, the provisions of this Section 3.04 shall be null and void.

Section 3.05. Mutilated, Destroyed, Lost or Stolen Bonds. If (a) any mutilated Bond is surrendered to the Indenture Trustee, or the Indenture Trustee receives evidence to its reasonable satisfaction of the destruction, loss or theft of any Bond, and (b) in the case of any mutilated Bond, such mutilated Bond shall first be surrendered to the Indenture Trustee, and in the case of any destroyed, lost or stolen Bond, the Bondholder shall have first delivered to the Indenture Trustee and the Servicer such security or indemnity as may be reasonably required by it to hold the Indenture Trustee and the Servicer harmless, then, in the absence of notice to the Indenture Trustee that such Bond has been acquired by a bona fide purchaser, the Indenture Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Bond, a new Bond of like tenor and aggregate principal amount, bearing a number not contemporaneously outstanding.

Upon the issuance of any new Bond under this Section 3.05, the Bondholder shall be responsible for any tax or other governmental charge that may be imposed in relation thereto, but the Indenture Trustee will not charge any fee.

Every new Bond issued pursuant to this Section 3.05 in exchange for or in lieu of any mutilated, destroyed, lost or stolen Bond shall constitute an original additional contractual obligation of the Issuer, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Bonds of the same Class duly issued hereunder and such mutilated, destroyed, lost or stolen Bond shall not be valid for any purpose.

The provisions of this Section 3.05 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Bonds.

Section 3.06. Persons Deemed Bondholders. The Indenture Trustee and any agent of the Indenture Trustee shall treat the Person in whose name any Bond is registered as the Holder of such Bond for the purpose of receiving distributions with respect to such Bond and for all other purposes whatsoever, and neither the Indenture Trustee nor any agent of the Indenture Trustee shall be affected by notice to the contrary.

Section 3.07. Payment of Interest and Principal.

(a) If no default by the LLE Servicer has occurred and is continuing under the LLE Servicing Agreement, the LLE Servicer may direct the Indenture Trustee in writing to withdraw from the Servicer Account on any Business Day, in each case before depositing (or causing to be deposited) Scheduled Lease Payments and Unscheduled Project Payments received with respect to any Land Lease Asset into the Collection Account pursuant to Section 5.03(b), only those amounts necessary to (i) pay known or reasonably anticipated Asset Level Expenses as and when due or (ii) reimburse the LLE Servicer for its payment of Asset Level Expenses, including LLE Servicer Advances related to such Land Lease Asset, in each case without duplication. If the amount available to be withdrawn on any Business Day is insufficient to pay or reimburse such Asset Level Expenses or LLE Servicer Advances, the LLE Servicer may direct the Indenture Trustee to withdraw such shortfall on one or more subsequent Business Days. The Indenture Trustee shall, promptly after its receipt of any written direction pursuant to this Section 3.07(a), withdraw from the Servicer Account the amount specified in such written direction and pay such amount in accordance with such written direction. If a Servicer Event of Default or an Event of Default has occurred and is continuing or a default by the LLE Servicer under the LLE Servicing Agreement has occurred and is continuing, then, in each case, the LLE Servicer may deliver to the Indenture Trustee, in each case not fewer than two and not more than five Business Days before any Asset Level Expense is scheduled to become due and payable or any Asset Level Expense is eligible to be reimbursed, a notice executed and delivered by an

Authorized Officer of the LLE Servicer (i) specifying the date on which such Asset Level Expense will become due and payable or such Asset Level Expense was incurred, (ii) describing the nature of such Asset Level Expense, (iii) identifying the Land Lease Entity to which such Asset Level Expense relates, and (iv) specifying the amount of such Asset Level Expense. The Indenture Trustee shall, promptly after its receipt of any such notice, withdraw from the Servicer Account the amount specified in such notice and pay such amount at the direction of the LLE Servicer. The LLE Servicer may not amend, supplement or otherwise modify the LLE Servicing Agreement without the prior written consent of the Required Bondholders. If the Servicer makes a Servicer Advance pursuant to Section 6.12, the Servicer may direct or instruct the Indenture Trustee to withdraw funds from the Servicer Account with respect to such Servicer Advance in accordance with this Section 3.07(a) as if such advance had been made by the LLE Servicer.

(b) On each Payment Date, the Indenture Trustee shall, to the extent directed in the related Quarterly Servicer Report, apply the related Available Funds on deposit in the Collection Account to make the following payments and deposits in the following order of priority:

(i) pro rata (A) to the Owner Trustee and the Indenture Trustee, the Trustee Fees for such Payment Date plus any accrued but unpaid Trustee Fees with respect to prior Payment Dates plus any extraordinary out-of-pocket expenses of the Owner Trustee or the Indenture Trustee incurred and not reimbursed and indemnity amounts owed to the Owner Trustee or the Indenture Trustee, in each case in connection with their respective obligations and duties under the Trust Agreement and this Indenture, respectively; provided, however, that the aggregate amount payable to the Owner Trustee and the Indenture Trustee on such Payment Date as reimbursement for such expenses shall be limited to $450,000 per calendar year unless an Event of Default has occurred, the Bonds have been accelerated, or the Trust Estate has been sold pursuant to this Indenture; and (B) to the Backup Servicer, the Backup Servicer Fee for such Payment Date plus any accrued but unpaid Backup Servicer Fees with respect to prior Payment Dates;

(ii) to the Servicer, the Servicer Fee for such Payment Date;

(iii) to the Servicer, any accrued but unpaid Servicer Fees with respect to prior Payment Dates plus, to the extent not otherwise reimbursed, any other costs and expenses of the Servicer relating to mistaken deposits, postings or checks returned for insufficient funds; provided, however, that the aggregate amount payable to the Servicer as reimbursement for such other reimbursable costs and expenses incurred by the Servicer in the performance of its duties, to the extent unanticipated, will be limited to $1,500 per calendar year;

(iv) to the Class A Bondholders, the Class A Bond Interest for such Payment Date;

(v) except during any Class B Interest Deferral Period, to the Class B Bondholders, the Class B Bond Interest for such Payment Date;

(vi) to the Class A Liquidity Reserve Account, an amount equal to (A) the Class A Liquidity Reserve Account Required Balance for such Payment Date minus (B) the amount on deposit in the Class A Liquidity Reserve Account immediately prior to such Payment Date;

(vii) during any Partial Early Amortization Period or any Regular Amortization Period, to the Class A Bondholders in the following order of priority: (A) the Scheduled Bond Principal Payment for the Class A Bonds for such Payment Date; (B) the Unscheduled Bond Principal Payment for such Payment Date (or such lesser amount as will reduce the Outstanding Bond Balance of the Class A Bonds to zero); and (C) the Class A Target Balance Supplemental Principal Payment for such Payment Date;

(viii) during any Early Amortization Period, in the following order of priority: (A) to the Class A Bondholders until the Outstanding Bond Balance of the Class A Bonds has been reduced to zero; and (B) to the Class B Bondholders in the following order of priority: (1) to reduce the Outstanding Bond Balance of the Class B Bonds to zero and (2) to pay any unpaid Class B Deferred Interest for such Payment Date;

(ix) during any Partial Early Amortization Period to the extent of 50% of any remaining Available Funds on deposit in the Collection Account, to the Class A Bondholders until the Outstanding Bond Balance of the Class A Bonds has been reduced to zero;

(x) during any Partial Early Amortization Period, to the Class B Bondholders in the following order of priority: (A) to pay any unpaid Class B Deferred Interest for such Payment Date; (B) to pay any unpaid Class B Bond Interest for such Payment Date; and (C) to reduce the Outstanding Bond Balance of the Class B Bonds to zero;

(xi) during any Regular Amortization Period, to the Class B Bondholders in the following order of priority: (A) the Scheduled Bond Principal Payment for the Class B Bonds for such Payment Date; (B) the Unscheduled Bond Principal Payment for such Payment Date remaining after payment to the Class A Bondholders (or such lesser amount as will reduce the Outstanding Bond Balance of the Class B Bonds to zero); and (C) any unpaid Class B Deferred Interest;

(xii) to the Owner Trustee and the Indenture Trustee, any extraordinary out-of-pocket expenses of the Owner Trustee or the Indenture Trustee not paid pursuant to clause (i) above because of the expense amount limitation described in such clause;

(xiii) to the Class A Bondholders and the Class B Bondholders, in that order of priority, their respective Post-ARD Additional Bond Interest and Deferred Post-ARD Additional Bond Interest, if any, for such Payment Date; and

(xiv) to or at the direction of the Issuer, any remaining Available Funds on deposit in the Collection Account, free and clear of the Lien of this Indenture.

(c) Each Class of Bonds shall accrue interest during each Interest Accrual Period at the related Bond Rate, and such interest shall be due and payable on each Payment Date. Interest on each Class of Bonds shall be calculated on the basis of a 360 day year consisting of twelve 30-day months. Notwithstanding any other provision hereof, no Bond Rate may exceed the maximum rate permitted by law.

(d) Subject to Section 3.01, any installment of interest or principal, if any, payable on any Bond that is punctually paid or duly provided for on the applicable Payment Date shall be paid to the Person in whose name such Bond is registered at the close of business on the related Record Date by wire transfer or by check mailed first-class postage prepaid to such Person’s address as it appears on the Bond Register at the close of business on such Record Date. The funds represented by any such checks returned undelivered shall be held in accordance with Section 4.02.

(e) All principal and interest payments on a Class of Bonds shall be made pro rata to the Bondholders of such Class entitled thereto. Except as otherwise provided herein, the Indenture Trustee shall, before the Payment Date on which the Issuer expects to pay the final installment of principal of and interest on any Bond, notify the Holder of such Bond as of the close of business on the related Record Date of such final installment. Such notice shall be delivered prior to such final Payment Date and shall specify that such final installment shall be payable only upon presentation and surrender of such Bond and shall specify the place where such Bond may be presented and surrendered for payment of such installment. Notices in connection with any Voluntary Prepayment shall be delivered to Bondholders as provided in Section 8.02.

(f) Notwithstanding the foregoing, the unpaid principal amount of the Bonds shall be due and payable, to the extent not previously paid, on the date on which an Event of Default shall have occurred and be continuing, if the Indenture Trustee, acting at the direction of the Required Bondholders (or immediately upon the occurrence of an Event of Default described in Section 7.01(c)) have declared the Bonds to be immediately due and payable in the manner provided in Section 7.02.

Section 3.08. Cancellation. All Bonds surrendered for registration of transfer or exchange shall, if surrendered to any Person other than the Indenture Trustee, be delivered to the Indenture Trustee and shall be promptly canceled by it in accordance with its customary procedures. No Bond shall be authenticated in lieu of or in exchange for any Bond canceled as provided in this Section 3.08, except as expressly permitted by this Indenture.

Section 3.09. Bonds Beneficially Owned by Persons Not Institutional Accredited Investors/Qualified Purchasers or in Violation of ERISA Representations.

(a) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of an interest in any Bond to a person that is not an Institutional Accredited Investor/Qualified Purchaser and that is not made pursuant to an applicable exemption under the Securities Act and the Investment Company Act shall be null and void and any such purported transfer of which the Issuer or the Indenture Trustee shall have notice may be disregarded by the Issuer and the Indenture Trustee for all purposes.

(b) If any Person that is not an Institutional Accredited Investor/Qualified Purchaser shall become the owner of an interest in any Bond (any such person a “Non-Permitted Holder”), the Issuer shall send notice to such Non-Permitted Holder demanding that such Non-Permitted Holder transfer its interest in the Bonds held by such person to a Person that is not a Non-Permitted Holder within 30 days of the date of such notice. If such Non-Permitted Holder fails to so transfer such Bonds, as applicable, the Issuer (or the Administrator acting on behalf of the Issuer) shall have the right, without further notice to the Non-Permitted Holder, to sell such Bonds, as applicable, or interest in such Bonds at a public or private sale called and conducted in any manner permitted by law, and to remit the net proceeds of such sale (taking into account any commissions, expenses and taxes incurred by the Issuer in connection with such sale) to the holder as payment in full for such Bonds. The terms and conditions of any sale under this clause (b) shall be determined in the sole discretion of the Issuer (or the Administrator acting on behalf of the Issuer), and neither the Issuer nor the Administrator shall be liable to any Person having an interest in the Bonds sold as a result of any such sale or the exercise of such discretion.

(c) Notwithstanding anything to the contrary elsewhere in this Indenture, any transfer of an interest in any Bond to a Person who has made or is deemed to have made an ERISA-related representation required by Section 3.04 that is subsequently shown to be false or misleading shall be null and void and any such purported transfer of which the Issuer or the Indenture Trustee shall have notice may be disregarded by the Issuer and the Indenture Trustee for all purposes.

(d) If any Person shall become the owner of an interest in any Bond who has made or is deemed to have made an ERISA-related representation required by Section 3.04 that is subsequently shown to be false or misleading or whose ownership otherwise causes a violation of the 25% Limitation (any such person a “Non-Permitted ERISA Holder”), the Issuer shall, promptly after discovery by the Issuer that such person is a Non-Permitted ERISA Holder (or upon notice by the Indenture Trustee to the Issuer if it makes the discovery), send notice to such Non-Permitted ERISA Holder demanding that such Non-Permitted ERISA Holder transfer all or any portion of the Bonds held by such Person to a Person that is not a Non-Permitted ERISA Holder within 14 days of the date of such notice. If such Non-Permitted ERISA Holder fails to so transfer its Bonds the Issuer shall have the right, without further notice to the Non-Permitted ERISA Holder, to sell such Bonds or interest in such Bonds to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose. The Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Bonds and selling such Bonds to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion. The Holder of each Bond, the Non-Permitted ERISA Holder and each other Person in the chain of title from the Holder to the Non-Permitted ERISA Holder, by its acceptance of an interest in the Bonds agrees to cooperate with the Issuer and the Indenture Trustee to effect such transfers. The proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to the Non-Permitted ERISA Holder. The terms and conditions of any sale under this clause (d) shall be determined in the sole discretion of the Issuer, and neither the Issuer nor the Administrator shall be liable to any Person having an interest in the Bonds sold as a result of any such sale or the exercise of such discretion.

ARTICLE IV

COVENANTS

Section 4.01. Distributions. The Indenture Trustee will duly and punctually pay, from Available Funds on deposit in the Collection Account, distributions with respect to the Bonds in accordance with the terms of the Bonds and this Indenture. Such distributions shall be made by wire transfer to an account within the United States designated no later than five Business Days prior to the related Record Date, in each case to each Bondholder of record as of the close of business on such Record Date.

Section 4.02. Money for Distributions to be Held in Trust; Withholding; FATCA Matters.

(a) All payments of amounts due and payable with respect to the Bonds that are to be made from amounts withdrawn from the Collection Account pursuant to Section 3.07 shall be made by and on behalf of the Indenture Trustee.

(b) (i) The Indenture Trustee, on behalf of the Issuer, shall comply with all requirements of the Code, Treasury Regulations and applicable state and local law with respect to the withholding from any distributions made by it to any Bondholder of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith. If the Issuer is characterized as a partnership for income tax purposes, the Indenture Trustee shall withhold from amounts otherwise distributable to such Bondholder at the highest potentially applicable rate if such Bondholder fails to provide a duly executed Certificate of Non-Foreign Status substantially in the form attached as Exhibit D, which withholding shall be computed on the basis of such Bondholder’s allocable net income from the Issuer or, if it produces a larger withholding amount, its gross income from the Issuer, and such withheld amounts shall be deemed paid to the affected Bondholder for all purposes of this Indenture.

(ii) Each of the Issuer and each Holder of any Bonds, by the purchase of such Bonds or its acceptance of a beneficial interest therein, acknowledges that interest on the Bonds will be treated as United States source interest, and, as such, United States withholding tax may apply. Each of the Issuer and each such Bondholder further agrees, upon request, to provide any certifications that may be required under applicable law, regulations or procedures to evidence such status and understands that if it ceases to satisfy the foregoing requirements or provide requested documentation, payments to it under the Bonds or any Transaction Document may be subject to United States withholding tax (without any corresponding gross-up). Without limiting the foregoing, if a payment made with respect to the Bonds or any Transaction Document would be subject to United States federal withholding tax imposed by FATCA if the recipient of such payment were to fail to comply with FATCA (including the requirements of Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such recipient shall deliver to the Issuer and the Indenture Trustee, at the time or times prescribed by the Code and at such time or times reasonably requested by the Issuer or the Indenture Trustee, such documentation prescribed by the Code (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Indenture Trustee to comply with their respective obligations under FATCA, to determine that such recipient has complied with such recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

Section 4.03. Protection of Trust Estate.

(a) The Indenture Trustee will hold the Trust Estate in trust for the benefit of the Bondholders. The Issuer, the Indenture Trustee and the Servicer, from time to time, will execute and deliver all such supplements and amendments hereto pursuant to ARTICLE XII and all instruments of further assurance and other instruments, and the Issuer and the Servicer will take such other action as the Servicer deems reasonably necessary or advisable, to:

(i) more effectively hold in trust all or any portion of the Trust Estate;

(ii) perfect, publish notice of, or protect the validity of any Grant made or to be made by this Indenture;

(iii) enforce the Indenture Trustee’s rights with respect to the Trust Estate; or

(iv) preserve and defend title to the Trust Estate and the rights of the Indenture Trustee, and the interests of the Bondholders represented thereby, in the Trust Estate against the claims of all Persons and parties.

(b) The Issuer hereby appoints the Indenture Trustee with effect from the date of this Indenture to act as custodian of the certificates representing the Membership Interests (the “Custodial Property”) pursuant to the terms and conditions of this Indenture, and the Indenture Trustee hereby accepts such appointment. The Issuer will, on the Closing Date, deliver the Custodial Property to The Bank of New York Mellon Corporate Trust - Asset-Backed Securities, 101 Barclay St – 7E, New York, NY 10286, Attn: Michael Commisso, or such other location as the Indenture Trustee may designate in writing to the Issuer, and the Indenture Trustee will hold the Custodial Property in its physical possession in a secure location. The Indenture Trustee shall exercise reasonable care and diligence, consistent with customary standards for such custody, in the possession, retention and protection of the Custodial Property. The Issuer acknowledges and agrees that the Indenture Trustee has no obligation to review the Custodial Property.

(c) The Indenture Trustee shall have the power to enforce, and may enforce, the obligations of the other parties to this Indenture, by action, suit or proceeding at law or equity, and shall also have the power to enjoin, by action or suit in equity, any acts or occurrences which may be unlawful or in violation of the rights of the Bondholders; provided, however, that nothing in this Section 4.03(c) shall require any action by the Indenture Trustee unless the Indenture Trustee shall first have been furnished with such indemnity as is satisfactory to it.

(d) The Servicer is hereby authorized and empowered by the Issuer to, and it shall on behalf of the Issuer, execute and deliver or cause to be executed and delivered on behalf of the Issuer, (i) any and all financing statements, continuation statements and other documents or instruments necessary to perfect or maintain the Indenture Trustee’s Lien on the Trust Estate and (ii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and any other comparable instrument, with respect to the Trust Estate if, in the Servicer’s reasonable judgment, such action is in the best interest of the Bondholders and in accordance with this Indenture.

Section 4.04. Performance of Obligations. Neither the Issuer, the Indenture Trustee, nor the Servicer will take any action, nor will any of them permit any Affiliate to take any action, that would release the Issuer, the Depositor, or any Land Lease Entity from any of its covenants or obligations under any instrument or document relating to the Trust Estate or the Bonds or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such instrument or document, except as expressly provided in this Indenture, such other instrument or document, or any other Transaction Document.

The Indenture Trustee may contract with other Persons to assist it in performing its duties hereunder. Subject to ARTICLE IX, the Indenture Trustee shall remain primarily liable for the performance of its duties hereunder.

Section 4.05. Negative Covenants. The Issuer will not take any of the following actions:

(a) sell, transfer, exchange or otherwise dispose of any of the Trust Estate except as expressly permitted by this Indenture;

(b) claim any credit on or make any deduction from the distributions payable in respect of, the Bonds;

(c) incur, assume or guaranty on behalf of the Issuer any Indebtedness of any Person except pursuant to this Indenture;

(d) dissolve or liquidate the Trust Estate in whole or in part, except pursuant to ARTICLE VIII and ARTICLE IX;

(e) amend, modify or restate its charter documents without the prior written consent of the Required Bondholders;

(f) impair the validity or effectiveness of this Indenture, or release any Person from any covenants or obligations with respect to the Issuer or the Bonds under this Indenture, except as may be expressly permitted hereby; or

(g) create or extend any Lien to or upon the Trust Estate or any part thereof or any interest therein or the proceeds thereof, except for Permitted Liens.

Section 4.06. Issuer May Consolidate, etc., Only on Certain Terms. Notwithstanding any other provision of the Trust Agreement and any provision of law that otherwise so empowers the Issuer, the Issuer shall not consolidate with or merge into any other Person or, except as specifically contemplated by the Transaction Documents, sell, convey or transfer all or substantially all of its properties and assets to any other Person unless:

(a) the Person (if other than the Issuer) formed by or surviving such consolidation or merger or the Person that acquires the properties and assets of the Issuer by such sale, conveyance or transfer, as applicable, (i) shall be organized and existing under the laws of the United States or any state, (ii) shall expressly assume, by an indenture supplemental to this

Indenture, executed and delivered to the Indenture Trustee, in form satisfactory to the Beneficiaries and the Indenture Trustee, the due and punctual payment of the principal of and interest on all Bonds and the performance or observance of every agreement and covenant of this Indenture to be performed or observed by the Issuer, (iii) in the case of any such sale, conveyance or transfer, shall expressly agree by means of such supplemental indenture that all right, title and interest so sold, conveyed or transferred shall be subject and subordinate to the rights of Bondholders and (iv) in the case of any such sale, conveyance or transfer, shall, unless otherwise provided in such supplemental indenture, expressly agree to indemnify, defend and hold harmless the Issuer against and from any loss, liability or expense arising under or related to such supplemental indenture and the Bonds;

(b) prior to and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c) the Rating Agency Condition shall have been satisfied with respect to such transaction;

(d) each of the Issuer and the Indenture Trustee shall have received an Opinion of Counsel to the effect that such transaction will not have any material adverse federal income tax consequence to the Issuer, any Beneficiary, or any Bondholder;

(e) each of the Issuer and the Indenture Trustee shall have received an Opinion of Counsel to the effect that any action necessary to maintain the Lien created by this Indenture has been taken; and

(f) each of the Issuer and the Indenture Trustee shall have received an Officer’s Certificate and an Opinion of Counsel each stating that such consolidation or merger or such sale, conveyance or transfer, as applicable, and such supplemental indenture comply with this Section 4.06 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 4.07. No Other Powers. The Issuer shall not engage in any business activity or transaction other than those activities permitted by the Trust Agreement.

Section 4.08. Unconditional Rights of Bondholders to Receive Distributions. Notwithstanding any other provision of this Indenture, each Bondholder shall have the right, which is absolute and unconditional, to receive distributions to the extent and in the manner provided herein and in such Bond or to institute suit for the enforcement of any such distribution, and such right shall not be impaired without the consent of such Bondholder.

Section 4.09. Control by Bondholders. The Required Bondholders may direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee with respect to the Bonds or exercising any trust or power conferred on the Indenture Trustee with respect to the Bonds or the Trust Estate; provided, however, that:

(a) such direction shall not be in conflict with any rule of law or with this Indenture;

(b) the Indenture Trustee shall have been provided with indemnity satisfactory to it; and

(c) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee, which is not inconsistent with such direction; provided, however, that the Indenture Trustee need not take any action which it determines might involve it in liability or may be unjustly prejudicial to the Bondholders not so directing.

Section 4.10. Sole Member Covenants. As the sole member of each Land Lease Entity, unless prohibited by applicable law, the Issuer covenants that it shall direct and cause each Land Lease Entity: (i) to observe and perform all the material obligations imposed upon the each Land Lease Entity under every such Land Lease Asset Document to which it is a party and not to do or to knowingly permit to be done anything to impair the security thereof; (ii) not to execute any other assignment of such Land Lease Entity’s interest in the Land Lease Asset Documents to which it is a party or assignment of rents arising or accruing from such Land Lease Asset Documents or from the Project Property; (iii) not to materially alter, modify or change the terms of the Land Lease Asset Documents to which it is a party, or cancel or terminate the same, or accept a surrender thereof without the prior written consent of Indenture Trustee in each instance (except where the applicable Land Lease Asset Document allows the counterparty thereunder to terminate such Land Lease Asset Document without the applicable Land Lease Entity’s consent or approval); (iv) not to subordinate any Land Lease Asset Document or any Project Property to any mortgage or other encumbrance, or permit, consent or agree to such subordination, without Indenture Trustee’s prior written consent in each instance (which limitation, for the avoidance of doubt, shall not restrict or limit a Land Lease Entity from agreeing to subordinate any mortgage or other encumbrance of the applicable Land Lease Entity’s rights in and to its Project Property to the Land Lease Asset Document itself or to any mortgage or other encumbrance of any party providing financing to the Lessee or Operator of the Project being operated on such Project Property and secured by the Lessee’s or Operator’s interest under the Land Lease Asset Document); (v) not to convey or transfer or to knowingly suffer or permit a conveyance or transfer of the premises demised by any Land Lease Asset Document or of any interest therein so as to affect directly or indirectly a merger of the estates and rights, or a termination or diminution of the obligations, of any Lessee thereunder (except where the applicable Land Lease Asset Document allows the counterparty thereunder to transfer or convey its interests in such Land Lease Asset Document without the applicable Land Lease Entity’s consent or approval); (vi) not to materially alter, modify or change the terms of any guaranty of any Land Lease Asset Document, or any security for any Land Lease Asset Document, or cancel or terminate any such guaranty, or release or reduce any such security, without the prior written consent of Indenture Trustee in each instance; (vii) not to consent to any assignment of or subleasing under any such Land Lease Asset Document, unless in accordance with its terms, without the prior written consent of Indenture Trustee in each instance; (viii) not to enter into any future Land Lease Asset Documents of all or any part of the Project Property without Indenture Trustee’s prior written consent in each instance; (ix) at Indenture Trustee’s request, furnish to Indenture Trustee true and complete copies of all Land Lease Asset Documents and amendments thereto; and (x) to direct, or have the Servicer or any sub-servicer direct, all Lessees to deposit all amounts owed with respect to the Land Lease Asset Documents, including, but not limited to lease payments, royalty payments, condemnation proceeds, insurance proceeds, termination payments and prepayments, into the Servicer’s Account; provided if the Land Lease Entity receives any such amounts with respect to the Land Lease Asset Documents it shall immediately deposit, or cause to be deposited, such amounts into the Servicer Account. Notwithstanding anything to the contrary contained in this Section 4.10, whenever the prior written consent of Indenture Trustee is required in respect of any Land Lease Entity action, Indenture Trustee hereby agrees that such consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE V

ACCOUNTS, DISBURSEMENTS AND RELEASES

Section 5.01. Collection of Money. Except as otherwise expressly provided in this Indenture, the Indenture Trustee may demand payment or delivery of all money and other property payable to or receivable by the Indenture Trustee pursuant to this Indenture, including all Scheduled Lease Payments with respect to any Land Lease Asset due in accordance with the respective terms and conditions of the related Land Lease Asset Documents. The Indenture Trustee shall hold all such money and property received by it, other than pursuant to or as contemplated by Section 4.02(a), as part of the Trust Estate and shall apply it as provided in this Indenture. Except as otherwise expressly provided in this Indenture, if any default occurs in the making of any payment or performance under any agreement or instrument that is part of the Trust Estate, the Indenture Trustee may take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate Proceedings. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Indenture and any right to proceed thereafter as provided in ARTICLE VII.

Section 5.02. Establishment of Accounts. The Issuer shall cause to be established, and the Indenture Trustee shall maintain, at the corporate trust office of the Indenture Trustee, (a) a collection account entitled “The Bank of New York Mellon, in trust for the benefit of the Holders of the HASI SYB Trust 2015-1 Bonds – Collection Account” (the “Collection Account”), (b) a reserve account entitled “The Bank of New York Mellon, in trust for the benefit of the Holders of the HASI SYB Trust 2015-1 Class A Bonds – Liquidity Reserve Account” (the “Class A Liquidity Reserve Account”), (c) a defeasance account entitled “The Bank of New York Mellon, in trust for the benefit of the Holders of the HASI SYB Trust 2015-1 Bonds –Defeasance Account (the “Defeasance Account”) and (d) a voluntary prepayment account entitled “The Bank of New York Mellon, in trust for the benefit of the Holders of the HASI SYB Trust 2015-1 Bonds – Voluntary Prepayment Account” (the “Voluntary Prepayment Account”). Each of the Accounts shall be an Eligible Account, and funds held in each Account shall not be commingled with those of any other Person. The Voluntary Prepayment Account shall be a deposit account and the Collection Account, the Class A Liquidity Reserve Account and the Defeasance Account shall each be a securities account. Funds from each Account may only be withdrawn by the Indenture Trustee in accordance with this Indenture. The funds in the Voluntary Prepayment Account shall not be invested.

Section 5.03. Collection Account.

(a) On the Closing Date, the Indenture Trustee shall, pursuant to Section 2.02, deposit into the Collection Account an amount equal to the Initial Collection Account Deposit Amount.

(b) The LLE Servicer shall deposit (or cause to be deposited) from the Servicer Account into the Collection Account no less frequently than once per week all Scheduled Lease Payments and Unscheduled Project Payments received with respect to the Land Lease Assets and not otherwise deposited into the Collection Account net of any amounts withdrawn from the Servicer Account during the related Collection Period pursuant to Section 3.07(a).

(c) The LLE Servicer shall deposit (or cause to be deposited) into the Collection Account promptly following receipt all Unscheduled Bond Principal Payments, including all Unscheduled Project Payments, all Repurchase Payments and all Indemnity Payments; provided, however, that the Servicer shall deposit (or cause to be deposited) into the Voluntary Prepayment Account the portion of all Repurchase Payments allocable to the related Make Whole Amounts. The Servicer shall instruct the Indenture Trustee to deposit into the Collection Account all amounts withdrawn from the Defeasance Account pursuant to Section 5.05 and all amounts withdrawn from the Class A Liquidity Reserve Account pursuant to Section 5.04.

(d) On each Payment Date, the Indenture Trustee shall apply or cause to be applied all related Available Funds then on deposit in the Collection Account in accordance with Section 3.07(b).

Section 5.04. Class A Liquidity Reserve Account.

(a) On the Closing Date, the Indenture Trustee shall, pursuant to Section 2.02, deposit into the Class A Liquidity Reserve Account an amount equal to the Class A Liquidity Reserve Account Required Balance for the Closing Date.

(b) If the amount on deposit in the Collection Account on any Reporting Date (after giving effect to all other deposits to be made into the Collection Account on such Reporting Date, including any amount to be withdrawn from the Defeasance Account on such Reporting Date) is less than the amount necessary to make the payments described for the following Payment Date in clauses (b)(i) through (b)(iv) of Section 3.07, the Indenture Trustee shall, to the extent directed in the related Quarterly Servicer Report, withdraw from the Class A Liquidity Reserve Account, to the extent available, and deposit into the Collection Account, before such Payment Date, the amount of such deficiency.

(c) If the Class A Bonds, together with all accrued but unpaid interest thereon, have not been paid in full on either of (i) the date on which an Event of Default occurs or (ii) the Anticipated Repayment Date, the Indenture Trustee shall, to the extent directed in the related Quarterly Servicer Report, withdraw from the Class A Liquidity Reserve Account, to the extent available, and pay to the Class A Bondholders on either such date the amount of such deficiency.

(d) If the amount on deposit in the Class A Liquidity Reserve Account on any Reporting Date (after giving effect to any withdrawal to be made from the Class A Liquidity Reserve Account before the following Payment Date pursuant to clause (b) or (c) of Section 5.04 exceeds the Class A Liquidity Reserve Account Required Balance for such following Payment Date, the Indenture Trustee shall, to the extent directed in the related Quarterly Servicer Report, withdraw from the Class A Liquidity Reserve Account and deposit into the Collection Account, before such Payment Date, the amount of such excess.

(e) On the Class A Liquidity Reserve Account Release Date, the Indenture Trustee shall, to the extent directed in the related Quarterly Servicer Report, withdraw from the Class A Liquidity Reserve Account and deposit into the Collection Account all amounts then on deposit in the Class A Liquidity Reserve Account.

Section 5.05. Defeasance Account.

(a) On each Reporting Date, the Indenture Trustee shall, to the extent directed in the related Quarterly Servicer Report, withdraw all cash on deposit in the Defeasance Account and deposit such cash into the Collection Account.

(b) On the Payment Date on which all of the Class B Bonds are paid in full, the Indenture Trustee shall, to the extent directed in the related Quarterly Servicer Report, withdraw any balance of cash or securities remaining on deposit in the Defeasance Account after any withdrawal necessary to pay the Class B Bonds and pay or distribute such cash or securities to the Issuer.

Section 5.06. Investment of Accounts.

(a) All of the funds in the Accounts held by the Indenture Trustee shall be invested and reinvested by the Indenture Trustee in the name of the Issuer for the benefit of the Bondholders, as directed in writing by the Servicer, in one or more Eligible Investments bearing interest or sold at a discount. No investment in any Account, other than the Defeasance Account, shall mature later than the next Reporting Date or such earlier date as shall be necessary to permit the Indenture Trustee to make the deposits required by Section 5.03 and Section 5.04. The Indenture Trustee shall act as a securities intermediary and shall: (i) hold each Permitted Investment that constitutes investment property and shall further (I) agree that such investment property shall at all times be credited to a securities account of which the Indenture Trustee is the “entitlement holder” as defined in Section 8-102(a)(7) of the UCC, (II) comply with “entitlement orders” as defined in Section 8-102(a)(8) of the UCC originated solely by the Indenture Trustee without the further consent of any other Person, (III) agree that all property credited to such securities account shall be treated as a “financial asset” as such term is defined in Section 8-102(a)(9) of the UCC, (IV) waive any Lien on any property credited to such securities account, and (V) agree that its jurisdiction for purposes of Section 8-110 and Section 9-305(a)(3) of the UCC shall be Delaware, and that such agreement shall be governed by the laws of the State of Delaware; and (ii) maintain for the benefit of the Bondholders, possession or control of each other Eligible Investment (including any negotiable instruments, if any, evidencing such Eligible Investments). Terms used in clause (i) above that are defined in the Delaware UCC and not otherwise defined herein shall have the meaning set forth in the Delaware UCC.

(b) Subject to Section 9.01, the Indenture Trustee shall not in any way be held liable by reason of any insufficiency in any Account held by the Indenture Trustee resulting from any loss on any Eligible Investment included therein. The Servicer shall promptly reimburse each Account suffering a loss (but only to the extent the Servicer directed which Eligible

Investments would be made in such Account) in an amount equal to such loss. The Servicer shall deposit the amount of such loss no later than the Business Day prior to the next Payment Date.

(c) All funds in the Accounts held by the Indenture Trustee shall be invested in the Morgan Stanley Institutional Liquidity Fund – Treasury Portfolio (Institutional Share Class) if the Servicer shall have failed to give investment directions to the Indenture Trustee within ten days after receipt of a written request for such directions from the Indenture Trustee. The Indenture Trustee shall have no liability for interest on uninvested funds or for the performance of investments relating to funds in the Accounts.

Section 5.07. Reports by Indenture Trustee. The Indenture Trustee shall report to the Servicer and the Bondholders in the form of an account statement with respect to the amount then held in each Account (including investment earnings accrued or scheduled to accrue) held by the Indenture Trustee and the identity of the investments included therein, as the Servicer or the Bondholders may from time to time reasonably request.

Section 5.08. Correction of Deposit Errors. On any day, based on an Officer’s Certificate of the Servicer, the Indenture Trustee shall withdraw amounts specified therein (showing in reasonable detail the calculation thereof) and certified by the Servicer (i) to have been deposited into an Account in error, or (ii) to be no longer required to be maintained in such Account as provided herein, and remit the same to the Person or Account identified by the Servicer as being entitled thereto.

Section 5.09. Release of Trust Estate. Subject to the payment of its fees and expenses pursuant to Section 10.07, the Indenture Trustee, when required by the provisions of this Indenture, shall execute instruments to release property from the Lien of this Indenture, or convey the Indenture Trustee’s interest in the same, in a manner and under circumstances that are not inconsistent with the provisions of this Indenture, including in connection with any mandatory repurchase of Membership Interests pursuant to the Sale Agreement, any Voluntary Prepayment of the Bonds in whole pursuant to Section 8.01, and any Partial Defeasance pursuant to Section 8.04. No party relying upon an instrument executed by the Indenture Trustee as provided in this Section 5.09 shall be bound to ascertain the Indenture Trustee’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.

(a) The Issuer shall, in connection with any request to take action pursuant to Section 5.09 and at least five Business Days before the date of such action, deliver to the Indenture Trustee, in addition to all other certificates, opinions or other documents specifically required by this Indenture, an Opinion of Counsel stating the legal effect of such action, outlining the steps required to complete such action, and concluding that all conditions precedent to the taking of such action have been complied with and that such action will not materially and adversely affect the security for the Bonds or the rights of the Bondholders in contravention of the provisions of this Indenture. Counsel rendering any such opinion may rely, without independent investigation, on the accuracy and validity of any certificate or other instrument delivered to the Indenture Trustee in connection with any such action.

(b) The Indenture Trustee shall, at such time as there are no Bonds Outstanding and all sums due to the Indenture Trustee pursuant to Section 10.07 have been paid in full, release any remaining portion of the Trust Estate that secured the Bonds from the Lien of this Indenture and release to the Issuer or any other Person entitled thereto any funds then on deposit in the Accounts.

ARTICLE VI

SERVICING AND ADMINISTRATION OF TRUST ESTATE

Section 6.01. Servicer to Act as Servicer.

(a) The Servicer, as an independent contract servicer, is hereby appointed by the Issuer to act as servicer hereunder for its benefit and the benefit of the Bondholders, and the Servicer agrees to so act. The Servicer shall service and administer the Trust Estate in accordance with the terms of this Indenture. The Servicer agrees that it will, unless the Required Bondholders consent otherwise in writing:

(i) comply in all material respects with all applicable laws, rules, regulations and orders binding on it, its business and assets, the Land Lease Assets and all related Land Lease Asset Documents;

(ii) timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Transaction Documents relating to the Land Lease Assets;

(iii) devote to the performance of its obligations under this Indenture and the other Transaction Documents at least the same amount of time and attention, and exercise at least the same level of skill, care and diligence, in the performance of those obligations which a prudent firm engaged in a similar business would exercise, and the Servicer shall exercise reasonable care and due diligence in the performance of its duties hereunder. In particular, the Servicer shall perform its functions in a manner which complies with the terms of the Transaction Documents, the terms of the Land Lease Asset Documents and, to the extent consistent with the foregoing, in accordance with the customary standard of prudent servicers of assets similar to the Land Lease Assets, but in no event lower than the standards employed by it when servicing assets of a kind similar to the Land Lease Assets for its own account, but, in any case, without regard for (A) any relationship that it or any of its Affiliates may have with the related Lessee, and (B) its right to receive compensation for its services hereunder or with respect to any particular transaction;

(iv) promptly (but in any event within three (3) Business Days) after becoming aware thereof, notify the Indenture Trustee and the Bondholders in writing of any condition, event, act, matter or thing which is a breach of any of the representations, warranties, covenants or undertakings of it under this Indenture;

(v) deliver to the Indenture Trustee on the Closing Date (A) copies (which may be electronic copies) of the Land Lease Asset Documents relating to the Land Lease Assets and (B) an Officer’s Certificate of the Servicer certifying that all such documents have been delivered;

(vi) upon reasonable request and upon prior notice, grant the Required Bondholders access to its premises during normal office hours and allow the Required Bondholders to examine and make and take away copies of all records relating to the Land Lease Assets and to discuss matters relating to the Land Lease Assets with any of its officers or employees who can be expected to have knowledge of such matters;

(vii) not amend any Land Lease Asset Document without the written consent of the Required Bondholders (other than amendments executed in the ordinary course of business in connection with routine easements);

(viii) not allow any Liens on any of the Trust Estate or any Land Lease Asset except Liens Granted hereunder, Permitted Liens and such other Liens existing on the Closing Date and disclosed in writing to the Indenture Trustee and the Bondholders; and

(ix) keep in force all licenses (including its collection or servicing license (if required)), approvals, authorizations and consents which may be necessary in connection with the performance of its obligations under this Indenture and the other Transaction Documents and perform its obligations under this Indenture in such a way which is not prejudicial to the continuation of any such license, approval, authorization or consent.

(b) The Servicer shall take such actions as may be necessary to ensure that the security interest granted by the Issuer hereunder shall continue to be a perfected security interest of first priority under applicable law and shall be maintained as such throughout the term of this Indenture. Without limiting the generality of the foregoing, the Servicer shall prepare and file all filings necessary to maintain the effectiveness of any original filings under the UCC as in effect in any jurisdiction to perfect the Indenture Trustee’s Lien on the Trust Estate, including (i) continuation statements, and (ii) such other required statements as may be occasioned by (A) any change of name of the Indenture Trustee (such preparation and filing to be at the expense of the Indenture Trustee if occasioned by a change in the Indenture Trustee’s name other than in connection with the appointment of a successor Indenture Trustee) or (B) any change in the of location of the place of business or the chief executive office of the Indenture Trustee (such preparation and filing to be at the expense of the Indenture Trustee).

Section 6.02. Servicer Duties. In addition to any other customary services which the Servicer may perform, the Servicer shall perform or cause to be performed the following servicing and collection activities:

(a) perform standard accounting services and general record keeping services with respect to the Land Lease Assets and the Land Lease Asset Documents;

(b) promptly respond to any inquiries from the Land Lease Entities concerning the Land Lease Assets and the Land Lease Asset Documents;

(c) at all times keep the Lessees informed that the Servicer Account is the proper place and method for making Scheduled Lease Payments and cause the applicable Land Lease Entity to enforce any rights against any Lessee that makes a Scheduled Lease Payment other than to the proper place and in the proper manner;

(d) promptly respond to any inquiries from Bondholders and the Indenture Trustee;

(e) collect the Scheduled Lease Payments to be made by the Lessees with respect to the Land Lease Assets, hold any such payments, in trust, for the benefit of the Issuer and the Bondholders, and promptly deposit such payments (or cause such payments to be deposited) into the Collection Account in accordance with Section 5.03(a);

(f) if an Insolvency Event occurs with respect to a Lessee or any other event or circumstance occurs or exists which would reasonably be expected to adversely affect the Issuer’s ability to pay scheduled payments of principal and interest on the Bonds, give prompt notice to the Indenture Trustee thereof and take such actions as are necessary or appropriate to protect the interests of the Issuer, the Indenture Trustee and the Bondholders under the related Land Lease Asset Documents;

(g) if a condemnation proceeding is commenced with respect to any Land Lease Asset, take (or cause to be taken) such reasonable actions as may necessary or appropriate to maximize the amount of any related condemnation proceeds;

(h) calculate the Post-ARD Additional Interest Rates, Class B Deferred Interest, Post-ARD Additional Bond Interest and the Make Whole Amount, if any, due in connection with any Voluntary Prepayment or in connection with any Repurchase Payment; and

(i) take such other action as may be reasonably necessary or appropriate to carry out the duties and obligations imposed upon the Servicer pursuant to the terms of this Section 6.02.

Section 6.03. Records.

(a) The Servicer shall retain all relevant data (including computerized records) relating to or maintained in connection with the servicing of the Land Lease Assets for the benefit of and on behalf of the Bondholders at the address of the Servicer set forth in Section 13.14 or, upon ten Business Days prior written notice to the Indenture Trustee, at such other place where the servicing offices of the Servicer are located, and, if a Servicer Event of Default shall have occurred and be continuing, the Servicer shall, at its expense and upon demand of the Indenture Trustee, deliver to the Indenture Trustee or any designee thereof copies of all files (including computerized records) related to or necessary for the servicing of the Land Lease Assets. If the rights of the Servicer shall have been terminated in accordance with Section 6.16, the Servicer shall, at its expense and upon demand of the Indenture Trustee or the Bondholders, deliver to the Indenture Trustee or any designee thereof all files (including computerized records) related to or necessary for the servicing of the Land Lease Assets. In addition to delivering such data, the terminated Servicer shall, at its expense, use its best efforts to effect the orderly and efficient transfer of the servicing of the Land Lease Assets to the Backup Servicer or another successor Servicer, as applicable, including directing Lessees to send any relevant information and/or communications in respect of the Land Lease Assets to a party and address as designated by the Indenture Trustee. The provisions of this Section 6.03 shall not require the Servicer to transfer any proprietary material or computer programs unrelated to the servicing of the Trust Estate.

(b) The Servicer shall hold all documents and information in respect of the Trust Estate received or held by it for and on behalf of the Issuer and the Indenture Trustee, and shall dispose of such data only as specifically provided for herein. The Servicer shall segregate and maintain continuous custody of all documents and information in respect of the Trust Estate received by it in a secure manner in accordance with customary standards for such custody, it being understood and agreed that the Servicer may maintain custody of such documents and information in electronic format.

Section 6.04. Servicer’s Compensation. As compensation for the performance of its obligations under this Indenture, the Servicer shall be entitled to receive the Servicer Fee on each Payment Date in accordance with Section 3.07(b)(ii). The Servicer agrees to pay all fees and expenses payable or incurred by it hereunder. The Servicer further agrees to pay (i) the Trustee Fees to the Owner Trustee and the Indenture Trustee on each related Payment Date to the extent that such Trustee Fees are not paid on such Payment Date pursuant to Section 3.07(b)(i) and (ii) the Backup Servicer Fee to the Backup Servicer on each related Payment Date to the extent that such Backup Servicer Fee is not paid on such Payment Date pursuant to Section 3.07(b)(i). For the avoidance of doubt, any such payment shall not be deemed a Servicer Advance.

Section 6.05. Servicer Actions. The Servicer agrees to take all actions required to be taken hereunder or reasonably requested by the Indenture Trustee or the Required Bondholders to be taken in respect of the Trust Estate and the protection thereof. The Servicer agrees not to take any actions inconsistent with the rights and obligations of the Issuer, the Owner Trustee, the Indenture Trustee or the Bondholders. The Servicer shall not agree to any Material Modification without the consent of the Required Bondholders.

Section 6.06. Indemnification of Third Party Claims.

(a) The Servicer agrees to indemnify and hold the Issuer, the Indenture Trustee, the Backup Servicer and the Bondholders harmless against any and all claims, losses, penalties, fines, forfeitures, judgments, and other costs, fees and expenses (including reasonable and documented legal fees and expenses) (collectively, “Losses”) that any of them may sustain because of the failure by the Servicer to service the Trust Estate in compliance with the terms of Section 6.02; provided, however, that the Servicer shall have no liability to indemnify any such indemnified party under this Indenture to the extent that any such Losses, (i) were caused by the gross negligence, willful misconduct or bad faith of such indemnified party, (ii) arose from, or related to, losses with respect to the Land Lease Assets resulting from defaults by Lessees (but only to the extent such losses did not occur as a result of a failure by the Servicer to perform its duties in accordance with the terms of this Indenture) or (iii) constitute special, indirect, exemplary, or consequential damages alleged to be incurred by such indemnified party. Each of the Issuer, the Indenture Trustee and each Bondholder shall notify the Servicer promptly (and in all cases within ten Business Days) if a claim is made against it by a third party with respect to any Land Lease Asset or this Indenture, and the Servicer may, if such claim alleges a failure of the Servicer to perform its duties in compliance with this Indenture, assume, with the consent of the Issuer, the Indenture Trustee or such Bondholder, as applicable, the defense of such claim and pay all expenses in connection therewith, including counsel fees and expenses, and shall to the extent obligated under this Section 6.06, promptly pay, discharge and satisfy any judgment or decree which may be entered against it, the Issuer, the Indenture Trustee or such Bondholder in respect of such claim. If it is determined that the Servicer is liable for indemnification under this Section 6.06, satisfaction of such expenses, judgments or decrees shall be at the sole expense of the Servicer to the extent of such liability.

(b) HA Capital, in its capacity as Servicer, agrees to indemnify and hold the Issuer harmless against any Losses the Issuer may sustain resulting from the failure of the Depositor to comply with its obligation to repurchase Membership Interests pursuant to the Sale Agreement. HA Capital agrees that the Indenture Trustee is a third party beneficiary of this Section 6.06(b) and is entitled to enforce the provisions of this Section 6.06(b) on behalf of the Bondholders against HA Capital. For the avoidance of doubt, any such payment shall not be deemed a Servicer Advance.

Section 6.07. Accountant’s Report. On or before March 31 of each year, beginning on March 31, 2016, the Servicer (other than the Backup Servicer) shall, at the Servicer’s expense, cause an Accounting Firm to furnish a certificate or statement to the Issuer, the Indenture Trustee, the Backup Servicer and the Bondholders to the effect that such firm (a) has read the Transaction Documents, (b) has reviewed, in accordance with certain agreed upon procedures (which procedures are subject to the prior written approval of the Required Bondholders in their sole and absolute discretion) specified in such certificate or opinion, the records and calculations set forth in the Quarterly Servicer Reports delivered by the Servicer with respect to the preceding calendar year and any other specified documents and records relating to the servicing of the Trust Estate and (c) on the basis of such examination, certifies that:

(i) such firm has compared the information contained in such Quarterly Servicer Reports with information contained in the accounts and records for such calendar year in accordance with the standards established by the American Institute of Certified Public Accountants, and that the information set forth in such Quarterly Servicer Reports is correct except for such exceptions as such firm shall believe to be immaterial and such other exceptions as shall be set forth in such statement; and

(ii) the reporting requirements, including the Quarterly Servicer Report, have been completed in compliance with the Transaction Documents.

Section 6.08. Rights of Bondholders and Indenture Trustee in Respect of Servicer. The Servicer shall afford, at the Servicer’s expense, the Indenture Trustee, the Backup Servicer and any Bondholder, upon reasonable notice, during normal business hours, reasonable access to all records maintained by the Servicer in respect of its rights and obligations hereunder and reasonable access to officers of the Servicer responsible for such obligations. Subject to Section 6.16, the Indenture Trustee may, but is not obligated to, enforce the obligations of the Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer hereunder without hiring a replacement Servicer or exercise the rights of the Servicer hereunder; provided, however, that the Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Indenture Trustee or any designee. To the extent that the Indenture Trustee performs any such obligation, the Indenture

Trustee shall notify the Servicer of such performance and the cost of performing such obligation shall be deducted from any Servicer Fee and deemed and treated as an expense of the Indenture Trustee to be paid to the Indenture Trustee. The Indenture Trustee shall not have any responsibility or liability for any action or failure to act by the Servicer and is not obligated to supervise the performance of the Servicer under this Indenture or otherwise.

Section 6.09. Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it, except upon a determination that the performance of its duties under this Indenture is no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced in writing and accompanied by an Opinion of Counsel to such effect, each delivered to the Issuer, the Indenture Trustee and the Bondholders. Such Opinion of Counsel shall be an expense of the Servicer, and shall not be an expense of the Indenture Trustee or the Bondholders. No such resignation shall become effective until the Backup Servicer or another successor Servicer shall have assumed the Servicer’s responsibilities and obligations in accordance with Section 6.16.

Section 6.10. Representations, Warranties and Covenants of the Servicer. The Servicer hereby represents, warrants and covenants to the Indenture Trustee, for the benefit of the Bondholders, that, as of the date of execution of this Indenture:

(a) the Servicer has been duly organized and is validly existing and in good standing under the laws of the State of Maryland, with the requisite limited liability company power and authority to own its properties as such properties are currently owned, to conduct its business as such business is now conducted by it and to execute, deliver and perform the Transaction Documents to which it is a party, and is duly qualified or licensed to do business in each jurisdiction in which the ownership or lease of property or the conduct of its business shall require such qualification, and has the requisite limited liability company power and authority to enter into and deliver the Transaction Documents to which it is a party, and the execution, delivery and performance of the Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Servicer;

(b) the execution, delivery and performance by the Servicer of the Transaction Documents to which Servicer is a party do not: (i) violate the organizational documents of the Servicer, or result in a default under any material indenture, agreement or other instrument to which the Servicer is a party or by which it is bound; or (ii) violate any existing law or any existing order, rule or regulation applicable to the Servicer of any federal or state court or regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or its properties;

(c) the Transaction Documents to which the Servicer is a party, when duly executed and delivered by the Servicer and the other parties thereto, will be the legal, valid and binding obligation of the Servicer, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity;

(d) the Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might reasonably be expected to materially and adversely affect its condition (financial or other) or operations or would reasonably be expected to materially and adversely affect its ability to perform its obligations under this Indenture or any other Transaction Document to which it is a party;

(e) there is no Action pending with respect to which the Servicer has been served with process or, to the knowledge of the Servicer, threatened, which Action (i) seeks to prohibit, restrain or enjoin any of the transactions contemplated by the Transaction Documents or (ii) could reasonably be expected to result in any material adverse change in the business, properties, other assets or financial condition of the Servicer; and as of the time of acceptance hereof, to the knowledge of the Servicer, there is no basis for any action, suit or proceeding of the nature described in (i) and (ii) of this clause (e);

(f) the Servicer is in compliance with the requirements of all applicable laws, rules, regulations, and orders of all Governmental Authorities, a breach of any of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on its condition (financial or other) or operations;

(g) no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority required for the due execution, delivery or performance by the Servicer of any Transaction Document to which it is a party remains unobtained or unfiled or unrecorded. The Servicer is in compliance, in all material respects, with the requirements of all applicable laws, rules, regulations, and orders of all Governmental Authorities;

(h) since the formation of the Depositor, the Issuer and each Land Lease Entity, the Servicer has:

(i) held itself out as a separate entity from each of the Depositor, the Issuer and each Land Lease Entity;

(ii) not conducted any business in the name of any of the Depositor and each Land Lease Entity;

(iii) used stationary, invoices, checks and other business forms under its own name and not that of the Depositor, the Issuer or any Land Lease Entity;

(iv) not identified the Depositor, the Issuer or any Land Lease Entity as its division or department;

(v) maintained financial statements, books and records separate from the Depositor, the Issuer and each Land Lease Entity;

(vi) maintained its office and bank accounts separate from the Depositor, the Issuer and each Land Lease Entity;

(vii) not commingled its assets with those of the Depositor, the Issuer and each Land Lease Entity;

(viii) conducted its own business in its own name;

(ix) conducted business with the Depositor, the Issuer and each Land Lease Entity on an arm’s-length basis;

(x) not acquired the obligations or debt securities of the Depositor, the Issuer or any Land Lease Entity;

(xi) paid its own liabilities and expenses only out of its own funds;

(xii) not had any of its obligations guaranteed by the Depositor, the Issuer or any Land Lease Entity;

(xiii) not guaranteed or pledged its assets to secure or become obligated for the debts of the Depositor, the Issuer or any Land Lease Entity;

(xiv) not held out its credit as being available to satisfy the obligation of the Depositor, the Issuer or any Land Lease Entity;

(xv) maintained adequate capital in light of its contemplated business operations;

(xvi) observed all organizational formalities necessary to maintain its separate existence and all procedures required under applicable law; and

(xvii) corrected any known misunderstanding regarding its separate identity;

(i) the Servicer and its subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for returns and any resulting taxes and assessments (i) the amount of which, individually or in the aggregate, is not material, (ii) that have been extended or (iii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Servicer or a subsidiary, as the case may be, has established adequate reserves in accordance with GAAP; the Servicer knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a material adverse effect; the charges, accruals and reserves on the books of the Servicer and its subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate; and the U.S. federal income tax liabilities of the Servicer and its subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2010;

(j) the Servicer is not now, nor will it be as a result of the transactions contemplated by the Transaction Documents, insolvent; and

(k) the information set forth on Schedule 2 and Schedule 3 is true and correct in all material respects.

Section 6.11. Servicer Reports and Notices.

(a) On or before 2:00 p.m. (EST) on each Reporting Date, the Servicer shall transmit to the Issuer, the Indenture Trustee, the Backup Servicer and the Bondholders a certificate substantially in the form attached as Exhibit E (each, a “Quarterly Servicer Report”) setting forth information with respect to the Land Lease Assets as of the end of the preceding Collection Period and setting forth the amounts withdrawn from the Servicer Account during such preceding Collection Period in accordance with Section 3.07 and information with respect to each related Asset Level Expense (or Servicer Advance) paid or reimbursed during such preceding Collection Period, the payments and deposits to be made on the related Payment Date in accordance with Section 3.07, the withdrawals and deposits, if any, to be made on or before the related Payment Date in accordance with Section 5.04 and Section 5.05, and the payments to be made on the related Payment Date pursuant to Section 8.07. Each Quarterly Servicer Report shall be accompanied by an Officer’s Certificate of the Servicer that certifies that:

(i) a review of the activities of the Servicer during the preceding calendar quarter (or since the Closing Date in the case of the first such Officers’ Certificate required to be delivered) has been made under the supervision of the officer executing such Officer’s Certificate;

(ii) to such officer’s knowledge after due inquiry, based on such review, the Servicer has fulfilled all of its obligations under this Indenture, including its obligations under Section 6.01 and Section 6.02, in all material respects throughout such calendar quarter;

(iii) to such officer’s knowledge after due inquiry, based on such review, no default by the Servicer under this Indenture has occurred or, if such a default has occurred, specifying each such default known to such officer and the nature and status thereof;

(iv) to such officer’s knowledge after due inquiry, based on such review, no material event has occurred during such calendar quarter with respect to the Trust Estate, including any Land Lease Asset, or with respect to any Land Lease Entity, or if such material event has occurred, specifying such material event known to such officer and the nature and status thereof; and

(v) the Consolidated Net Worth of HASI as of the end of the most recent fiscal quarter as reflected in the financial statements delivered pursuant Section 3.15 of the HASI Indemnity Agreement.

(b) The Servicer shall provide all other notices and reports it is required to provide under this Indenture in accordance with the terms hereof. The Servicer shall maintain copies of all reports and certificates prepared or received by it pursuant to the terms of this Indenture.

(c) The Servicer shall, from time to time at the reasonable request of the Issuer, the Indenture Trustee, the Backup Servicer or the Required Bondholders, include in any Quarterly Servicer Report such other information with respect to the Land Lease Assets included in the Trust Estate as may be provided without unreasonable expense.

(d) The Servicer shall cause the Indenture Trustee and any Bondholder, upon request, to have electronic access to the Servicer Account and provide copies of each monthly bank statement relating to the Servicer Account together with reconciliation thereof with each delivery of its Quarterly Servicer Report.

Section 6.12. Servicer Advances.

(a) The Servicer (other than the Backup Servicer) shall pay when due, from its own funds, an amount sufficient to pay all Asset Level Expenses (other than any Asset Level Expenses described in Section 6.12(b)) and not paid by or on behalf of the related Lessee and not paid by the LLE Servicer under the LLE Servicing Agreement; provided, however, that the Servicer may only pay such amounts from its own funds if and to the extent that, in its good faith business judgment, it reasonably believes that such amounts will ultimately be recovered from the related Lessee or the related Scheduled Lease Payments to the extent permitted by the related Land Lease Asset Documents.

(b) The Servicer (other than the Backup Servicer) shall pay all “out-of-pocket” costs and expenses incurred in the performance of its servicing obligations with respect to the Land Lease Assets, including the cost of any enforcement or judicial proceedings, and not paid by or on behalf of the related Lessee or by the LLE Servicer under the LLE Servicing Agreement; provided, however, that the Servicer may only pay such costs and expenses if and to the extent that, in its good faith business judgment, it reasonably believes such costs and expenses will increase the net proceeds received with respect to the Land Lease Assets and that such amounts will ultimately be recovered from the related Lessee or the related Scheduled Lease Payments to the extent permitted by the related Land Lease Asset Documents.

(c) The Servicer shall recover amounts paid pursuant to Section 6.12(a), Section 6.12(b) or Section 6.12(d) (each such amount, a “Servicer Advance”) from the related Lessee or the related Scheduled Lease Payments to the extent permitted by the related Land Lease Asset Documents (or, in the case of amounts paid pursuant to Section 6.12(b), from net proceeds received with respect to the related Land Lease Assets) or from the Servicer Account pursuant to Section 3.07(a).

(d) During the pendency of any condemnation proceedings with respect to a Land Lease Asset, the Servicer shall, if the LLE Servicer fails to do so under the LLE Servicing Agreement, make a mandatory advance of any shortfall in the related Scheduled Lease Payments if the related Lessee fails to timely pay the same in full (each such payment, a “Condemnation Advance”) under such Land Lease Asset Document as and when due as a result of the pendency of such proceedings; provided, however, that the Servicer shall only be so obligated if and to the extent that, in its good faith business judgment, it reasonably believes that the amounts advanced will ultimately be recovered from the condemnation proceeds or from the Lessee. All such Condemnation Advances shall be recoverable by the Servicer out of the related condemnation proceeds deposited into the Servicer Account.

Section 6.13. Servicer Events of Default.

(a) Each of the following shall constitute a “Servicer Event of Default”:

(i) any failure by the Servicer to pay or deposit as required by this Indenture any monies that it receives with respect to the Trust Estate, which failure continues unremedied beyond the earlier of two Business Days following the date such payment or deposit was required to be made or, in the case of a payment or deposit to be made no later than a Payment Date or a related Reporting Date, such Payment Date or Reporting Date, as applicable;

(ii) any failure by the Servicer to deliver the Quarterly Servicer Report to each party entitled to receive the same for any Payment Date when due, which failure continues unremedied beyond the second Business Day preceding the related Payment Date;

(iii) any failure by the Servicer duly to observe or perform in any material respect (A) any of its covenants or other agreements contained in this Indenture or (B) any of its covenants or other agreements contained in any other Transaction Document to which it is a party, in each case (in the event of a non-monetary default) which continues unremedied for a period of thirty (30) days after the earlier of the date on which the Servicer acquires knowledge (or should have acquired knowledge) of such failure or the Issuer, the Indenture Trustee or any Bondholder gives the Servicer written notice of such failure;

(iv) any representation or warranty made by the Servicer in (A) this Indenture or any other Transaction Document to which it is a party or (B) in any certificate, agreement, document or financial or other statement furnished by or on behalf of the Servicer or any Affiliate of the Servicer at any time under this Indenture or any other Transaction Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(v) the occurrence of an Insolvency Event with respect to the Servicer;

(vi) the Servicer shall be dissolved, shall dispose of all or substantially all of its assets, shall otherwise cease business operations or fail to conduct its business as presently conducted, shall consolidate or merge with another entity such that the surviving entity does not meet the qualifications for a successor Servicer;

(vii) the Servicer shall resign or attempt to resign as Servicer without the prior written consent of the Required Bondholders and prior to the appointment of a successor Servicer acceptable to the Required Bondholders; or

(viii) if HA Capital is the Servicer, the Consolidated Net Worth of HASI as of the end of any fiscal quarter shall be less than $100,000,000 plus 65% of the increase in the Consolidated Net Worth of HASI since the Closing Date, as reflected in the most recent financial statements required to be delivered pursuant Section 3.15 of the HASI Indemnity Agreement;

then, and in each and every such case (other than pursuant to clause (v)), subject to applicable law, so long as each Servicer Event of Default shall not have been remedied, either the Indenture Trustee or the Required Bondholders, by notice in writing to the Servicer (and to the Indenture Trustee if given by the Required Bondholders) may terminate all or any of the rights and obligations of the Servicer under this Indenture. Upon the occurrence of a Servicer Event of Default of the kind specified in clause (v), all the rights and obligations of the Servicer under this Indenture shall automatically terminate without notice. Upon receipt by the Servicer of written notice of termination (in the case of Servicer Events of Default other than those specified in clause (v)) or upon the occurrence of a Servicer Event of Default (in the case of a Servicer Event of Default of the kind specified in clause (v)), all authority and power of the Servicer under this Indenture, whether with respect to the Land Lease Assets or otherwise, shall pass to and be vested in the Backup Servicer pursuant to and under this Section 6.13, subject to the provisions of Section 6.16; and the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination. The Servicer agrees to cooperate with the Backup Servicer and the Indenture Trustee in effecting the termination of the Servicer’s responsibilities and rights hereunder and shall promptly provide the Backup Servicer all documents and records reasonably requested by it to enable it to assume the Servicer’s functions hereunder. In the event of the occurrence of a Servicer Event of Default, any termination of the Servicer shall become effective upon acceptance of an appointment of a successor Servicer as provided in Section 6.16. Notwithstanding any such termination, the terminated Servicer shall retain the right to recover unpaid Servicer Fees pursuant to Section 3.07(b); provided, however, that the Indenture Trustee may set-off any amounts owed by the Servicer against any amounts owed to the Servicer.

(b) Without limiting the generality of the foregoing or any other provision of this Indenture, upon the occurrence of a Servicer Event of Default with respect to the Servicer, the Indenture Trustee shall have all authority over all of the obligations of the Servicer hereunder as provided in Section 6.16.

(c) The Servicer agrees to notify promptly each of the Issuer, the Indenture Trustee and the Bondholders of the occurrence of a Servicer Default or a Servicer Event of Default.

Section 6.14. Other Remedies of Indenture Trustee. During the continuance of any Servicer Event of Default, so long as such Servicer Event of Default shall not have been remedied, the Indenture Trustee, upon receipt by a Responsible Officer of notice of any Servicer Event of Default, in addition to the rights specified in Section 6.16 and subject to Section 10.01, shall, after prompt notice to and pursuant to the direction of the Required Bondholders, take any actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Bondholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Indenture, no remedy provided for by this Indenture shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Event of Default.

Section 6.15. Action upon Servicer Event of Default. In the event that a Responsible Officer shall have knowledge of any Servicer Event of Default, the Indenture Trustee shall promptly give notice thereof to the Issuer, the Bondholders and the Servicer. For all purposes of this Indenture, in the absence of actual knowledge by a Responsible Officer, the Indenture Trustee shall not be deemed to have knowledge of any Servicer Event of Default unless notified thereof in writing by the Servicer or by any Bondholder. The Indenture Trustee shall have no duty to inquire as to the existence of any Servicer Default or Servicer Event of Default.

Section 6.16. Backup Servicer to Act; Appointment of Successor.

(a) Subject to the terms and conditions herein, the Issuer hereby appoints The Bank of New York Mellon as the initial Backup Servicer hereunder. The Backup Servicer shall perform all of its duties hereunder in accordance with applicable law, the terms of this Indenture, the applicable portions of the Trust Estate and, to the extent consistent with the foregoing, in accordance with the customary and usual procedures employed by the Backup Servicer with respect to comparable assets that the Backup Servicer services for itself or other Persons. The Backup Servicer shall be compensated for its services hereunder by the Backup Servicer Fee.

(b) On or before 2:00 p.m. (EST) on each Reporting Date, the Servicer shall prepare and deliver to the Backup Servicer: (i) a copy of the Quarterly Servicer Report and all other reports and notices, if any, delivered to the Issuer and the Indenture Trustee (collectively, the “Quarterly Reports”); and (ii) a computer file or files (the “Tape(s)”). The Tape(s) shall contain (x) all information with respect to the Land Lease Assets as of the close of business on the last day of the Collection Period necessary to store the appropriate data in the Backup Servicer’s system from which the Backup Servicer will be capable of preparing a trial balance relating to the data and (y) an initial trial balance showing balances due under the Land Lease Documents as of the last Business Day corresponding to the date of the Tape(s) (the “Initial Trial Balance”). The Backup Servicer shall have no obligations as to the Quarterly Reports other than to insure that they are able to be opened and read (which it shall determine promptly upon receipt). The Servicer shall give prompt written notice to the Indenture Trustee, the Backup Servicer and the Purchasers of any modifications in the Servicer’s servicing systems.

(c) Other than the duties specifically set forth in this Indenture, the Backup Servicer shall have no obligation hereunder, including to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer shall have no liability for any action taken or omitted to be taken by the Servicer.

(d) If the Servicer receives notice of termination of the Servicer pursuant to Section 6.13 or the Indenture Trustee receives the resignation of the Servicer accompanied by an Opinion of Counsel pursuant to Section 6.09, the Backup Servicer shall be the successor in all respects to the Servicer. If the Backup Servicer is unable to act as successor to the Servicer, the Indenture Trustee shall use commercially reasonable efforts to appoint an Eligible Servicer as successor to the Servicer in accordance with the instructions of the Required Bondholders, if any.

If no successor to the Servicer has otherwise been appointed and approved by the Required Bondholders within ninety (90) days after the date on which the Servicer is terminated or resigns, the Indenture Trustee shall petition a court of competent jurisdiction to appoint any Eligible Servicer as successor to the Servicer.

(e) Notwithstanding any other provision of this Indenture, the Backup Servicer shall be authorized to accept and rely on all reports and other information delivered or otherwise provided by the Servicer pursuant to this Indenture without any audit or other examination thereof. The Backup Servicer shall have no liability for any error or omission caused by or otherwise arising as a result of any incorrect or incomplete information provided by the Servicer or any non-standard practice or procedure followed by the Servicer; provided, however, that this provision shall not protect the Backup Servicer against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in discovering or correcting any such error or omission or in the performance of its duties under this Indenture. If the Backup Servicer becomes aware of any incorrect or incomplete information provided by the Servicer or any related error or omission, the Backup Servicer shall promptly notify the Issuer and the Indenture Trustee thereof and the Indenture Trustee shall promptly notify the Bondholders thereof.

(f) The Servicer shall, at its own expense, perform such actions as are reasonably necessary to assist the Indenture Trustee and the successor Servicer in such transfer of the Servicer’s duties and obligations pursuant to Section 6.16(d) hereof. The Servicer agrees that it shall promptly (and in any event no later than thirty (30) days subsequent to its receipt of a notice of termination pursuant to Section 6.13 hereof) provide the successor Servicer (with costs being borne by the Servicer) with all documents and records (including those in electronic form) reasonably requested by it to enable the successor Servicer to assume the Servicer’s duties and obligations hereunder, and shall cooperate with the successor Servicer in effecting the assumption by the successor Servicer of the Servicer’s obligations hereunder, including, the transfer within two Business Days to the successor Servicer for administration by it of all cash amounts which, at the time or thereafter, shall be received by it with respect to the Land Lease Asset (provided, however, that the Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Indenture on or prior to the Assumption Date (defined below)). If the Servicer fails to undertake such action as is reasonably necessary to effectuate such transfer of its duties and obligations, the Indenture Trustee, or the successor Servicer if so directed by the Indenture Trustee, is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things reasonably necessary to effect the purposes of such notice of termination. Thirty (30) days after receipt by the successor Servicer of such documents and records, the successor Servicer will commence the performance of such servicing duties and obligations as successor Servicer in accordance with the terms and conditions of this Indenture (such date, the “Assumption Date”), and from and after the Assumption Date the successor Servicer shall receive the Servicer Fee and agrees to and shall be bound by all of the provisions of this ARTICLE VI and any other provisions of this Indenture relating to the duties and obligations of the Servicer, except as otherwise specifically provided herein. No Assumption Date shall occur prior to October 20, 2015.

(i) Notwithstanding anything contained in this Indenture to the contrary, the successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the Servicer relating to the Land Lease Assets (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and the successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the successor Servicer making or continuing any Errors (collectively, “Continued Errors”), the successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided, however, that the successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the successor Servicer becomes aware of Errors or Continued Errors, the successor Servicer, with the prior consent of the Indenture Trustee (with the consent or at the direction of Holders representing at least a majority of each Class of Bonds then Outstanding) shall use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors and shall be entitled to recover its costs thereby.

(ii) The successor Servicer shall have: (A) no liability with respect to any obligation which was required to be performed by the terminated or resigned Servicer prior to the Assumption Date or any claim of a third party based on any alleged action or inaction of the terminated or resigned Servicer, (B) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (C) no obligation to pay any taxes required to be paid by the Servicer, (D) no obligation to pay any of the fees and expenses of any other party involved in this transaction that were incurred by the prior Servicer and (E) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer including the original Servicer.

(g) In the event that The Bank of New York Mellon as the initial Backup Servicer is terminated for any reason, or fails or is unable to act as Backup Servicer and/or as successor Servicer, the Indenture Trustee may enter into a backup servicing agreement with a Backup Servicer, and may appoint a successor servicer to act under this Indenture, in either event with the consent or at the direction of the Required Bondholders and on such terms and conditions as are provided herein as to the Backup Servicer or the successor Servicer, as applicable.

Section 6.17. Servicer Account. HA Capital hereby grants to the Indenture Trustee for the benefit of the holders of the Bonds, to secure the performance of the obligations of HA Capital hereunder and under the LLE Servicing Agreement, a security interest in HA Capital’s right, title and interest in, to and under the Servicer Account and all funds now or at any time hereafter on deposit in the Servicer Account, including all interest and other investment earnings on such funds, and all proceeds thereof; provided, however, that the property subject to such security interest shall not include any funds withdrawn from the Servicer Account pursuant to Section 3.07(a) (and any security interest of the Indenture Trustee in such funds shall be automatically terminated and released upon any such withdrawal).

Section 6.18. PSA Collateral Assignment. HA Capital shall use commercially reasonable efforts to obtain from AWCC a consent to the execution and delivery by HA Capital of the PSA Collateral Assignment. If HA Capital obtains such consent, HA Capital shall promptly execute and deliver the PSA Collateral Assignment to the Indenture Trustee as collateral security for the performance by HA Capital of its obligations under this Indenture.

Section 6.19. LLE Collateral Assignment. To the extent that Land Lease Entities with Land Lease Assets collectively representing 70% or more of Total Asset Value (the “CA Consent Threshold”) have, as of the Closing Date, not collaterally assigned Land Lease Asset Documents to the Indenture Trustee pursuant to the LLE Collateral Assignment, HA Capital shall use commercially reasonable efforts to obtain, within 180 days after the Closing Date, a consent from Lessees under the applicable Land Lease Asset Documents to collaterally assign the applicable Land Lease Entity’s rights under such Land Lease Asset Documents pursuant to the LLE Collateral Assignment. The Indenture Trustee and the Required Bondholders shall cooperate with HA Capital and the applicable Land Lease Entity to obtain such consents, and will approve in their reasonable discretion and/or execute (if applicable) the forms of such consents, as well as any subordination and/or non-disturbance agreements with a Lessee or its mortgagee if the applicable Land Lease Entity is required by the applicable Land Lease Asset Documents to execute and deliver such an instrument in connection with its execution of the LLE Collateral Assignment. If HA Capital is unable to satisfy the CA Consent Threshold during such period, such failure shall not constitute an Event of Default or a Servicer Event of Default and HA Capital and the Required Bondholders shall negotiate in good faith to reasonably resolve any issues arising as a result of such failure.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01. Events of Default. Each of the following shall constitute an “Event of Default” (whatever the reason and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment of any Class A Bond Interest or Class B Bond Interest (which, for the avoidance of doubt, does not include Class B Deferred Interest or Post-ARD Additional Bond Interest) when due;

(b) a default in the payment of the Aggregate Outstanding Bond Balance on the Rated Final Maturity Date;

(c) the occurrence of an Insolvency Event with respect to the Issuer;

(d) a default in the observance or performance of any covenant or agreement of the Issuer made in this Indenture (other than a covenant or agreement a default in the observance or performance of which is elsewhere in this Section 7.01 specifically dealt with) or in any other Transaction Document to which the Issuer is a party, and such default shall continue or not be cured for a period of thirty (30) days after the earlier of the date the Issuer shall have knowledge of such default or there shall have been given to the Issuer by the Indenture Trustee, or to the Issuer and the Indenture Trustee by the Required Bondholders, a written notice specifying such default, requiring such default to be remedied and stating that such notice is a notice of default hereunder;

(e) any representation or warranty made by the Issuer (or made by the Depositor on behalf of the Issuer) in this Indenture, in any other Transaction Document to which the Issuer (or the Depositor, as applicable) is a party or in any certificate or other writing delivered pursuant hereto or in connection herewith proving to have been incorrect as of the time when the same shall have been made or deemed made, except where any such breach would not reasonably be expected to materially adversely affect the Issuer’s ability to pay all Class A Bond Interest or Class B Bond Interest when due or to pay the Aggregate Outstanding Bond Balance on the Rated Final Maturity Date; provided, however, that any such breach by the Depositor that is cured through a Repurchase Payment or a Partial Defeasance in accordance with the Sale Agreement shall not constitute an Event of Default;

(f) the failure for any reason of the Indenture Trustee to have a first priority perfected Lien in the Trust Estate (subject to Permitted Liens);

(g) the Issuer becomes subject to registration as an “investment company” under the Investment Company Act of 1940, as amended;

(h) the Issuer becomes taxable as an association (or a publicly traded partnership) taxable as a corporation for U.S. federal or state income tax purposes; or

(i) the Servicer is terminated after a Servicer Event of Default and a successor Servicer reasonably acceptable to the Required Bondholders (which shall include the Backup Servicer, deemed to be acceptable as, and to have met all qualifications for, a successor Servicer) is not appointed as Servicer within ninety (90) days after such termination; provided, however, that no Event of Default shall occur if the Backup Servicer is exercising good faith efforts to find a successor Servicer and is acting in the capacity of Servicer past such 90-day period); or

(j) HASI fails to timely perform any of its obligations under the HASI Indemnity Agreement.

Section 7.02. Acceleration of Maturity, Rescission and Annulment. If an Event of Default of the kind specified in clause (c) of Section 7.01 occurs, the Bonds shall automatically become immediately due and payable at the Aggregate Outstanding Bond Balance, plus all accrued and unpaid interest thereon, without notice, presentment or demand of any kind. If an Event of Default (other than an Event of Default of the kind specified in clause (c) of Section 7.01) occurs and is continuing, then the Indenture Trustee or the Required Bondholders may declare the Bonds to be immediately due and payable, by a notice in writing to the Issuer (and to the Indenture Trustee if given by the Required Bondholders), and upon any such declaration the Aggregate Outstanding Bond Balance, together with accrued and unpaid interest thereon through the date of acceleration, shall become immediately due and payable.

At any time after such declaration of acceleration of maturity has been made and before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee as provided in this ARTICLE VII, the Required Bondholders, by written notice to the Issuer and the Indenture Trustee, may rescind and annul such declaration and its consequences if:

(a) the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:

(i) all payments of principal of and interest on the Bonds and all other amounts that would then be due hereunder or upon the Bonds if the Event of Default giving rise to such acceleration had not occurred; and

(ii) all sums paid or advanced by the Indenture Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and its agents and counsel; and

(b) all Events of Default, other than the nonpayment of the principal of the Bonds that has become due solely by such acceleration, have been cured or waived as provided in Section 7.12.

No such rescission shall affect any subsequent default or impair any right consequent thereto.

Section 7.03. Collection of Indebtedness and Suits for Enforcement by Indenture Trustee.

(a) If the Bonds have become immediately due and payable and the Issuer shall fail forthwith to pay the amounts due upon such acceleration, the Indenture Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuer and collect in the manner provided by law out of the property of the Issuer, wherever situated, the moneys adjudged or decreed to be payable.

(b) If an Event of Default occurs and is continuing, the Indenture Trustee may proceed to protect and enforce its rights and the rights of the Bondholders, by such appropriate Proceedings as the Indenture Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Indenture or by law.

(c) If there shall be pending, relative to the Issuer or any Person having or claiming an ownership interest in the Trust Estate, Proceedings under the Bankruptcy Code or any other applicable Federal or State bankruptcy, insolvency or other similar law, or in case a receiver, assignee, trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer or its property or such other obligor or Person, or in case of any other comparable judicial Proceedings relative to the Issuer, or to the creditors or property of the Issuer or such other obligor, the Indenture Trustee, irrespective of whether the principal of any Bonds shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to this Section 7.03, shall be entitled and empowered, by intervention in such proceedings or otherwise:

(i) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Bonds and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation to the Indenture Trustee and each predecessor Indenture Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee pursuant to Section 10.07 and of the Bondholders allowed in such Proceedings);

(ii) unless prohibited by applicable law or regulations, to vote on behalf of the Holders of the Bonds in any election of a trustee, a standby trustee or any Person performing similar functions in any such Proceedings;

(iii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Bondholders and of the Indenture Trustee on their behalf; and

(iv) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Holders of the Bonds allowed in any judicial Proceedings relative to the Issuer, its creditors and its property;

and any trustee, receiver, liquidator, assignee, custodian, sequestrator or other similar official in any such Proceeding is hereby authorized by each of the Bondholders to make payments to the Indenture Trustee, and, in the event that the Indenture Trustee shall consent to the making of payments directly to the Bondholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor Indenture Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Indenture Trustee and each predecessor Indenture Trustee pursuant to Section 10.07.

(d) Nothing herein contained shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Bondholder any plan of reorganization, arrangement, adjustment or composition affecting the Bonds or the rights of any Holder of the Bonds or to authorize the Indenture Trustee to vote in respect of the claim of any Bondholder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person.

(e) All rights of action and of asserting claims under this Indenture, or under any of the Bonds, may be enforced by the Indenture Trustee without the possession of any of the Bonds or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Indenture Trustee, each predecessor Indenture Trustee and their respective agents and attorneys, shall be for the equal and ratable benefit of the Holders of the Bonds.

(f) In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Holders of the Bonds, and it shall not be necessary to make any Bondholder a party to any such Proceedings.

Section 7.04. Remedies, Priorities.

(a) If an Event of Default shall have occurred and be continuing, the Indenture Trustee may do one or more of the following (subject to Section 7.05):

(i) institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Bonds or under this Indenture with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the Issuer and any other obligor upon such Bonds moneys adjudged due;

(ii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Trust Estate;

(iii) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Holders of the Bonds;

(iv) sell the Trust Estate, or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

(v) make demand upon the Servicer, by written notice, that the Servicer deliver to the Indenture Trustee all files maintained by the Servicer with respect to the Land Lease Assets; and

(vi) (A) (I) vote or exercise any or all of the Issuer’s rights or powers under the LLE Operating Agreements, including any rights or powers to manage or control the Land Lease Entities and receive dividends and distributions therefrom (net of Asset Level Expenses); (II) demand, sue for, collect or receive any money or property at any time payable to or receivable by the Issuer on account of or in exchange for all or any part of the Membership Interests; (III) cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to collect or enforce any obligations or rights related to ownership of the Membership Interests or the Issuer’s interests in the Land Lease Asset Documents or foreclose or enforce the security interest in all or any part of the Membership Interests or to enforce any other legal or equitable right vested in it by this Indenture or by applicable law; (IV) sell or otherwise dispose of any or all of the Membership Interests or cause the Membership Interests to be sold or otherwise disposed of in one or more sales or transactions, at such prices as the Indenture Trustee may deem commercially reasonable, and for cash or on credit or for future delivery, without assumption of any credit risk at any broker’s board or at public or private sale, without demand of performance or notice of the time or place of sale (except such notice as is required by applicable law and cannot be waived, which notice shall be in accordance with the provisions hereof), it being agreed that the Indenture Trustee may be a purchaser on behalf of the Bondholders at any such sale and that the Indenture Trustee or any other Person who may be the purchaser of any or all of the Membership Interests so sold shall thereafter hold the same absolutely free from any claim or right of whatsoever kind, including any equity of redemption, of the Issuer, any such demand, notice or right and equity being hereby expressly waived and released to the extent permitted by applicable law; (V) perform any obligation of the Issuer hereunder or under any other Transaction Document, the LLE Operating Agreements and the Land Lease Asset Documents; or (VI) take any other action that the Indenture Trustee deems necessary or desirable to protect or realize upon its security interest in the Membership Interests or any part thereof. If, pursuant to applicable law, prior notice of any such action is required to be given to the Issuer, the Issuer hereby acknowledges and agree that the minimum time required by such laws, or if no minimum is specified, of ten (10) Business Days, shall be deemed a reasonable notice period;

(B) if the Indenture Trustee shall decide to exercise its right, subject to the terms hereof and the other Transaction Documents, to sell any or all of the Membership Interests, and if in the opinion of counsel for the Indenture Trustee it is necessary to have the Membership Interests registered under the provisions of the Securities Act or otherwise registered or qualified under any federal or state securities laws or regulations (collectively, the “Securities Laws”), the Issuer, as applicable, will execute and deliver all such instruments and documents that, in the opinion of the Indenture Trustee, are reasonably necessary to register or qualify the Membership Interests under the provisions of the Securities Laws, and will use commercially reasonable efforts to cause any registration statement relating thereto to become effective and to remain effective for a period of not less than six months from the date of the first public offering of the Membership Interests and to make all amendments thereto and/or to any related prospectus or similar document that, in the reasonable opinion of the Indenture Trustee, are necessary, all in conformity with the Securities Laws applicable thereto. Without limiting the generality of the foregoing, the Issuer agrees to use commercially reasonable efforts to comply with the provisions of the securities or “Blue Sky” laws of any jurisdiction or jurisdictions which the Indenture Trustee shall reasonably designate and to make available to their security holders, as soon as practicable, earnings statements which will satisfy the provisions of Section 11(a) of the Securities Act;

(C) the Issuer recognizes that, by reason of certain prohibitions contained in the Securities Laws, the Indenture Trustee may be compelled, with respect to any sale of all or any part of the Membership Interests constituting “securities”, however defined in the Securities Laws, to limit purchasers to those who will agree, among other things, to acquire Membership Interests for their own account, for investment and not with a view to the distribution or resale thereof. The Indenture Trustee shall incur no liability as a result of the sale of the Membership Interests, or any part thereof, at any private sale pursuant to this Section 7.04(a)(vi) conducted in a commercially reasonable manner and in accordance with the requirement of applicable law. The Issuer hereby waives any claims against the Indenture Trustee arising by reason of the fact that the price at which the Membership Interests may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Aggregate Outstanding Bond Balance;

(D) the Issuer hereby agrees that in respect of any sale of any of the Membership Interests pursuant to the terms hereof, the Indenture Trustee is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is reasonably necessary in order to avoid any violation of Laws, or in order to obtain any required approval of the sale or of the purchase by any Governmental Authority or official, and the Issuer further agrees that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Indenture Trustee be liable or accountable to the Issuer for any discount allowed by reason of the fact that the Membership Interests is sold in compliance with any such limitation or restriction;

provided, however, that the Indenture Trustee may not sell or otherwise liquidate the Trust Estate following an Event of Default, other than an Event of Default described in Section 7.01(a) or Section 7.01(b), unless the Indenture Trustee obtains the consent of the Required Bondholders.

(b) If the Indenture Trustee collects any money or property pursuant to this ARTICLE VII, it shall pay out such money or property in the order or priority set forth in Section 3.07.

The Indenture Trustee may fix a special record date and special payment date for any payment to Bondholders pursuant to this Section 7.04. At least fifteen (15) days before such special record date, the Issuer shall mail to each Bondholder and the Indenture Trustee a notice that states the special record date, the special payment date and the amount to be paid.

(c) The Issuer covenants and agrees that a sale of the entirety of the Trust Estate by public sale held not less than ten Business Days after notice thereof is commercially reasonable.

Section 7.05. Optional Preservation of the Land Lease Assets. If the Bonds have been declared to be due and payable under Section 7.02 following an Event of Default, and such declaration and its consequences have not been rescinded and annulled, subject to Section 7.04, the Indenture Trustee may, but need not, elect to maintain possession of the Trust Estate. It is the desire of the parties hereto and the Bondholders that there be at all times sufficient funds for the payment of principal of and interest on the Bonds, and the Indenture Trustee shall take such desire into account when determining whether or not to maintain possession of the Trust Estate. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking or accounting firm of national reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

Section 7.06. Limitation of Suits. No Holder of any Bond shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(b) the Required Bondholders have made written request to the Indenture Trustee to institute such Proceeding in respect of such Event of Default in its own name as Indenture Trustee hereunder;

(c) such Holder(s) have offered to the Indenture Trustee adequate indemnity as described in Section 10.01(g) against the costs, expenses and liabilities to be incurred in complying with such request;

(d) the Indenture Trustee for thirty (30) days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceeding; and

(e) no direction inconsistent with such written request has been given to the Indenture Trustee during such thirty (30) day period by the Required Bondholders;

it being understood and intended that no one or more Holders of the Bonds of any Class shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder of the Bonds or to obtain or to seek to obtain priority or preference over any other Holder of the Bonds of such Class or to enforce any right under this Indenture, except in the manner herein provided.

Section 7.07. Unconditional Rights of Bondholders to Receive Principal and Interest. The Holder of any Bond shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on such Bond on or after the respective due dates thereof expressed in such Bond or in this Indenture (or, in the case of a Voluntary Prepayment, to receive the related Voluntary Prepayment Amount on or after the related Voluntary Prepayment Date) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

Section 7.08. Restoration of Rights and Remedies. If the Indenture Trustee or any Bondholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Bondholder, then and in every such case the Issuer, the Indenture Trustee and the Bondholders shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Indenture Trustee and the Bondholders shall continue as though no such Proceeding had been instituted.

Section 7.09. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Indenture Trustee or to the Bondholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 7.10. Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee or any Bondholder to exercise any right or remedy accruing upon any default or Event of Default shall impair any such right or remedy or constitute a waiver of any such default or Event of Default or acquiescence therein. Every right and remedy given by this Indenture or by law to the Indenture Trustee or to the Bondholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Bondholders, as the case may be.

Section 7.11. Control by Bondholders. The Required Bondholders shall have the right to direct the time, method and place of conducting any Proceeding for any remedy available to the Indenture Trustee with respect to the Bonds or exercising any trust or power conferred on the Indenture Trustee; provided, however, that:

(a) such direction shall not be in conflict with any rule of law or with this Indenture; and

(b) any direction to the Indenture Trustee to sell or liquidate the Trust Estate shall be subject to Section 7.04; and

(c) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee that is not inconsistent with such direction;

provided, however, that the Indenture Trustee need not take any action that it determines might involve it in liability or might materially adversely affect the rights of any Bondholders not consenting to such action.

Section 7.12. Waiver of Past Defaults. Prior to the time a judgment or decree for payment of money due has been obtained as described in Section 7.03, and subject to Section 12.02, the Required Bondholders may waive any past default or Event of Default and its consequences except a default: (a) in payment of principal of or interest on any of the Bonds which remains unpaid; or (b) in respect of a covenant or provision hereof that cannot be modified or amended without the consent of each Bondholder. In the case of any such waiver, the Issuer, the Indenture Trustee and the Bondholders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereto.

Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereto.

Section 7.13. Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead or in any manner whatsoever, claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Indenture Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 7.14. Action on Bonds. The Indenture Trustee’s right to seek and recover judgment on the Bonds or under this Indenture shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture. Neither the Lien created by this Indenture nor any rights or remedies of the Indenture Trustee or the Bondholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the assets of the Issuer. Any money or property collected by the Indenture Trustee shall be applied in accordance with Section 7.04(b).

Section 7.15. Performance and Enforcement of Certain Obligations.

(a) Promptly following a request from the Indenture Trustee to do so, the Issuer shall (i) take all such lawful action as the Indenture Trustee may request to compel or secure the performance and observance by the Depositor of each of its obligations to the Issuer under or in connection with the Sale Agreement in accordance with the terms thereof, and (ii) exercise any and all rights, remedies, powers and privileges lawfully available to the Issuer under or in connection with the Sale Agreement to the extent and in the manner directed by the Indenture Trustee, including the transmission of notices of default on the part of the Land Lease Entities and the institution of legal or administrative actions or proceedings to compel or secure performance by the Depositor of each of its obligations under the Sale Agreement.

(b) If an Event of Default has occurred and is continuing, the Indenture Trustee may, and at the written direction of the Required Bondholders shall, exercise all rights, remedies, powers, privileges and claims of the Issuer against the Depositor under or in connection with the Sale Agreement, including the right or power to take any action to compel or secure performance or observance by the Depositor of each of its obligations to the Issuer thereunder and to give any consent, request, notice, direction, approval, extension or waiver under the Sale Agreement, and any right of the Issuer to take such action shall be suspended.

(c) If an Event of Default has occurred and is continuing, the Indenture Trustee may, and at the written direction of the Required Bondholders shall, in each case pursuant to and in accordance with the LLE Collateral Assignment, exercise all rights, remedies, powers, privileges and claims of any Land Lease Entity against the related Lessee under or in connection with the related Land Lease Asset Documents, including the right or power to take any action to compel or secure performance or observance by such Lessee of each of its obligations to such Land Lease Entity thereunder and to give any consent, request, notice, direction, approval, extension or waiver under such Land Lease Asset Documents.

ARTICLE VIII

VOLUNTARY PREPAYMENT; DEFEASANCE OF MEMBERSHIP INTERESTS; SPECIAL

MAKE WHOLE PAYMENTS

Section 8.01. Voluntary Prepayment.

(a) The Issuer may voluntarily prepay the Bonds, in whole or in part, on any Business Day (each, a “Voluntary Prepayment”). If the Issuer intends to prepay all or any portion of the Bonds pursuant to this Section 8.01, it shall, or shall cause the Servicer to, mail notice of such Voluntary Prepayment to the Indenture Trustee, the Bondholders and each Rating Agency then providing a rating for any of the Bonds, in each case at least fifteen (15) days (or such shorter period, but not less than two Business Days, as may be necessary to cure an Event of Default) before the date of such prepayment (each, a “Voluntary Prepayment Date”). For the avoidance of doubt, the Issuer may not voluntarily prepay any Class B Bonds until the Outstanding Bond Balance of the Class A Bonds has been reduced to zero.

(b) The Issuer shall, or shall cause the Servicer to, irrevocably deposit into the Voluntary Prepayment Account, by 2:00 p.m., New York City time, on the Business Day prior to each Voluntary Prepayment Date, the related Voluntary Prepayment Amount. The Lien of the Indenture will not be terminated or released with respect to any Membership Interest or any Land Lease Assets in connection with any partial Voluntary Prepayment.

Section 8.02. Form of Voluntary Prepayment Notice. The Indenture Trustee shall provide notice of each Voluntary Prepayment to each Holder of Bonds to be prepaid as of the close of business on the Record Date preceding the related Voluntary Prepayment Date. Each notice of Voluntary Prepayment shall be given by first-class mail, postage prepaid, or by electronic transmission, in each case not later than the Business Day prior to the related Voluntary Prepayment Date, at such Bondholder’s address or email address appearing in the Bond Register. Each notice of Voluntary Prepayment shall state:

(a) the Voluntary Prepayment Date;

(b) the Voluntary Prepayment Amount;

(c) the place where the Bonds to be prepaid are to be surrendered for payment of the Voluntary Prepayment Amount (which shall be the office or agency of the Issuer designated for that purpose); and

(d) that, on the Voluntary Prepayment Date, the Voluntary Prepayment Amount will become due and payable and that interest on the Bonds to be prepaid shall cease to accrue on the related prepaid amount from and after the receipt by the Indenture Trustee of the Voluntary Prepayment Amount.

Notice of prepayment of the Bonds shall be given by the Indenture Trustee in the name and at the expense of the Issuer. Failure to give notice of prepayment, or any defect therein, to any Bondholder shall not impair or affect the validity of the prepayment of any other Bond.

Section 8.03. Application of Voluntary Prepayment Amount. On each Voluntary Prepayment Date, the Indenture Trustee shall, to the extent directed by the Servicer, apply the amount then on deposit in the Voluntary Prepayment Account (other than any amount allocable to Make Whole Amounts with respect to Repurchase Payments) to make the following payments in the following order of priority:

(a) to pay all amounts owed to the Owner Trustee, the Indenture Trustee, the Backup Servicer or the Servicer on the related Voluntary Prepayment Date;

(b) to pay the Make Whole Amount, if any, due in connection with the related Voluntary Prepayment;

(c) to pay down the Class A Bonds until the Outstanding Bond Balance of the Class A Bonds has been reduced to zero; and

(d) to pay down the Class B Bonds until the Outstanding Bond Balance of the Class B Bonds has been reduced to zero.

Section 8.04. Defeasance of Membership Interests. If a Defeasance Event has occurred and is continuing, the Servicer may, not fewer than thirty (30) days (or such shorter period as may be consented to by the Indenture Trustee and the Required Bondholders) prior to any Defeasance Date, deliver a Defeasance Notice to the Issuer, the Indenture Trustee and each Rating Agency then providing a rating for any of the Bonds identifying the Membership Interest to be defeased and the related Land Lease Assets. If the Servicer delivers a Defeasance Notice to the Issuer with respect to any Membership Interest, the Issuer shall (a) direct the Indenture Trustee to terminate and release such Membership Interest and the interest, if any, of the Indenture Trustee in the related Land Lease Assets from the Lien of this Indenture and (b) transfer its entire (except as provided in Section 8.06) right, title, interest and estate in and to such Membership Interest to the Depositor on the related Defeasance Date, in each case pursuant to and on the terms and conditions set forth in this ARTICLE VIII; provided, however, that no such release and transfer shall be permitted if the sum of the Asset Value of such Land Lease Assets as of such Defeasance Date and the aggregate Asset Value of all other Land Lease Assets related to Membership Interests previously defeased pursuant to this ARTICLE VIII (in each case as determined in connection with the related release and transfer) would exceed 25% of the Total Asset Value as of the Closing Date.

Section 8.05. Release of Indenture Lien. The Indenture Trustee, at the direction and expense of the Issuer, shall, on the related Defeasance Date, execute proper instruments, without representation or warranty, acknowledging the termination and release of the Lien of this Indenture with respect to the Membership Interests to be defeased in connection with any Partial Defeasance and the interest, if any, of the Indenture Trustee in the related Land Lease Assets if:

(i) no Event of Default has occurred and is continuing after giving effect to such defeasance;

(ii) the Servicer has paid or caused to be paid to the Issuer an amount equal to the related Defeasance Amount;

(iii) all accrued and unpaid interest and all other sums due under the Bonds and under the other Transaction Documents up to the Defeasance Date, including all reasonable costs and expenses incurred by the Indenture Trustee or its agents in connection with such release (including the fees and expenses incurred by attorneys and accountants in connection with the review of the proposed Substitute Collateral and the preparation of the related documentation), have been paid in full; and

(iv) the Issuer has delivered to the Indenture Trustee on or prior to the related Defeasance Date:

(A) an amount (the “Defeasance Amount”) equal to that which is sufficient to purchase U.S. Obligations (as defined below) that provide for payments (1) on or prior to, but as close as possible to, all successive scheduled Payment Dates after the related Defeasance Date through the Anticipated Repayment Date, and (2) in amounts equal to or greater than the remaining Scheduled Lease Payments required under the related Land Lease Asset Documents through the Anticipated Repayment Date (the “Substitute Collateral”), each of which U.S. Obligations shall be duly endorsed by the holder thereof as directed by the Indenture Trustee or accompanied by a written instrument of transfer in form and substance satisfactory to the Required Bondholders (including such instruments as may be required by the depository institution holding such U.S. Obligations to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to create a first priority security interest therein in favor of the Indenture Trustee in conformity with all applicable state and federal laws governing the granting of such security interests (for purposes hereof, the term “U.S. Obligations” means (i) direct obligations of (or guaranteed as to timely payment by) the United States of America (or any agency or instrumentality of the United States of America, to the extent then being generally accepted by the Rating Agencies then providing a rating for any of the Bonds) for the payment of which its full faith and credit is pledged and which are not subject to prepayment, call or early redemption, or (ii) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(i), as amended, which (a) are then outstanding and (b) are then being generally accepted by the Rating Agencies then providing a rating for any of the Bonds without any reduction, downgrade or withdrawal of such ratings;

(B) a certificate of the Issuer or the Servicer certifying that all of the requirements set forth in this ARTICLE VIII have been satisfied with respect to such Partial Defeasance;

(C) an opinion of counsel for the Issuer in form and substance and delivered by counsel satisfactory to the Required Bondholders stating, among other things, that the Indenture Trustee has a perfected first priority security interest in the Substitute Collateral;

(D) if required by the then current criteria of the Rating Agencies then providing a rating for any of the Bonds, evidence in writing from such Rating Agencies to the effect that the Rating Agency Condition will be satisfied in connection with such collateral substitution;

(E) a certificate from a firm of independent public accountants acceptable to the Indenture Trustee certifying that the Substitute Collateral is sufficient to satisfy the provisions of subparagraph (A) above; and

(F) such other certificates, documents or instruments as the Indenture Trustee may reasonably require.

In connection with the conditions set forth in this ARTICLE VIII, the Issuer hereby appoints the Indenture Trustee as its agent and attorney in fact for the purpose of using the amounts delivered pursuant to this Section 8.05 to purchase the Substitute Collateral.

Section 8.06. Transfer of Membership Interest. Upon satisfaction of the conditions set forth in Section 8.05 in connection with the defeasance of any Membership Interest, the Issuer shall transfer its entire right, title, interest and estate in and to such Membership Interest to the Depositor and shall direct the Indenture Trustee in writing to deliver the related Custodial Property to the Depositor in accordance with such direction; provided, however, that if such Membership Interest relates to other Land Lease Assets included in the Trust Estate not then related to the Defeasance Event then in effect, the Issuer, at the direction and expense of the Servicer, shall cause a special purpose company substantially similar to the related Land Lease Entity to be formed, shall cause the Land Lease Assets related to such defeasance to be transferred to such new company, and shall transfer its entire right, title, interest and estate in and to such new company to the Depositor and shall deliver the certificate, if any, representing the ownership interest in such new company to the Depositor and the related Membership Interest shall remain subject to the Lien of this Indenture. This Indenture shall cease to be of further effect with respect to any Membership Interest or other equity interest transferred pursuant to this Section 8.06 and with respect to all related Land Lease Assets.

Section 8.07. Special Make Whole Payments. On each Payment Date, the Indenture Trustee shall, to the extent directed in the related Quarterly Servicer Report, withdraw from the Voluntary Prepayment Account and pay to the Class A Bondholders on a pro-rata basis any amount then on deposit in the Voluntary Prepayment Account which is allocable to Make Whole Amounts with respect to Repurchase Payments received during the preceding Collection Period.

ARTICLE IX

SATISFACTION AND DISCHARGE

Section 9.01. Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect with respect to the Bonds, except as to

(a) rights of registration of transfer and exchange,

(b) substitution of mutilated, destroyed, lost or stolen Bonds,

(c) rights of Bondholders to receive payments of principal thereof and interest thereon,

(d) Section 4.02, Section 4.03, Section 4.05, Section 4.06 and Section 4.07,

(e) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 10.07 and the obligations of the Indenture Trustee under Section 9.02), and

(f) the rights of Bondholders as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them, and the Indenture Trustee, at the direction and expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to the Bonds, when:

(i) either

(A) all Bonds of all Classes theretofore authenticated and delivered (other than (1) Bonds that have been mutilated, destroyed, lost or stolen and that have been replaced or paid as provided in Section 3.05 and (2) Bonds for whose payment money has theretofore been irrevocably deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 4.02) have been delivered to the Indenture Trustee for cancellation; or

(B) all Bonds not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be irrevocably deposited with the Indenture Trustee, in trust, cash or direct obligations of or obligations guaranteed by the United States (which will mature prior to the date needed), in an amount sufficient to pay and discharge the entire indebtedness on such Bonds when due;

(ii) the Issuer has paid or caused to be paid all other sums payable by the Issuer hereunder and under the other Transaction Documents;

(iii) the Issuer has delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel and an Independent Certificate from a firm of certified public accountants, each meeting the applicable requirements of Section 12.01 and, subject to Section 12.02, each stating that all conditions precedent provided for in this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; and

(iv) the Issuer has delivered to the Indenture Trustee an Opinion of Counsel to the effect that the satisfaction and discharge of this Indenture pursuant to this Section 9.01 will not cause any Bondholder to be treated as having sold or exchanged any of its Bonds for purposes of Section 1001 of the Code.

Section 9.02. Application of Trust Money. All monies deposited with the Indenture Trustee pursuant to Section 9.01 shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Bonds and this Indenture, to the payment to the Holders of the Bonds of all sums due and to become due thereon for principal and interest, but such monies need not be segregated from other funds except to the extent required herein or required by law.

ARTICLE X

THE INDENTURE TRUSTEE

Section 10.01. Certain Duties and Responsibilities.

(a) If an Event of Default has occurred and is continuing, the Indenture Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances.

(b) Except during the continuance of an Event of Default:

(i) the Indenture Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Indenture Trustee; and

(ii) in the absence of bad faith on its part, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished pursuant to and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Indenture Trustee, shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture.

(c) No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this clause (c) shall not be construed to limit the effect of clause (b) of this Section 10.01;

(ii) the Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts;

(iii) the Indenture Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Required Bondholders relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture relating to the Bonds;

(iv) the Indenture Trustee shall not be required to take notice or be deemed to have notice or knowledge of any Servicer Event of Default or any Event of Default unless a Responsible Officer shall have received written notice thereof and the delivery of reports and information does not constitute actual or constructive knowledge or notice;

(v) subject to the other provisions of this Indenture and without limiting the generality of this Section 10.01, and unless the Indenture Trustee shall have undertaken to perform the duties of the Servicer hereunder, the Indenture Trustee shall have no duty (A) to see to any recording, filing, or depositing of this Indenture or any other agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any re-recording, refiling or redepositing of any thereof, (B) to see to any insurance, (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any Lien owing with respect to, assessed or levied against, any property of the Issuer or (D) except as provided in

Section 10.01(b), to confirm or verify the contents of any reports or certificates of the Servicer delivered to the Indenture Trustee pursuant to this Indenture believed in good faith by the Indenture Trustee to be genuine and to have been signed or presented by the proper party or parties; and

(vi) in no event shall the Indenture Trustee be liable for any:

(A) losses arising from the Indenture Trustee acting in accordance with instructions or any notice from the Servicer or any agent of the Servicer;

(B) losses that are loss of business, loss of profits or loss of opportunity or any indirect or consequential loss;

(C) losses incurred as a result of the receipt or acceptance of fraudulent, forged or invalid documents;

(D) losses due to forces beyond the control of the Indenture Trustee including strikes, work stoppages, acts of war, terrorism, acts of God, governmental actions, interruption, loss or malfunction of utilities, communications or computer (software or hardware) services;

(E) losses arising from the Indenture Trustee receiving or transmitting data or instructions to or from any party via any non-secure method of transmission or communication; or

(F) special, punitive or consequential damages.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Indenture Trustee shall be subject to the provisions of this Section 10.01.

(e) No provision of this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder (including its duties as Backup Servicer), or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(f) The permissive right of the Indenture Trustee to take actions enumerated in this Indenture shall not be construed as a duty, and the Indenture Trustee shall not be answerable for other than its own negligence or willful misconduct.

(g) The Indenture Trustee shall be under no obligation to institute any suit, or to take any remedial proceeding under this Indenture, or to take any steps in the execution of the trusts hereby created or in the enforcement of any rights and powers hereunder until it shall be indemnified to its satisfaction against any and all costs and expenses, outlays and counsel fees and other reasonable disbursements and against all liability, except liability which is adjudicated to have resulted from its negligence or willful misconduct, in connection with any action so taken.

Section 10.02. Removal of Indenture Trustee. The Indenture Trustee may be removed with or without cause by vote of the Required Bondholders upon not fewer than thirty (30) days prior written notice. If the Indenture Trustee is removed pursuant to this Section 10.02, then and in every such case, the Issuer shall, whether or not the Indenture Trustee resigns pursuant to Section 10.09, promptly, concurrently with the giving of notice to the Indenture Trustee, appoint a successor Indenture Trustee approved, in writing, by the Required Bondholders pursuant to the terms of Section 10.09.

Section 10.03. Certain Rights of the Indenture Trustee. Except as otherwise provided in Section 10.01:

(a) the Indenture Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Servicer or any of the Bondholders mentioned herein shall be sufficiently evidenced in writing;

(c) whenever in the administration of this Indenture the Indenture Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Indenture Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or negligence on its part, conclusively rely upon an Officer’s Certificate;

(d) the Indenture Trustee may consult with counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon;

(e) the Indenture Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Bondholders pursuant to this Indenture, unless such Bondholders shall have offered to the Indenture Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document, but the Indenture Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit;

(g) the Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h) the Indenture Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized by the Authorized Officer of any Person or within its rights or powers under this Indenture other than as to validity and sufficiency of its authentication of the Bonds; and

(i) the Indenture Trustee shall not be deemed to know of any default or other fact upon the occurrence of which it might be required to take action hereunder unless a Responsible Officer has actual knowledge thereof or has received written notice thereof.

Section 10.04. Not Responsible for Recitals or Issuance of Bonds. The recitals contained herein and in the Bonds shall be taken as the statements of the Servicer, and the Indenture Trustee assumes no responsibility for their correctness. The Indenture Trustee makes no representation as to the validity or sufficiency of this Indenture or the Bonds other than as to the validity and sufficiency of its authentication of the Bonds.

Section 10.05. May Hold Bonds. The Indenture Trustee or any agent of the Issuer, in its individual or any other capacity, may become a Bondholder or pledgee of Bonds and may otherwise deal with the Issuer with the same rights it would have if it were not Indenture Trustee or such agent.

Section 10.06. Money Held in Trust. Money held by the Indenture Trustee in trust hereunder need not be segregated from other trust funds except to the extent required herein or required by law. The Indenture Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Servicer and except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Indenture Trustee in its commercial capacity and income or other gain actually received by the Indenture Trustee on Eligible Investments.

Section 10.07. Compensation and Indemnity. The Issuer shall cause the Servicer to pay to the Indenture Trustee and the Administrator from time to time such compensation for their services as shall be agreed upon in writing. The Indenture Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Servicer agrees to pay such compensation to the Indenture Trustee and the Administrator, to reimburse the Indenture Trustee for reasonable expenses, disbursements and advances incurred or made by the Indenture Trustee in accordance with any provision of this Indenture (including the reasonable compensation, expenses and disbursements of its agents and counsel), and to indemnify the Indenture Trustee for, and hold it harmless against, any and all losses, liabilities or expenses, including attorneys’ fees, incurred by it in connection with the administration of the Issuer and the Trust Agreement and the performance of its duties under this Indenture. The Indenture Trustee shall notify the Issuer and the Servicer promptly in writing of any claim of which a Responsible Officer has received written notice and for which it may seek indemnity. Failure by the Indenture Trustee to so notify the Issuer and the Servicer in writing shall not relieve the Issuer or the Servicer of its obligations hereunder unless such loss, claim, damage, liability or expense could have been avoided with such prompt notification and then only to the extent of such loss, claim, damage, expense or liability which could have been so avoided. Neither the Issuer nor the Servicer need reimburse any expense or indemnify against any loss, liability or expense incurred by the Indenture Trustee or any predecessor Indenture Trustee through the Indenture Trustee’s or such predecessor Indenture Trustee’s own willful misconduct, negligence or bad faith.

(a) The Issuer’s and the Servicer’s payment obligations to the Indenture Trustee pursuant to this Section 10.07 shall survive the resignation or removal of the Indenture Trustee and discharge of this Indenture. If the Indenture Trustee incurs expenses after the occurrence of an Event of Default of the kind specified in clause (c) of Section 7.01, such expenses are intended to constitute expenses of administration under Title 11 of the United States Code or any other applicable federal or state bankruptcy, insolvency or similar law now or hereafter in effect.

(b) Notwithstanding anything herein to the contrary, the Indenture Trustee’s right to enforce any of the Issuer’s and the Servicer’s payment obligations pursuant to this Section 10.07 shall be subject to the provisions of Section 13.04.

Section 10.08. Corporate Indenture Trustee Required; Eligibility. There shall at all times be an Indenture Trustee hereunder which shall be a corporation or association organized and doing business under the laws of the United States of America or of any state authorized under such laws to exercise corporate trust powers, having a combined net worth or capital surplus of at least $100,000,000, subject to supervision or examination by the United States of America or any such state having (a) long-term, unsecured debt rated at least “A” by Moody’s, (b) a long-term deposit rating of at least “A” from Standard & Poor’s or (c) a long term debt rating of at least “A” from KBRA. If such Indenture Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.08, the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section 10.08, it shall, upon the request of the Servicer, resign immediately in the manner and with the effect hereinafter specified in this ARTICLE X.

Section 10.09. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Indenture Trustee and no appointment of a successor trustee pursuant to this ARTICLE X shall become effective until the acceptance of appointment by the successor trustee under Section 10.10.

(b) The Indenture Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving sixty (60) days prior written notice of resignation to the Servicer and by mailing notice of resignation by first-class mail, postage prepaid, to the Bondholders at their addresses appearing on the Bond Register. Upon receiving notice of resignation, or upon removal of the Indenture Trustee pursuant to Section 10.02, the Servicer shall promptly appoint a successor trustee or trustees which shall be acceptable to the Required Bondholders, by written instrument, in duplicate, executed on behalf of the Issuer by an Authorized Officer of the Servicer, one copy of which instrument shall be delivered to the Indenture Trustee so resigning or removed and one copy of which shall be delivered to the successor trustee or trustees. If no successor trustee shall have been appointed and have accepted appointment within sixty (60) days after the giving of such notice of resignation, the resigning trustee may petition any court of competent jurisdiction for the appointment of a successor trustee, or any Bondholder may, on behalf of itself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(c) If at any time the Indenture Trustee shall cease to be eligible under Section 10.08 and shall fail to resign after written request therefor by the Servicer, the Servicer may, with the prior written consent of the Required Bondholders, remove the Indenture Trustee and appoint a successor trustee acceptable to the Required Bondholders by written instrument, in duplicate, executed on behalf of the Issuer by an Authorized Officer of the Servicer, one copy of which instrument shall be delivered to the Indenture Trustee so removed and one copy of which shall be delivered to the successor trustee.

(d) The Servicer shall give notice of any removal of the Indenture Trustee pursuant to Section 10.09(c) by mailing notice of such event by first-class mail, postage prepaid, to the Bondholders at their addresses appearing on the Bond Register. Each notice shall include the name of the proposed successor Indenture Trustee and the address of its corporate trust office. Each Bondholder shall, within twenty (20) calendar days of receipt of such notice, advise the Servicer, in writing, of its approval or rejection of such proposed successor Indenture Trustee.

Section 10.10. Acceptance of Appointment by Successor Indenture Trustee. Every successor Indenture Trustee appointed hereunder shall execute, acknowledge and deliver to the Servicer, on behalf of the Issuer, and to its predecessor Indenture Trustee an instrument accepting such appointment hereunder and stating its eligibility to serve as Indenture Trustee hereunder, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor Indenture Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of its predecessor hereunder; but, on request of the Servicer or the successor Indenture Trustee, such predecessor Indenture Trustee shall, upon payment of its charges then unpaid and not in dispute, execute and deliver an instrument transferring to such successor Indenture Trustee all of the rights, powers and trusts of the Indenture Trustee so ceasing to act, and shall duly assign, transfer and deliver to such successor Indenture Trustee all property (including all Custodial Property) and money held by such Indenture Trustee so ceasing to act hereunder. Upon request of any such successor Indenture Trustee, the Servicer, on behalf of the Issuer, shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Indenture Trustee all such rights, powers and trusts.

Upon acceptance of appointment by a successor Indenture Trustee as provided in this Section 10.10, the Servicer shall mail notice thereof by first-class mail, postage prepaid, to the Bondholders at their addresses appearing on the Bond Register. If the Servicer fails to mail such notice within ten days after acceptance of appointment by the successor Indenture Trustee, the successor Indenture Trustee shall cause such notice to be mailed at the expense of the Issuer. No successor Indenture Trustee shall accept its appointment unless at the time of such acceptance such successor shall be qualified and eligible under this ARTICLE X.

Section 10.11. Merger, Conversion, Consolidation or Succession to Business of the Indenture Trustee. Any corporation or association into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any corporation or association succeeding to all or substantially all of the corporate trust business of the Indenture Trustee, shall be the successor of the Indenture Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that such corporation or association shall be otherwise qualified and eligible under this ARTICLE X. If any Bonds have been executed, but not delivered, by the Indenture Trustee then in office, any successor by merger, conversion or consolidation to such Indenture Trustee may adopt such execution and deliver the Bonds so executed with the same effect as if such successor Indenture Trustee had itself executed such Bonds.

Section 10.12. Liability of the Indenture Trustee; Indemnities of the Servicer.

(a) Neither the Indenture Trustee nor any of the directors, officers, employees or agents of the Indenture Trustee shall be under any liability on any Bond or otherwise to any Account, the Servicer or any Bondholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture, or for errors in judgment; provided, however, that this provision shall not protect the Indenture Trustee or any such Person against any liability which would otherwise be imposed by reason of negligent action, negligent failure to act or bad faith in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. Subject to the foregoing sentence, the Indenture Trustee shall not be liable for losses on investments of amounts in any Account. In addition, the Servicer, covenants and agrees to indemnify the Indenture Trustee together with any director, officer, employee or agent of the Indenture Trustee (collectively, with the Indenture Trustee, the “Indemnified Persons”), from, and hold it harmless against, any and all Losses (including Trustee Expenses in excess of Trustee Expenses actually paid to the Indenture Trustee hereunder) incurred in its administration of the Issuer and the Trust Estate hereunder, other than those resulting from the gross negligence or bad faith of the Indenture Trustee. For the avoidance of doubt, any such indemnification payment shall not be deemed a Servicer Advance. The Indenture Trustee and any director, officer, employee or agent of the Indenture Trustee may rely and shall be protected in acting or refraining from acting in good faith on any certificate, notice or other document of any kind prima facie properly executed and submitted by the Authorized Officer of any Person respecting any matters arising hereunder.

(b) The obligations of the Servicer under this Section 10.12 to compensate and indemnify the Indemnified Persons and to reimburse them from expenses (including litigation expenses), disbursements and advances shall survive the termination of this Indenture and the resignation or removal of the Servicer or the Indenture Trustee, and continue thereafter for so long as any liability or expenses indemnified against may be imposed against any Indemnified Person.

Section 10.13. Appointment of Co-Indenture Trustee or Separate Indenture Trustee. Notwithstanding any other provisions of this Indenture, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Estate may at the time be located, the Servicer and the Indenture Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Required Bondholders to act as co-Indenture Trustee or co-Indenture Trustees, jointly with the Indenture Trustee, of all or any part of the Trust Estate or separate Indenture Trustee or separate Indenture

Trustees of any part of the Trust Estate, and to vest in such Person or Persons, in such capacity and for the benefit of the Bondholders, such title to the Trust Estate, or any part thereof, and, subject to the other provisions of this Section 10.13, such powers, duties, obligations, rights and trusts as the Servicer and the Indenture Trustee may consider necessary or desirable. If the Servicer shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request so to do, or in the case any Servicer Event of Default shall have occurred and be continuing, the Indenture Trustee alone shall have the power to make such appointment. No co-Indenture Trustee or separate Indenture Trustee hereunder shall be required to meet the terms of eligibility as a successor Indenture Trustee under Section 10.08, and no notice to Bondholders of the appointment of any co-Indenture Trustee or separate Indenture Trustee shall be required under Section 10.08.

Every separate Indenture Trustee and co-Indenture Trustee shall, to the extent permitted, be appointed and act subject to the following provisions and conditions:

(a) all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate Indenture Trustee or co-Indenture Trustee jointly (it being understood that such separate Indenture Trustee or co-Indenture Trustee is not authorized to act separately without the Indenture Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Estate or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-Indenture Trustee, but solely at the direction of the Indenture Trustee;

(b) no co-Indenture Trustee hereunder shall be held personally liable by reason of any act or omission of any other co-Indenture Trustee hereunder; and

(c) the Servicer and the Indenture Trustee acting jointly may at any time accept the resignation of or remove any separate Indenture Trustee or co-Indenture Trustee.

Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate Indenture Trustees and co-Indenture Trustees, as effectively as if given to each of them. Every instrument appointing any separate Indenture Trustee or co-Indenture Trustee shall refer to this Indenture and the conditions of this Section 10.13. Each separate Indenture Trustee and co-Indenture Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee and a copy thereof given to the Servicer.

Any separate Indenture Trustee or co-Indenture Trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate Indenture Trustee or co-Indenture Trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor Indenture Trustee.

The Indenture Trustee shall give to the Bondholders and the Servicer notice of the appointment of any co-Indenture Trustee or separate Indenture Trustee. The appointment of a co-Indenture Trustee or separate Indenture Trustee under this Section 10.13 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

ARTICLE XI

TAX TREATMENT

Section 11.01. Treatment of Bonds as Debt. The Servicer and the Issuer, by entering into this Indenture, and the Bondholders, by acquiring any Bond or interest therein, express their intention that the Bonds shall constitute indebtedness for all federal income tax and applicable state and local tax purposes and, unless otherwise required by appropriate taxing authorities, such parties agree to so treat the Bonds for such purposes. If the Bonds are not treated as debt for federal income tax purposes, the parties intend that the Bonds shall constitute interests in a partnership for such purposes and, in that regard, agree that no election to treat the Issuer in any part as a corporation under Treasury Regulation Section 301.7701-3 shall be made by any Person.

ARTICLE XII

SUPPLEMENTAL INDENTURES

Section 12.01. Supplemental Indentures Without Consent of Bondholders.

(a) The Issuer and the Indenture Trustee, at the direction of an Authorized Officer of the Issuer, may, without the consent of any Holders of any Bonds but with prior written notice to each Rating Agency then providing a rating for any of the Bonds, at any time and from time to time, enter into one or more indentures supplemental hereto, in form satisfactory to the Indenture Trustee, for any of the following purposes:

(i) to correct or amplify the description of any property at any time subject to the Lien of this Indenture, or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subjected to the Lien of this Indenture, or to subject to the Lien of this Indenture additional property;

(ii) to evidence the succession, in compliance with the applicable provisions hereof, of another Person to the Issuer, and the assumption by any such successor of the covenants of the Issuer contained herein and in the Bonds;

(iii) to add to the covenants of the Issuer, for the benefit of the Bondholders, or to surrender any right or power herein conferred upon the Issuer;

(iv) to convey, transfer, assign, mortgage or pledge any property to or with the Indenture Trustee;

(v) to cure any ambiguity, to correct or supplement any provision herein or in any supplemental indenture that may be inconsistent with any other provision herein or in any supplemental indenture or in any (A) offering document used in connection with the initial offer and sale of the Bonds or to add any provisions to or change in any manner or eliminate any of the provisions of this Indenture which will not be inconsistent with other provisions of this Indenture or (B) other Transaction Document with respect to matters or questions arising under this Indenture or in any supplemental indenture; or

(vi) to evidence and provide for the acceptance of the appointment hereunder by a successor trustee with respect to the Bonds and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one trustee;

provided, however; that no such supplemental indenture (i) may materially adversely affect the interests of any Bondholder and (ii) will be permitted unless (A) the Rating Agency Condition shall have been satisfied with respect to such action, and (B) an Opinion of Counsel is delivered to the Indenture Trustee to the effect that such supplemental indenture will not cause the Issuer to be characterized for federal income tax purposes as an association or publicly traded partnership taxable as a corporation or otherwise have any material adverse effect on the federal income taxation of any Bonds Outstanding or any Bondholder. The Indenture Trustee is hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations that may be therein contained.

(b) A supplemental indenture shall be deemed not to materially adversely affect the interests of any Bondholder if the Person requesting such supplemental indenture (i) has delivered no fewer than ten days’ prior written notice of such supplemental indenture to each Rating Agency then providing a rating for any of the Bonds and (ii) obtains and delivers to the Indenture Trustee an Opinion of Counsel (which counsel may not be in-house counsel to the Servicer or the Depositor) to the effect that the supplemental indenture would not materially adversely affect the interests of any Bondholder.

Section 12.02. Supplemental Indentures With Consent of Bondholders. The Issuer and the Indenture Trustee, at the direction of an Authorized Officer of the Issuer, may, with the consent of the Required Bondholders and with prior written notice to each Rating Agency then providing a rating for any of the Bonds, by act of such Holders delivered to the Issuer and the Indenture Trustee, at any time and from time to time enter into one or more indentures supplemental hereto for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, this Indenture or modifying in any manner the rights of the Holders of the Bonds under this Indenture; provided, however, that no such supplemental indenture will be permitted unless (i) the Rating Agency Condition shall have been satisfied with respect to such action and (ii) an Opinion of Counsel is delivered to the Indenture Trustee to the effect that such supplemental indenture will not cause the Issuer to be characterized for federal income tax purposes as an association or publicly traded partnership taxable as a corporation or otherwise have any material adverse effect on the federal income taxation of any Bonds Outstanding or any Bondholder; provided further, that no such supplemental indenture may, without the consent of the Holder of each Outstanding Bond, to the extent any such Person is materially and adversely affected by such supplemental indenture:

(a) change the Rated Final Maturity Date or the date of payment of any installment of principal of or interest on any Bond, or reduce the principal amount thereof, the Bond Rate applicable thereto or the Voluntary Prepayment Amount with respect thereto, change the provisions of this Indenture relating to the application of collections on, or the proceeds of the sale of, the Trust Estate to payment of principal of or interest on the Bonds, or change any place of payment where, or the coin or currency in which, any Bond or the interest thereon is payable, or impair the right to institute suit for the enforcement of the provisions of this Indenture requiring the application of funds available therefor, as provided in Section 3.07, to the payment of any such amount due on the Bonds on or after the respective due dates thereof;

(b) reduce the percentage of the Outstanding Bond Balance of the Controlling Class of Bonds, the consent of the Holders of Bonds of which is required for any such supplemental indenture, or the consent of the Holders of Bonds of which is required for any waiver of compliance with certain provisions of hereunder or certain defaults and their consequences provided for in this Indenture;

(c) modify or alter (A) the provisions of the proviso to the definition of the term “Outstanding”, (B) the definition of the term “Outstanding Bond Balance” or (C) the definition of the term “Controlling Class”;

(d) reduce the percentage of the Outstanding Bond Balance of the Controlling Class required to direct the Indenture Trustee to sell or liquidate the Trust Estate pursuant to Section 7.04 if the proceeds of such sale or liquidation would be insufficient to pay in full the principal amount of and accrued but unpaid interest on the Bonds;

(e) reduce the percentage of the Outstanding Bond Balance of the Controlling Class the consent of the Holders of Bonds of which is required for any such supplemental indenture amending the provisions of this Indenture which specify the applicable percentage of the Outstanding Bond Balance of the Controlling Class the consent of which is required for such supplemental indenture or the amendment of any other Transaction Document;

(f) modify any provision of this Section 12.02 except to increase any percentage specified herein or to provide that certain additional provisions of this Indenture or the other Transaction Documents cannot be modified or waived without the consent of the Holder of each Outstanding Bond affected thereby;

(g) modify any provision of this Indenture in such manner as to affect the calculation of the amount of any payment of interest or principal due on any Bond on any Payment Date (including the calculation of any of the individual components of such calculation);

(h) permit the creation of any Lien ranking prior to or on a parity with the Lien of this Indenture with respect to any part of the Trust Estate or, except as otherwise permitted or contemplated herein, terminate the Lien of this Indenture on any property at any time subject hereto or deprive the Bondholders of the security provided by the Lien of this Indenture; or

(i) impair the right to institute suit for the enforcement of payment as provided in Section 4.08.

The Indenture Trustee may determine whether or not any Bonds would be materially and adversely affected by any supplemental indenture and any such determination shall be conclusive upon the Holders of all Bonds, whether theretofore or thereafter authenticated and delivered hereunder. The Indenture Trustee shall not be liable for any such determination made in good faith.

It shall not be necessary for any act of Bondholders under this Section 12.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

Section 12.03. Execution of Supplemental Indentures. In executing, or permitting the additional trusts created by, any supplemental indenture permitted by this ARTICLE XII or the modification thereby of the trusts created by this Indenture, the Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent in this Indenture to the execution and delivery of such supplemental indenture have been satisfied. The Indenture Trustee may, but shall not be obligated to, enter into any such supplemental indenture that affects the Indenture Trustee’s rights, duties, liabilities or immunities under this Indenture or otherwise. Any supplemental indenture that affects the Owner Trustee’s rights, duties, liabilities or immunities under this Indenture or otherwise shall require the written consent of the Owner Trustee.

Section 12.04. Effect of Supplemental Indenture. Upon the execution of any supplemental indenture permitted by this ARTICLE XII, this Indenture shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Bonds affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Indenture of the Indenture Trustee, the Issuer and the Bondholders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 12.05. Reference in Bonds to Supplemental Indentures. Bonds authenticated and delivered after the execution of any supplemental indenture pursuant to this ARTICLE XII may, and if required by the Indenture Trustee shall, bear a notation in form approved by the Issuer as to any matter provided for in such supplemental indenture. If the Issuer shall so determine, new Bonds so modified as to conform, in the opinion of the Issuer, to any such supplemental indenture may be prepared and executed by the Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Bonds.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Compliance Certificates and Opinions. Upon any application or request by the Servicer or the Bondholders to the Indenture Trustee to take any action under any provision of this Indenture, the Servicer or the Bondholders, as the case may be, shall furnish to the Indenture Trustee a certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with, except that in the case of any such application or request as to which the furnishing of any documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate need be furnished.

Except as otherwise specifically provided herein, each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; and

(c) a statement as to whether, in the opinion of each such individual, such condition or covenant has been satisfied.

Section 13.02. Form of Documents Delivered to the Indenture Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 13.03. Acts of Bondholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Bondholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the Bondholders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, and, where it is hereby expressly required, to the Servicer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “act” of the Bondholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section 13.03.

(b) The ownership of Bonds shall be proved by the Bond Register.

(c) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Bond shall bind the Holder of every Bond issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Bond.

Section 13.04. No Petition. Notwithstanding any other provision of this Indenture, neither the Servicer, the Backup Servicer nor the Indenture Trustee (unless otherwise directed by the Required Bondholder) may, prior to the date that is one year and one day or, if longer, the preference period then in effect after the payment in full of all Bonds (and any other debt obligations of the Issuer that have been rated upon issuance by any rating agency at the request of the Issuer), institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or similar laws of any jurisdiction.

Section 13.05. Notices, etc. to Indenture Trustee. Any request, demand, authorization, direction, notice, consent, waiver or act of the owners or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with the Indenture Trustee by any Bondholder or by the Servicer shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with and received by the Indenture Trustee at its corporate trust office as set forth in the Trust Agreement.

Section 13.06. Notices and Reports to Bondholders; Waiver of Notices. Where this Indenture provides for notice to Bondholders of any event or the delivery of any report to Bondholders, such notice or report shall be sufficiently given (unless otherwise herein expressly provided) if hand delivered by overnight courier or mailed, first-class postage prepaid, or transmitted electronically to each Bondholder affected by such event or to whom such report is required to be delivered, at the address of such Bondholder as it appears on the Bond Register or to such Bondholder’s email address, as applicable, in each case not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice or the delivery of such report. In any case where a notice or report to Bondholders is delivered in the manner provided above, neither the failure to deliver such notice or report nor any defect in any notice or report so delivered to any particular Bondholder shall affect the sufficiency of such notice or report with respect to other Bondholders, and any notice or report which is delivered in the manner herein provided shall be conclusively presumed to have been duly given or provided.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Bondholders shall be filed with the Indenture Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Where this Indenture provides for notice to any Rating Agency then providing a rating for any of the Bonds, failure to give such notice shall not affect any other rights or obligations created hereunder.

Section 13.07. Successors and Assigns. All covenants and agreements in this Indenture by any party hereto shall bind its successors and permitted assigns, whether so expressed or not.

Section 13.08. No Recourse. Each Bondholder by accepting a Bond acknowledges that such Bond represents indebtedness of the Issuer only and not obligations of any Land Lease Entity, the Depositor, the Indenture Trustee, the Servicer or any Affiliate thereof and no recourse may be had against such parties or their assets, except as may be expressly set forth or contemplated in this Indenture, the Bonds or the other Transaction Documents.

Section 13.09. Severability. In case any provision of this Indenture or the Bonds shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.10. Benefits of Agreement. Nothing in this Indenture or in the Bonds, expressed or implied, shall give to any Person, other than the Bondholders and the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 13.11. Legal Holidays. If the date on which any payment is due under this Indenture shall not be a Business Day, then (notwithstanding any other provision of the Bonds or this Indenture) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise provided in the Transaction Documents, no interest shall accrue for the period from and after any such nominal date.

Section 13.12. Governing Law. In view of the fact that Bondholders are expected to reside in many states and the desire to establish with certainty that this Indenture will be governed by and construed and interpreted in accordance with the law of a state having a well-developed body of commercial and financial law relevant to transactions of the type contemplated herein, this Indenture and each Bond shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law), and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such laws.

Section 13.13. Counterparts. This Indenture and any amendments, waivers, consents, or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. A signed and delivered copy of this Indenture, or a signed copy transmitted electronically in either a tagged image format file (TIFF) or a portable document format (PDF), shall be binding on the party signing the electronically transmitted copy, and such copy shall have the same effect as the original. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

Section 13.14. Notices. All notices and other communications provided for hereunder shall be in writing, and either transmitted electronically (via email) or sent by U.S. mail or courier, charges prepaid, for delivery at the following address (or at such other address as shall be designated by such party in a written notice to the other Persons listed below):

The Issuer:	HASI SYB Trust 2015-1
c/o BNY Mellon Trust of Delaware
301 Bellevue Parkway, 3rd Floor
Wilmington, Delaware 19809
Attention: Corporate Trust

The Indenture Trustee:	The Bank of New York Mellon
101 Barclay Street, Floor 7W East
New York, New York 10286
Attention: Asset Backed Securities Unit
Tel: (212) 815-8159

The Backup Servicer:	The Bank of New York Mellon
Commercial Mortgage Services
2001 Bryan Street, 10th Floor
Dallas, Texas 75201
Attn: Monica Stevenson
Tel: (214) 468-5529

The Servicer:	Hannon Armstrong Capital, LLC
1906 Towne Centre Boulevard, Suite 370
Annapolis, Maryland 21401
Attention: Jeffrey W. Eckel
Chief Executive Officer
Tel: (410) 571-9860

Bondholders:	At their respective addresses set forth in the Bond Register.

Unless otherwise stated herein, (i) notices and other communications sent by courier or mail shall be deemed received on the day of delivery, (ii) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (iii) notices or other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (ii) of notification that such notice or communication is available and identifying the website address therefor.

In addition to the foregoing, the parties agree to accept and act upon notices, instructions or directions pursuant to this Indenture sent by unsecured email or other similar unsecured electronic methods by the parties. If the parties elect to give the Indenture Trustee email instructions (or instructions by a similar electronic method) and the Indenture Trustee in its discretion elects to act upon such instructions, Indenture Trustee’s understanding of such instructions shall be deemed controlling. The Indenture Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such instructions from any Authorized Officer notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all rights arising out of the use of such electronic methods to submit instructions and directions to the Indenture Trustee, including the risk of the Indenture Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 13.15. Voting. For the purposes of determining whether the requisite Outstanding Bond Balance has been obtained in determining the Required Bondholders or in connection with any action for which a vote of the Bondholders is required or permitted pursuant to this Indenture, the Outstanding Bond Balance of any Bonds owned by the Servicer or any Affiliate thereof shall be disregarded for purposes of such determination; provided, however, that only Bonds that a Responsible Officer knows to be so owned shall be so disregarded.

Section 13.16. Waiver of Jury Trial. Each party hereto hereby agrees not to elect a trial by jury of any issue triable of right by jury, and waives any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this Indenture, or any claim, counterclaim or other action arising in connection herewith. This waiver of right to trial by jury is given knowingly and voluntarily by each party and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue.

Section 13.17. Customer Identification Program Notice. Each of the parties hereto hereby acknowledges that the Indenture Trustee is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act, as amended, and its implementing regulations, pursuant to which the Indenture Trustee must obtain, verify and record information that allows the Indenture Trustee to identify the parties hereto. Accordingly, prior to opening an account hereunder, the Indenture Trustee will ask the parties hereto to provide certain information including name, physical address, tax identification number and other information that will help the Indenture Trustee to identify and verify each such party’s identity, such as organizational documents, a certificate of good standing, a license to do business, or other pertinent identifying information. Each of the parties hereto hereby agrees and acknowledges that the Indenture Trustee cannot open an account hereunder unless and until the Indenture Trustee verifies the applicable party’s identity in accordance with its CIP.

ARTICLE XIV

COVENANTS OF THE ISSUER

Section 14.01. Covenants of the Issuer. The Issuer will comply with the following covenants:

(a) The Issuer shall maintain its chief executive office and a telephone number separate from that of the Depositor or any Controlling Entity and shall conspicuously identify such office as its office.

(b) The Issuer shall maintain its financial statements, accounting records and other trust documents separate from those of the Depositor and any Controlling Entity or any other Person.

(c) The Issuer shall cause to be prepared unaudited annual income statements and balance sheets, and such financial statements shall comply with GAAP (except as noted in such financial statements).

(d) The Issuer shall maintain its own separate bank accounts and correct, complete and separate books of account.

(e) The Issuer shall hold itself out to the public (including the creditors of the Depositor or any Controlling Entity) under its own name and as a separate and distinct entity. The Issuer shall not allow its name to be used by the Depositor or any Controlling Entity in the conduct of the business of the Depositor or such Controlling Entity, and the Issuer shall not use the name of the Depositor or any Controlling Entity in the conduct of its business.

(f) All customary formalities regarding the existence of the Issuer shall be observed.

(g) All investments made on behalf of the Issuer shall be made directly by the Issuer or on its behalf by an agent engaged and paid by the Issuer or its agents.

(h) All business transactions entered into by the Issuer with the Depositor or any Controlling Entity shall be on such terms and conditions (including terms relating to amounts paid under such transactions) as would be generally available in comparable transactions if such business transactions were with an entity that was not the Depositor or a Controlling Entity.

(i) Except as provided in the Transaction Documents, the Issuer shall not guarantee or assume or hold itself out or permit itself to be held out as having guaranteed or assumed any liabilities or obligations of the Depositor or any Controlling Entity.

(j) Except for organizational expenses, the Issuer shall pay its own liabilities, indebtedness and obligations of any kind, including all administrative expenses, from its own separate assets in accordance with the Transaction Documents; provided, however, that the foregoing shall not limit the indemnity provided in Section 10.12.

(k) All assets of the Issuer shall be separately identified, maintained and segregated. The Issuer’s assets shall at all times be held by or on behalf of the Issuer for the benefit of the Bondholders and, if held on behalf of the Issuer by another Person (including the Depositor or any Controlling Entity), shall be kept identifiable (in accordance with customary usages) as assets owned by the Issuer.

(l) The Issuer will pay all reasonable third party costs and expenses (including reasonable attorneys’ fees of a special counsel engaged by the Purchasers in connection with any amendments, waivers or consents under or in respect of this Indenture, any other Transaction Document or the Bonds (whether or not such amendment, waiver or consent becomes effective), including (i) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Indenture, any other Transaction Document or the Bonds or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Indenture, any other Transaction Document or the Bonds, or by reason of being a holder of any Bond, and (ii) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Issuer, the Depositor, the Servicer, HASI or any Land Lease Entity or in connection with any workout or restructuring of the transactions contemplated hereby and by the Bonds and any other Transaction Document. The Issuer will pay, and will save each Bondholder and each other holder of a Bond harmless from, (y) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Bondholder or other holder in connection with its purchase of the Bonds) and (z) any and all wire transfer fees that any bank deducts from any payment under such Bond to such holder or otherwise charges to a holder of a Bond with respect to a payment under such Bond.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer, the Indenture Trustee and the Servicer have caused this Indenture to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

HASI SYB TRUST 2015-1,
as Issuer

By: BNY Mellon Trust of Delaware, not in its individual capacity but solely as Owner Trustee, on behalf of the Issuer

By:	/s/ JoAnn C. DiOssi
	Name:	JoAnn C. DiOssi
	Title:	Vice President

THE BANK OF NEW YORK MELLON, as Indenture Trustee

By:	/s/ Glenn E. Mitchell
	Name:	Glenn E. Mitchell
	Title:	Vice President

THE BANK OF NEW YORK MELLON, as Backup Servicer

By:	/s/ Glenn E. Mitchell
	Name:	Glenn E. Mitchell
	Title:	Vice President

HANNON ARMSTRONG CAPITAL, LLC, as Servicer

By:	/s/ Jeffrey W. Eckel
	Name:	Jeffrey W. Eckel
	Title:	President and Chief Executive Officer

[Signature Page to Indenture]

In its capacity as LLE Servicer, Hannon Armstrong Capital is executing this Indenture to confirm its agreement to the provisions of Section 3.07(a) and Section 5.03

HANNON ARMSTRONG CAPITAL, LLC, as LLE Servicer

By:	/s/ Jeffrey W. Eckel
	Name:	Jeffrey W. Eckel
	Title:	President and Chief Executive Officer

[Signature Page to Indenture]

Schedule 1

Land Lease Entities

Schedule 2

Standard Lease Transactions

Schedule 3

Hybrid Lease Transactions

Schedule 4

Class A Scheduled Outstanding Bond Balance

Class B Scheduled Outstanding Bond Balance

Schedule 5

Class A Target Balance Supplemental Principal Payment

Schedule 6

Membership Interests

Exhibit A

Form of Bonds

FORM OF [CLASS A] [CLASS B] BOND

[FOR BONDS INITIALLY SOLD OR OTHERWISE REGISTERED FOR TRANSFER TO ANY PERSON DELIVERING THE CERTIFICATES IN THE FORMS OF EXHIBIT C-1 AND EXHIBIT C-2 TO THE HEREINAFTER DEFINED INDENTURE]

THIS BOND IS SUBJECT TO THE TERMS AND CONDITIONS OF THE INDENTURE REFERRED TO BELOW. THIS BOND HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE ISSUER HAS NOT BEEN REGISTERED UNDER THE UNITED STATES INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). THIS BOND AND INTERESTS HEREIN MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT (A) TO A QUALIFIED PURCHASER (FOR PURPOSES OF SECTION 3(c)(7) OF THE INVESTMENT COMPANY ACT) (A “QUALIFIED PURCHASER”) THAT IS AN ACCREDITED INVESTOR AS DEFINED IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”) PURCHASING FOR ITS OWN ACCOUNT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, IN EACH CASE SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SPECIFIED IN THE INDENTURE, AND IN EACH CASE WHICH MAY BE EFFECTED WITHOUT LOSS OF ANY APPLICABLE INVESTMENT COMPANY ACT EXEMPTION, (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION AND (C) IN AN AUTHORIZED DENOMINATION FOR THE PURCHASER AND FOR EACH SUCH ACCOUNT. EACH CLOSING DATE PURCHASER OF THIS BOND WILL MAKE THE REPRESENTATIONS AND AGREEMENTS SET FORTH IN THE APPLICABLE BOND PURCHASE AGREEMENT AND EACH TRANSFEREE PURCHASER OF THIS BOND WILL BE REQUIRED TO COMPLETE AND DELIVER EXHIBIT C-1 AND EXHIBIT C-2 TO THE INDENTURE PURSUANT TO SECTIONS 3.04(B) AND (C) OF THE INDENTURE AND WILL BE REQUIRED TO MAKE THE REPRESENTATIONS AND AGREEMENTS SET FORTH IN SUCH CERTIFICATES. ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE NULL AND VOID AB INITIO AND OF NO FORCE AND EFFECT, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTIONS TO THE CONTRARY TO THE ISSUER, THE TRUSTEE OR ANY INTERMEDIARY. THE ISSUER HAS THE RIGHT, UNDER THE INDENTURE, TO COMPEL ANY NON-PERMITTED HOLDER (AS DEFINED IN THE INDENTURE) TO SELL ITS INTEREST IN THE BONDS, OR TO SELL SUCH INTEREST ON BEHALF OF SUCH OWNER.

EACH PURCHASER AND SUBSEQUENT TRANSFEREE OF THIS BOND WILL BE REQUIRED TO REPRESENT AND WARRANT AS TO WHETHER IT IS A BENEFIT PLAN

Exhibit A-1

INVESTOR OR CONTROLLING PERSON. EACH PURCHASER AND SUBSEQUENT TRANSFEREE OF THIS BOND OR ANY INTEREST HEREIN WILL BE DEEMED BY ITS PURCHASE OR ACQUISITION OF THIS BOND TO REPRESENT AND WARRANT THAT (1) IF THE PURCHASER OR TRANSFEREE IS A BENEFIT PLAN INVESTOR, ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS BOND DO NOT AND WILL NOT CONSTITUTE OR GIVE RISE TO A NON-EXEMPT PROHIBITED TRANSACTION UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), (2) FOR SO LONG AS THE PURCHASER OR TRANSFEREE HOLDS THIS BOND OR ANY INTEREST HEREIN IT WILL NOT BE SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAW OR REGULATION THAT COULD CAUSE THE UNDERLYING ASSETS OF THE ISSUER TO BE TREATED AS ASSETS OF THE PURCHASER OR TRANSFEREE BY VIRTUE OF ITS INTEREST AND THEREBY SUBJECT THE ISSUER (OR OTHER PERSONS RESPONSIBLE FOR THE INVESTMENT AND OPERATION OF THE ISSUER’S ASSETS) TO LAWS OR REGULATIONS THAT ARE SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR PROHIBITED TRANSACTION PROVISIONS OF ERISA OR SECTION 4975 OF THE CODE, AND (3) THE PURCHASER’S OR TRANSFEREE’S ACQUISITION, HOLDING AND DISPOSITION OF THIS BOND OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT VIOLATION OF ANY APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE. NO INTEREST IN THIS BOND WILL BE SOLD OR TRANSFERRED TO PURCHASERS THAT HAVE REPRESENTED THAT THEY ARE BENEFIT PLAN INVESTORS OR CONTROLLING PERSONS TO THE EXTENT THAT SUCH SALE MAY RESULT IN BENEFIT PLAN INVESTORS OWNING 25% OR MORE OF THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF THE [CLASS A] [CLASS B] BONDS, DETERMINED IN ACCORDANCE WITH THE PLAN ASSET REGULATION AND THE INDENTURE AND ASSUMING, FOR THIS PURPOSE, THAT ALL THE REPRESENTATIONS MADE OR DEEMED TO BE MADE BY HOLDERS OF [CLASS A] [CLASS B] BONDS ARE TRUE. EACH INTEREST IN A [CLASS A] [CLASS B] BOND HELD AS PRINCIPAL BY ANY OF THE TRANSACTION PARTIES, ANY OF THEIR RESPECTIVE AFFILIATES AND PERSONS THAT HAVE REPRESENTED THAT THEY ARE CONTROLLING PERSONS WILL BE DISREGARDED AND WILL NOT BE TREATED AS OUTSTANDING FOR PURPOSES OF DETERMINING COMPLIANCE WITH SUCH 25% LIMITATION. “BENEFIT PLAN INVESTOR” MEANS A BENEFIT PLAN INVESTOR, AS DEFINED IN SECTION 3(42) OF ERISA AND INCLUDES (A) AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF TITLE I OF ERISA) THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA, (B) A PLAN THAT IS SUBJECT TO SECTION 4975 OF THE CODE OR (C) ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” BY REASON OF ANY SUCH EMPLOYEE BENEFIT PLAN’S OR PLAN’S INVESTMENT IN THE ENTITY. “CONTROLLING PERSON” MEANS A PERSON (OTHER THAN A BENEFIT PLAN INVESTOR) WHO HAS DISCRETIONARY AUTHORITY OR CONTROL WITH RESPECT TO THE ASSETS OF THE ISSUER OR ANY PERSON WHO PROVIDES INVESTMENT

Exhibit A-2

ADVICE FOR A FEE (DIRECT OR INDIRECT) WITH RESPECT TO SUCH ASSETS, OR ANY AFFILIATE OF ANY SUCH PERSON. AN “AFFILIATE” OF A PERSON INCLUDES ANY PERSON, DIRECTLY OR INDIRECTLY THROUGH ONE OR MORE INTERMEDIARIES, CONTROLLING, CONTROLLED BY OR UNDER COMMON CONTROL WITH THE PERSON. “CONTROL” WITH RESPECT TO A PERSON OTHER THAN AN INDIVIDUAL MEANS THE POWER TO EXERCISE A CONTROLLING INFLUENCE OVER THE MANAGEMENT OR POLICIES OF SUCH PERSON.

THE PRINCIPAL OF THIS BOND IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS BOND AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF. ANY PERSON ACQUIRING THIS BOND MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE INDENTURE TRUSTEE.

THE FAILURE TO PROVIDE THE ISSUER AND THE INDENTURE TRUSTEE WITH THE APPLICABLE U.S. FEDERAL INCOME TAX CERTIFICATIONS (GENERALLY, AN INTERNAL REVENUE SERVICE FORM W-9 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE, OR AN APPROPRIATE INTERNAL REVENUE SERVICE FORM W-8 (OR SUCCESSOR APPLICABLE FORM) IN THE CASE OF A PERSON THAT IS NOT A “UNITED STATES PERSON” WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE) MAY RESULT IN THE IMPOSITION OF U.S. FEDERAL WITHHOLDING OR BACK-UP WITHHOLDING UPON PAYMENTS TO THE HOLDER IN RESPECT OF THIS BOND.

[FOR CLASS B BONDS]

THIS BOND IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS A BONDS AS DESCRIBED IN THE INDENTURE REFERRED TO BELOW.

Exhibit A-3

REGISTERED	$
No. R[A][B]-

HASI SYB TRUST 2015-1

HANNON ARMSTRONG SUSTAINABLE YIELD BONDS

    % 2015-1[A][B] CLASS [A][B] BONDS

HASI SYB Trust 2015-1, a statutory trust organized and existing under the laws of the State of Delaware (including any permitted successors and assigns, the “Issuer”), for value received, hereby promises to pay to             , or its registered assigns, the principal sum of              DOLLARS ($        ) (reduced or increased as set forth on Schedule I hereto), payable on each Payment Date to the extent provided in the Indenture; provided, however, that the entire unpaid principal amount of this Bond shall be payable on the Payment Date occurring in October 2045 (the “Rated Final Maturity Date”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Indenture, which also contains rules as to construction that shall be applicable herein.

The Issuer will pay interest on this Bond in arrears at the rate per annum shown above on the 20th day of each January, April, July and October (or, if such day is not a Business Day, the next succeeding Business Day), commencing on October 20, 2015 (each, a “Payment Date”) (to the extent that such rate does not exceed the maximum rate permitted by applicable law), until the principal of this Bond is paid or made available for payment, on the principal amount of this Bond outstanding immediately prior to such Payment Date. Interest on this Bond will accrue during each Interest Accrual Period for the related Payment Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Such principal and interest on this Bond shall be paid in the manner specified on the reverse hereof.

The principal of and interest on this Bond are payable in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts. All payments made by the Issuer with respect to this Bond shall be applied first to interest due and payable on this Bond as provided above and then to the unpaid principal of this Bond.

Reference is made to the further provisions of this Bond set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Bond.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee whose name appears below by manual or facsimile signature, this Bond shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

[Signature Page Follows]

Exhibit A-4

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually, by an Authorized Officer, as of the date set forth below.

Date: , 20	HASI SYB TRUST 2015-1, as Issuer

	By:	BNY MELLON TRUST OF DELAWARE,
not in its individual capacity but solely as Owner Trustee, on behalf of the Issuer

By:
Authorized Signatory

INDENTURE TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Bonds designated above and referred to in the within-mentioned Indenture.

Date: , 20	THE BANK OF NEW YORK MELLON,
not in its individual capacity but solely as Indenture Trustee

By:
Authorized Signatory

Exhibit A-5

[REVERSE OF CLASS [A] [B] BOND]

This Bond is one of a duly authorized issue of Bonds of the Issuer, designated as its Hannon Armstrong Sustainable Yield Bonds     % 2015-1[A][B] Class [A][B] Bonds (the “Class [A] [B] Bonds”), all issued under the Indenture, dated as of September 30, 2015 (the “Indenture”), among the Issuer, The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”) and as backup servicer, and Hannon Armstrong Capital, LLC, a Maryland limited liability company, as servicer (the “Servicer”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Indenture Trustee, the Servicer and the Bondholders. The Bonds in all respects are subject to all terms of the Indenture.

The Class A Bonds and the Class B Bonds (collectively, the “Bonds”) are, except as otherwise provided in the Indenture, equally and ratably secured by the Trust Estate pledged as security therefor as provided in the Indenture.

Principal payable on the Class [A] [B] Bonds will be paid on each Payment Date in the amount specified in the Indenture. As described above, the entire unpaid principal amount of this Bond will be payable on the Rated Final Maturity Date. Notwithstanding the foregoing, under certain circumstances, the entire unpaid principal amount of the Class [A] [B] Bonds shall be due and payable following the occurrence and continuance of an Event of Default, if the Indenture Trustee or the Required Bondholders have declared the Bonds to be immediately due and payable in the manner provided in the Indenture. All principal payments on the Class [A] [B] Bonds shall be made pro rata to the Class [A] [B] Bondholders entitled thereto.

Payments of principal and interest on this Bond due and payable on each Payment Date shall be made by wire transfer or check mailed to the Person whose name appears as the registered Bondholder on the Bond Register as of the related Record Date. Any such checks shall be mailed to the Person entitled thereto at the address of such Person as it appears on the Bond Register as of the applicable Record Date without requiring that this Bond be submitted for notation of payment. Any reduction in the principal amount of this Bond effected by any payments made on any Payment Date shall be binding upon all future Holders of this Bond and of any Bond issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not noted hereon. If funds are expected to be available, as provided in the Indenture, for payment in full of the remaining unpaid principal amount of this Bond on a Payment Date, then the Indenture Trustee, in the name of and on behalf of the Issuer, will notify the Person who was the registered Holder of this Bond as of the Record Date preceding such Payment Date in accordance with the Indenture and the amount then due and payable shall be payable only upon presentation and surrender of this Bond at the principal corporate trust office of the Indenture Trustee. Notwithstanding the foregoing, notices in connection with any Voluntary Prepayment shall be mailed to Bondholders as provided in the Indenture.

The Bonds are subject to Voluntary Prepayment to the extent described in the Indenture.

As provided in the Indenture and subject to the limitations set forth therein and on the face hereof, the transfer of this Bond may be registered on the Bond Register upon surrender of this Bond for registration of transfer at the office or agency designated by the Issuer pursuant to

Exhibit A-6

the Indenture, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Indenture Trustee duly executed by, the Holder of this Bond or such Holder’s attorney duly authorized in writing, with such signature guaranteed by an “eligible guarantor institution” meeting the requirements of the Bond Registrar, all in accordance with the Securities Exchange Act of 1934, as amended, and thereupon one or more new Bonds of Authorized Denominations and in the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be charged for any registration of transfer or exchange of this Bond, but the transferor may be required to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange.

Each Bondholder, by acceptance of a Bond, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer, the Owner Trustee or the Indenture Trustee on the Bonds or under the Indenture or any certificate or other writing delivered in connection therewith, against (i) the Owner Trustee or the Indenture Trustee, each in its individual capacity, (ii) any owner of a beneficial interest in the Issuer or (iii) any partner, owner, beneficiary, agent, officer, director or employee of the Owner Trustee or the Indenture Trustee, each in its individual capacity, any holder of a beneficial interest in the Issuer, the Owner Trustee or the Indenture Trustee or of any successor or assign of the Owner Trustee or the Indenture Trustee, each in its individual capacity, except as any such Person may have expressly agreed and except that any such partner, owner or beneficiary shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

The Issuer has entered into the Indenture and this Bond is issued with the intention that, for federal, state and local income, single business and franchise tax purposes, the Bonds will qualify as indebtedness of the Issuer secured by the Trust Estate. Each Bondholder, by acceptance of a Bond, agrees to treat the Bonds for federal, state and local income, single business and franchise tax purposes as indebtedness of the Issuer.

Prior to the due presentment for registration of transfer of this Bond, the Issuer, the Indenture Trustee and any agent of the Issuer or the Indenture Trustee may treat the Person in whose name this Bond (as of the day of determination or as of such other date as may be specified in the Indenture) is registered as the owner hereof for all purposes, whether or not this Bond shall be overdue, and none of the Issuer, the Indenture Trustee or any such agent shall be affected by notice to the contrary.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Bondholders under the Indenture at any time by the Issuer with the consent of the Required Bondholders. The Indenture also contains provisions permitting the Required Bondholders, on behalf of all Bondholders, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be conclusive and binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Bond. The Indenture also permits the Issuer and the Indenture Trustee to amend or waive certain terms and conditions set forth in the Indenture without the consent of the Bondholders.

Exhibit A-7

The Indenture permits the Issuer, under certain circumstances, to consolidate or merge with or into another Person, subject to the rights of the Indenture Trustee and the Bondholders under the Indenture.

The Bonds are issuable only in registered form in Authorized Denominations as provided in the Indenture, subject to certain limitations therein set forth.

THIS BOND AND THE INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

No reference herein to the Indenture and no provision of this Bond or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Bond at the times, place and rate, and in the coin or currency herein prescribed.

Exhibit A-8

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

(name and address of assignee)

the within Bond and all rights thereunder, and hereby irrevocably constitutes and appoints attorney, to transfer said Bond on the books kept for registration thereof, with full power of substitution in the premises.

Dated:		*

Signature Guaranteed:

*

*	NOTICE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Bond in every particular, without alteration, enlargement or any change whatsoever. Such signature must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Bond Registrar.

Exhibit A-9

SCHEDULE I

The initial principal amount of this Bond is $        . The aggregate principal amount of this Bond issued, cancelled or exchanged for a replacement Bond is as follows:

Date	Principal Amount Issued or Prepaid	Remaining Principal Amount of this Bond	Notation Made by or on Behalf of

Exhibit A-10

Exhibit B

Form of Authentication Order

Exhibit C-1

Form of Transfer Certificate

HASI SYB Trust 2015-1

c/o The Bank of New York Mellon

101 Barclay Street

Floor 7W East

New York, NY 10286

Attention: Asset Backed Securities Unit

Re:	HASI SYB TRUST 2015-1

Class [A][B] Bonds (the “Bonds”)

Reference is hereby made to the Indenture, dated as of September 30, 2015, among HASI SYB Trust 2015-1, as Issuer, The Bank of New York Mellon, as Indenture Trustee and as Backup Servicer, and Hannon Armstrong Capital, LLC, as Servicer (the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This Transfer Certificate relates to U.S. $[●] aggregate outstanding amount of Bonds, which are held in the form of one or more Bonds in the name of                      (the “Transferor”) to effect the transfer of such Bonds to                      (the “Transferee”).

In connection with such request, and in respect of such Bonds, the Transferee does hereby certify that such Bonds are being transferred (i) in accordance with the transfer restrictions set forth in the Indenture and (ii) pursuant to an exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

In addition, the Transferee hereby represents, warrants and covenants for the benefit of the Issuer and its counsel that it is:

(a) (please check if appropriate):

             an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an “Institutional Accredited Investor”) and a “qualified purchaser” for purposes of Section 3(c)(7) of the Investment Company Act (a “Qualified Purchaser”); and

(b) acquiring the Bonds for its own account (and not for the account of any other Person) in a minimum denomination of $250,000 (or in such other minimum denominations as the Issuer may agree on a case-by-case basis) and in integral multiples of $1,000 in excess thereof (or such lesser amount as the Issuer may agree on a case-by-case basis).

Exhibit C-1-1

The Transferee further represents, warrants and covenants as follows:

1. It has received and reviewed the Private Placement Memorandum.

2. It is capable of evaluating the merits and risks of an investment in the Bonds. It is able to bear the economic risks of an investment in the Bonds, including the loss of all or a substantial part of its investment under certain circumstances. It has had access to such information concerning the Transaction Parties and the Bonds as it deems necessary or appropriate to make an informed investment decision, including an opportunity to ask questions and receive information from the Transaction Parties, and it has received all information that it has requested concerning its purchase of the Bonds. It has, to the extent it deems necessary, consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers with respect to its purchase of the Bonds.

3. It (x) has made its investment decision (including decisions regarding the suitability of any transaction) based upon its own judgment, any advice received from its own legal, regulatory, tax, business, investment, financial and accounting advisers, and its review of the Private Placement Memorandum, and not upon any view, advice or representations (whether written or oral) of any Transaction Party and (y) hereby reconfirms its decision to make an investment in the Bonds to the extent such decision was made prior to the receipt of the Private Placement Memorandum. None of the Transaction Parties is acting as a fiduciary or financial or investment adviser to it. None of the Transaction Parties has given it any assurance or guarantee as to the expected or projected performance of the Bonds. It understands that the Bonds will be highly illiquid. It is prepared to hold the Bonds for an indefinite period of time or until final maturity.

4. It understands that the Bonds it is acquiring are purchased by it in a transaction not involving any public offering in the United States, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or Rule 506(b) or Rule 506(c) of Regulation D promulgated under the Securities Act, and that the Bonds will not be registered under the U.S. federal securities laws.

5. It is acquiring the Bonds as principal for its own account for investment and not for sale in connection with any distribution thereof. It was not formed solely for the purpose of investing in the Bonds and is not a (i) partnership, (ii) common trust fund or (iii) special trust, pension fund or retirement plan in which the partners, beneficiaries or participants, as applicable, may designate the particular investments to be made. It agrees that it shall not hold such Bonds for the benefit of any other person and shall be the sole beneficial owner thereof for all purposes and that, except pursuant to a written

Exhibit C-1-2

agreement with the Issuer requiring compliance with the provisions of the Indenture applicable to the transfer of an interest in such Bonds, it shall not sell participation interests in the Bonds or enter into any other arrangement pursuant to which any other person shall be entitled to a beneficial interest in the distributions on the Bonds and further that the Bonds purchased by it constitute an investment of no more than 40% of its assets.

6. It is not purchasing the Bonds with a view to the resale, distribution or other disposition thereof in violation of the Securities Act. It will not, at any time, offer to buy or offer to sell the Bonds by any form of general solicitation or advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio or seminar or meeting whose attendees have been invited by general solicitations or advertising.

It will provide notice to each person to whom it proposes to transfer any interest in the Bonds of the transfer restrictions and representations set forth in the Indenture (including the Exhibits thereto referenced therein to be completed and delivered by transferees). It understands that any such transfer may be made only pursuant to an exemption from registration under the Securities Act and any applicable state securities laws. It understands that transfers of Bonds to Benefit Plan Investors or Controlling Persons is limited. In addition:

(A) Before any interest in Bonds may be resold, pledged or otherwise transferred to a Person that will hold an interest in a Bond, the transferee will be required to provide the Indenture Trustee with the Transfer Certificate and ERISA Certificate in the forms of Exhibit C-1 and Exhibit C-2 to the Indenture.

(B) All Bonds will be issued in definitive, fully registered form.

7. Unless otherwise specified in the ERISA Certificate in Exhibit C-2, it is not a Benefit Plan Investor.

Unless otherwise specified in the ERISA Certificate attached to this Transfer Certificate, it is not a Person (other than a Benefit Plan Investor) that is a Controlling Person.

It and each prospective transferee of Bonds represents and will be required to represent and warrant that either (A) it is not a governmental, church or non-U.S. employee benefit plan, or (B) it is not, and for so long as it holds the Bonds will not be, subject to any U.S. federal, state, local, non-U.S. or other law or regulation that could cause the underlying assets of the Issuer to be treated as assets of it by virtue of its interest and thereby subject the Issuer and HA Capital (or other persons responsible for the investment and operation of the Issuer’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code.

It understands and acknowledges that the Indenture Trustee will not register any transfer of Class A or Class B Bonds to a proposed transferee of such Class A or Class B Bonds that has represented that it is a Benefit Plan Investor or a Controlling Person if, after giving effect to such

Exhibit C-1-3

proposed transfer, persons that have represented that they are Benefit Plan Investors would own 25% or more of the Aggregate Outstanding Bond Balance of such Class A or Class B Bonds, determined in accordance with the Plan Asset Regulation and the Indenture and assuming, for this purpose, that all the representations made or deemed to be made by holders of such Class A or Class B Bonds are true. For purposes of the foregoing determinations, (x) the investment by an entity whose underlying assets could be deemed to include “plan assets” by reason of investment by Benefit Plan Investors shall be treated as plan assets for purposes of calculating the 25% threshold under the significant participation test in accordance with Section 3(42) of ERISA and 29 C.F.R. Section 2510.3-101(f) only to the extent of the percentage of its equity interests held by Benefit Plan Investors and (y) outstanding Bonds held by a Controlling Person will be disregarded and will not be treated as outstanding.

Its purchase, holding and disposition of an interest in the Bonds will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of a governmental, non-U.S. or church plan, a violation of any substantially U.S. similar federal, state, non-U.S. or local law.

It understands that the representations made in this paragraph 7 shall be deemed to be made on each day from the date that it acquires an interest in the Bonds through and including the date it has disposed of its interests in such Bonds. In the event that any representation in this paragraph 7 becomes untrue (or there is any change in status of it as a Benefit Plan Investor or Controlling Person), it shall immediately notify the Indenture Trustee and the Issuer.

It makes and each transferee of its Bond (including any subsequent transferee of its Bond) makes and will be required to make the representations and agreements set forth below. Each transferee of a Bond (including any subsequent transferee of a Bond) that will hold Bonds will also be required to provide a Transfer Certificate and ERISA Certificate. The Transaction Parties are presumed to have relied on such representations and agreements and each such person acquiring such Bond agrees to indemnify and hold harmless the Transaction Parties and their respective affiliates from any cost, damage or loss incurred by them as a result of a breach of any representation or covenant made (or deemed to be made) by it.

It and each transferee of a Bond (including any subsequent transferee of a Bond) represents and shall be required to represent and, by acceptance of a Bond, shall be deemed to have represented that such transferee of such Bond is either (i) not an Affected Bank or (ii)(x) acquiring such Bond as a capital markets investment and will not for any purpose treat such Bond or assets of the Issuer as loans acquired in its banking business, and (y) not acquiring such Bond as part of a plan having as one of its principal purposes the avoidance of U.S. withholding taxes.

8. It agrees that the obligations of the Issuer under the Bonds and the Indenture are limited recourse obligations of the Issuer, payable solely from the Trust Estate in accordance with the Priority of Payments. It agrees not to, prior to the date which is one year (or, if longer, the applicable preference period) plus one day after the payment in full of all Bonds, institute against, or join any other Person in instituting against, the Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other

Exhibit C-1-4

proceedings under U.S. federal or state bankruptcy or similar laws of other jurisdictions. It agrees and acknowledges that the covenant set forth in the preceding sentence is a material inducement for each holder of the Bonds to acquire such Bonds and for the Issuer and HA Capital to enter into each Transaction Document to which it is a party and is an essential term of the Indenture and the Bonds.

9. It agrees that (a) any sale, pledge or other transfer of the Bonds (or any interest therein) made in violation of the transfer restrictions, or made based upon any false or inaccurate representation made by it or a transferee to the Issuer will be null and void ab initio and of no force or effect and (b) none of the Transaction Parties has any obligation to recognize any sale, pledge or other transfer of the Bonds (or any interest therein) made in violation of any transfer restriction or made based upon any such false or inaccurate representation.

10. It acknowledges that the Bonds will bear the legends set forth in the [applicable] Exhibit A except as otherwise provided in Section 3.04(h) (Registration and Transfer; Exchange; Negotiability) of the Indenture.

11. It understands that the Issuer has the right under the Indenture to compel any Non-Permitted Holder to sell its interest in the Bonds or may sell such interest in the Bonds on behalf of such Non-Permitted Holder or holder, as applicable. Each holder of Bonds and any Non-Permitted Holder and each other Person in the chain of title from the holder to such Non-Permitted Holder, by its acceptance of an interest in the Bonds, will be deemed to agree to sell and transfer its Bonds in accordance with the provisions of the Indenture and to cooperate with the Issuer, HA Capital and the Indenture Trustee to effect such sales and transfers.

Any purported transfer of a Bond not in accordance with the Indenture shall be null and void ab initio and shall not be given effect for any purpose whatsoever.

Exhibit C-1-5

Name of Transferee:

Dated:

By:
Name:
Title:

Amount of Bonds: $

Taxpayer identification number:

Address for notices:	Wire transfer information for payments:

Bank:

Address:

Bank ABA#:

Account #:

Telephone:	FAO:

Facsimile:	Attention:

Attention:

Denominations of certificates (if more than one): Registered name:

cc:	HASI SYB Trust 2015-1

Exhibit C-1-6

Exhibit C-2

Forms of ERISA Certificate for Transfer of Bonds

The purpose of this ERISA Certificate (this “Certificate”) is, among other things, to (i) endeavor to ensure that less than 25% of the value of the Bonds issued by HASI SYB Trust 2015-1 (the “Issuer”) is held by (a) “employee benefit plans” (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to the fiduciary responsibility provisions of Part 4, Subtitle B of Title I of ERISA, (b) “plans” as defined in Section 4975(e)(1) of the United States Internal Revenue Code of 1986, as amended (the “Code”), that are subject to Section 4975 of the Code, (c) any entities whose underlying assets include “plan assets” by reason of any such employee benefit plans’ or plans’ investment in the entities or (d) “benefit plan investors” as defined in U.S. Department of Labor regulations or under Section 3(42) of ERISA (collectively, “Benefit Plan Investors”) so that the Issuer will not be subject to the U.S. federal pension laws contained in ERISA and Section 4975 of the Code, (ii) obtain from you certain representations and agreements and (iii) provide you with certain related information with respect to your acquisition, holding or disposition of the Bonds. By signing this Certificate, you agree to be bound by its terms.

Please be aware that the information contained in this Certificate is not intended to constitute advice and the examples given below are not intended to be, and are not, comprehensive. You should contact your own counsel if you have any questions in completing this Certificate. Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Indenture.

Please review the information in this Certificate and check the box(es) that are applicable to you.

If a box is not checked, you are agreeing that the applicable Section does not, and will not, apply to you.

1. Employee Benefit Plans Subject to ERISA or the Code. We, or the entity on whose behalf we are acting, are an “employee benefit plan” within the meaning Section 3(3) of ERISA that is subject to the fiduciary responsibility provisions of Part 4, Subtitle B of Title I of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code.	☐

        Examples: (i) tax qualified retirement plans such as pension, profit sharing and Section 401 (k) plans, (ii) welfare benefit plans such as accident, life and medical plans, (iii) individual retirement accounts or “IRAs” and “Keogh” plans and (iv) certain tax-qualified educational and savings trusts.

Exhibit C-2-1

        2. Entity Holding Plan Assets by Reason of Plan Asset Regulations. We, or the entity on whose behalf we are acting, are an entity or fund whose underlying assets include “plan assets” within the meaning of the U.S. Department of Labor’s regulations set forth at 29 C.F.R. Section 2510.3-101 as effectively modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) by reason of the investment in such entity or fund by an employee benefit plan or plan described in Section 1 above.

☐
Please indicate the percentage of the entity or fund that constitutes “plan assets”: %. IF YOU CHECK THIS BOX 2 BUT DO NOT INCLUDE ANY PERCENTAGE IN THE BLANK SPACE, YOU WILL BE COUNTED AS IF YOU HAD FILLED IN 100% IN THE BLANK SPACE.

Examples: (i) a hedge fund or other private investment vehicle where 25% or more of the value of any class of its equity is held by Benefit Plan Investors, (ii) an insurance company separate account and (iii) a bank collective trust fund.

ERISA and the regulations promulgated thereunder are technical. Accordingly, if you have any question regarding whether you may be an entity described in this Section 2, you should consult with your counsel.

        3. Insurance Company General Account. We, or the entity on whose behalf we are acting, are an insurance company purchasing the Bonds with funds from our or their general account (i.e., the insurance company’s corporate investment portfolio), the assets of which, in whole or in part, constitute “plan assets” for purposes of the U.S. Department of Labor’s regulations set forth at 29 C.F.R. Section 2510.3-101, as effectively modified by Section 3(42) of ERISA (the “Plan Asset Regulations”).

☐
If you check Box 3, please also check either Box A or Box B.

A. We are not able to determine an exact percentage of the general account that constitutes “plan assets” but the maximum percentage of the general account that constitutes (or will constitute) “plan assets” for purposes of, the Plan Asset Regulations is less than 25%.

☐

B. The maximum percentage of the insurance company general account that will constitute “plan assets” for purposes of conducting the 25% test under the Plan Asset Regulations is:     %. IF YOU CHECK THIS BOX B BUT DO NOT INCLUDE ANY PERCENTAGE IN THE BLANK SPACE, YOU WILL BE COUNTED AS IF YOU FILLED IN 100% IN THE BLANK SPACE.

☐ ☐

        4. None of Sections (1) Through (3) Above Apply. We, or the entity on whose behalf we are acting, are a person that does not fall into any of the categories described in Sections (1) through (3) above.

Exhibit C-2-2

5. No Prohibited Transaction. If we checked any of the boxes in Sections (1) through (3) above, we represent, warrant and agree that our acquisition, holding and disposition of the Bonds do not and will not constitute or give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

6. No Violation of Similar Law. If we are a governmental, church, non-U.S. or other plan subject to any federal, state, local or non-U.S. law substantially similar to Title I of ERISA or Section 4975 of the Code, we represent, warrant and agree that our acquisition, holding and disposition of the Bonds do not and will not constitute or give rise to a non-exempt violation of any such similar federal, state, local or non-U.S. law.

7. Controlling Person. We are, or we are acting on behalf of any of: (i) the Indenture Trustee, (ii) the Servicer, (iii) any person that has discretionary authority or control with respect to the assets of the Issuer, (iv) any person who provides financial or investment advice for a fee (direct or indirect) with respect to such assets or (v) any “affiliate” of any of the above persons. “Affiliate” shall have the meaning set forth in the Plan Asset Regulations. Any of the persons described in the first sentence of this Section (7) is referred to in this Certificate as a “Controlling Person.”

Note: We understand that, for purposes of determining whether Benefit Plan Investors hold less than 25% of the value of the Bonds, the value of any Bonds held by Controlling Persons (other than Benefit Plan Investors) are required to be disregarded.

8. Compelled Disposition. We acknowledge and agree that:

(i) if any representation that we made hereunder is subsequently shown to be false or misleading or our beneficial ownership otherwise causes Benefit Plan Investors to own 25% or more of the value of any class of equity in the Issuer, the Issuer shall, promptly after such discovery (or upon notice from the Indenture Trustee if a responsible officer of the Indenture Trustee makes the discovery (who, in each case, agrees to notify the Issuer of such discovery, if any)), send notice to us demanding that we transfer our interest to a person that is not a Non-Permitted ERISA Holder within 14 days of the date of such notice;

(ii) if we fail to transfer our Bonds following such notice, the Issuer shall have the right, without further notice to us, to sell our Bonds or our interest in the Bonds, to a purchaser selected by the Issuer that is not a Non-Permitted ERISA Holder on such terms as the Issuer may choose;

(iii) the Issuer may select the purchaser by soliciting one or more bids from one or more brokers or other market professionals that regularly deal in securities similar to the Bonds and selling such securities to the highest such bidder. However, the Issuer may select a purchaser by any other means determined by it in its sole discretion;

(iv) by our acceptance of an interest in the Bonds, we agree to cooperate with the Issuer to effect such transfers;

Exhibit C-2-3

(v) the proceeds of such sale, net of any commissions, expenses and taxes due in connection with such sale shall be remitted to us; and

(vi) the terms and conditions of any sale under this clause shall be determined in the sole discretion of the Issuer, and the Issuer shall not be liable to us, as a result of any such sale or the exercise of such discretion.

9. Required Notification. We hereby agree that we (i) will inform the Indenture Trustee of any proposed transfer by us of all or a specified portion of the Bonds owned by us to a transferee who would be deemed to be a Benefit Plan Investor or a Controlling Person or of any proposed change in our status under ERISA which would result in all or a portion of the Bonds owned by us and not previously so characterized being deemed to be held by a Benefit Plan Investor or a Controlling Person, and (ii) will not permit any such transfer or change of status that would cause Benefit Plan Investors to own 25% or more of the value of any class of equity in the Issuer to become effective. We hereby agree and acknowledge that after the Indenture Trustee effects any permitted transfer of Bonds owned by us to a Benefit Plan Investor or a Controlling Person or receives notice of any such permitted change of status, the Indenture Trustee shall include such Bonds in future calculations of this 25% limitation made pursuant hereto unless subsequently notified that such Bonds (or such portion), as applicable, would no longer be deemed to be held by Benefit Plan Investors or Controlling Persons.

10. Continuing Representation; Reliance. We acknowledge and agree that the representations contained in this Certificate shall be deemed made on each day from the date we make such representations through and including the date on which we dispose of our interests in the Bonds. We understand and agree that the information supplied in this Certificate will be used and relied upon by the Issuer and the Indenture Trustee to determine that Benefit Plan Investors own or hold less than 25% of the value of the Bonds upon any subsequent transfer of the Bonds in accordance with the Indenture.

11. Further Acknowledgement. We acknowledge and agree that (i) all of the assurances contained in this Certificate are for the benefit of the Issuer, the Indenture Trustee, and the Servicer as third-party beneficiaries hereof, (ii) copies of this Certificate and any information contained herein may be provided to the Issuer, the Indenture Trustee, the Servicer, affiliates of any of the foregoing parties and to each of the foregoing parties’ respective counsel for purposes of making the determinations described above and (iii) any acquisition or transfer of the Bonds by us that is not in accordance with the provisions of this Certificate shall be null and void from the beginning, and of no legal effect.

12. Future Transfer Requirements; Transferee Letter and its Delivery. We acknowledge and agree that we may not transfer any Bonds to any person unless the Indenture Trustee has received a certificate substantially in the form of this Certificate. Any attempt to transfer in violation of this Section will be null and void from the beginning, and of no legal effect.

Exhibit C-2-4

Note: Unless you are notified otherwise, the name and address of the Indenture Trustee is as follows:

The Bank of New York Mellon

101 Barclay Street

Floor 7W East

New York, NY 10286

Attention: Asset Backed Securities Unit

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate.

[Insert Purchaser’s Name]
By:
Name:
Title:

Dated:

This Certificate relates to $         of the [Class A] [Class B] Bonds.

Exhibit C-2-5

Exhibit D

Form of Certificate of Non-Foreign Status

Exhibit E

Form of Quarterly Servicer Report